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As filed with the Securities and Exchange Commission on September 15, 2003.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	91-1572822 (I.R.S. Employer Identification No.)

111 North Wall Street
Spokane, Washington 99201
(509) 458-2711
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ned M. Barnes, Secretary
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 458-2884
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Donald J. Lukes, Esq. Richard A. Repp, Esq. Witherspoon, Kelley, Davenport & Toole, P.S. 1100 U.S. Bank Building 422 West Riverside Avenue Spokane, Washington 99201 (509) 624-5265	John F. Breyer, Jr., Esq. Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100

        Approximate date of commencement of proposed sale of the securities to public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, par value $1.00 per share	5,870,153	N/A	$165,888,992	$13,421

(1)
Represents the maximum number of shares of common stock of Sterling Financial Corporation issuable or reserved for issuance upon consummation of the merger described herein.

(2)
Pursuant to Rule 457(c) and 457(f), the registration fee is based on the high and low prices of Klamath First Bancorp, Inc. common stock as reported by Nasdaq on September 12, 2003 ($21.76) multiplied by 7,623,575 (the maximum number of shares of Klamath common stock to be converted in the merger).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The boards of directors of Sterling Financial Corporation and Klamath First Bancorp, Inc. have unanimously approved an agreement to combine our companies. In the merger, Klamath will merge into Sterling, with Sterling being the surviving corporation. Each share of Klamath common stock will be converted into 0.77 shares of Sterling common stock. The exchange ratio is fixed and will not be adjusted based on changes in the prices of our common stock prior to the closing, except under certain circumstances that are described in the accompanying joint proxy statement/prospectus.

        The value of the merger consideration received by Klamath's shareholders will fluctuate with the market price of Sterling common stock.

  •
  Based upon the closing price for Sterling common stock on July 14, 2003 (the day prior to the public announcement of the merger) of $26.55 per share, the 0.77 exchange ratio represented approximately $20.44 in value for each share of Klamath common stock.

  •
  Based upon the closing price for Sterling common stock on [October 31, 2003], the 0.77 exchange ratio represented approximately [$    ] in value for each share of Klamath common stock.

        We urge you to obtain current market price quotations for Sterling and Klamath common stock. Sterling common stock is quoted on the Nasdaq National Market under the symbol "STSA." Klamath common stock is quoted on the Nasdaq National Market under the symbol "KFBI." We expect that the merger will be a tax free transaction for Klamath's shareholders.

        Each of our companies will hold a special meeting of shareholders to vote on the proposed merger. Your vote is very important. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. The date of both the Sterling and Klamath special meetings is [December 11, 2003] and notices of both meetings follow this letter.

        The accompanying joint proxy statement/prospectus gives you important information about the proposed merger and related matters. You should read this entire document carefully, including the section entitled "Risk Factors" beginning on page [    ], before you decide how to vote on the merger and the transactions contemplated by the merger agreement.

        The respective boards of directors of Sterling and Klamath have unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of their respective shareholders. The financial advisors for Sterling and Klamath have reached the same conclusion. We enthusiastically join the other members of our boards of directors in recommending that you vote FOR approval of the merger.

Harold B. Gilkey Chairman and Chief Executive Officer Sterling Financial Corporation	Kermit K. Houser President and Chief Executive Officer Klamath First Bancorp, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Sterling common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities offered through this document are not deposits, savings accounts or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This joint proxy statement/prospectus is dated [October    , 2003] and is first being mailed to shareholders on or about [November     , 2003].

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Sterling and Klamath from other documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Sterling and Klamath that are incorporated by reference in this document through the SEC's website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 Attn: Investor Relations (509) 458-2711	Klamath First Bancorp, Inc. 540 Main Street Klamath Falls, Oregon 97601 Attn: Investor Relations (541) 882-3444

        If you would like to request documents please do so by [December 1, 2003], in order to receive them before the special meeting of shareholders. See "Where You Can Find More Information" on page [    ].

STERLING FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 11, 2003

        A special meeting of shareholders of Sterling Financial Corporation will be held on the third floor of the headquarters of Sterling Financial Corporation located at 111 North Wall Street, Spokane, Washington, on [Thursday, December 11, 2003,] at 10:00 a.m., local time, for the following purposes:

          1.     To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 14, 2003, by and between Sterling Financial Corporation and Klamath First Bancorp, Inc., a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Klamath will merge into Sterling on the terms and subject to the conditions contained in the merger agreement.

          2.     To transact such other business as may properly come before the special meeting or any adjournments thereof.

        We have fixed October 13, 2003 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,
Ned M. Barnes Secretary
Spokane, Washington [October 31, 2003]

KLAMATH FIRST BANCORP, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 11, 2003

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Klamath First Bancorp, Inc. will be held at the Ross Ragland Theater Cultural Center, 218 N. 7th Street, Klamath Falls, Oregon 97601, on [Thursday, December 11, 2003], at 10:00 a.m., for the following purposes:

          1.     To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 14, 2003, by and between Sterling Financial Corporation and Klamath First Bancorp, Inc., a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Klamath will merge with and into Sterling on the terms and subject to the conditions contained in the merger agreement.

          2.     To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

        The proposed merger is discussed more fully in the joint proxy statement/prospectus attached to this notice. We urge you to read this document and its appendices carefully before voting.

        Only Klamath shareholders of record at the close of business on October 13, 2003 are entitled to notice of and to vote at the special meeting, or any adjournment thereof. A majority of the shares of Klamath common stock outstanding on the record date must be voted in favor of the merger agreement in order for the merger to be completed. Therefore, your vote is very important.

        All Klamath shareholders are cordially invited to attend the special meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. You may vote by written proxy card using the instructions provided on the enclosed proxy card. Of course, this will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against approval of the merger agreement.

        After careful consideration, the board of directors of Klamath has determined that the merger and the merger agreement are fair and in the best interests of Klamath and its shareholders and unanimously recommends that Klamath shareholders vote FOR approval of the merger agreement.

By Order of the Board of Directors,
Craig M Moore Secretary
Klamath Falls, Oregon [October 31, 2003]

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. THEREFORE, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS	3
The Companies	3
Summary of the Transaction	4
Selected Financial Data of Sterling	8
Selected Financial Data of Klamath	11
Comparative Stock Price and Dividend Information	13
Selected Combined Consolidated Unaudited Pro Forma Financial Data	14
Selected Combined Consolidated Unaudited Pro Forma Comparative Per Share Data	16
RISK FACTORS	17
THE STERLING SPECIAL MEETING	19
Date, time, place and purpose of Sterling's special meeting	19
Record date; outstanding shares; shares entitled to vote	19
Quorum; vote required	19
Voting of proxies	19
How to revoke your proxy	20
Abstentions and broker non-votes	20
Voting electronically via Internet or telephone	20
Expenses of proxy solicitation	20
Certificates	20
Recommendation of Sterling's board of directors	20
THE KLAMATH SPECIAL MEETING	21
Date, time, place and purpose of Klamath's special meeting	21
Record date; outstanding shares; shares entitled to vote	21
Quorum; vote required	21
Voting of proxies	21
Participants in the Klamath First Federal ESOP	21
How to revoke your proxy	22
Abstentions and broker non-votes	22
Voting electronically via Internet or telephone	22
Expenses of proxy solicitation	22
Certificates	23
Share ownership of management	23
Recommendation of Klamath's board of directors	23
THE MERGER	23
Background of the merger	23
Sterling's reasons for the merger	26
Recommendation of Sterling's board of directors	27
Klamath's reasons for the merger	27
Recommendation of Klamath's board of directors	30
Opinion of Sterling's financial advisor	30
Opinion of Klamath's financial advisor	38
Structure of the merger	46
Exchange ratio; possible adjustment of exchange ratio	46
Treatment of options and employee stock purchase and benefit plans	46
Interests of Klamath's directors and executive officers in the merger	47
Restrictions on sales by affiliates	50
Material United States federal income tax consequences of the merger	51

i

Accounting treatment of the merger	52
Exchange of Klamath stock certificates for Sterling stock certificates	52
Conditions to completion of the merger	52
Representations and warranties	53
Exclusivity	54
Other agreements	54
Termination of the merger agreement	57
Termination fees	58
Extension; waiver	58
Amendment of the merger agreement	58
Klamath management voting agreements	58
COMPARISON OF RIGHTS OF HOLDERS OF KLAMATH COMMON STOCK AND STERLING COMMON STOCK	59
Board of directors	59
Right to call special meeting of shareholders	59
Preemptive rights	59
Removal of directors	60
Removal of officers	60
Filling vacancies on the board of directors	60
Amendment of articles and bylaws	60
Right to call special meeting of directors	60
Shareholder nomination and shareholder proposals	61
Voting rights	61
Related person transactions	61
Anti-takeover provisions	62
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF STERLING	63
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF KLAMATH	65
PRO FORMA FINANCIAL INFORMATION	67
LEGAL MATTERS	74
EXPERTS	74
SHAREHOLDER PROPOSALS	74
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS	75
WHERE YOU CAN FIND MORE INFORMATION	76
FORWARD-LOOKING INFORMATION	76
ANNEX A—Agreement and Plan of Merger
ANNEX B—Fairness Opinion of Sandler O'Neill & Partners, L.P.
ANNEX C—Fairness Opinion of D.A. Davidson & Co.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Why are the companies proposing to merge?

A:
We are proposing to merge because we believe that the combined company will be a stronger, more competitive company. We also believe that the complementary distribution networks of our two companies will result in the combined company being a leading regional community bank in the Pacific Northwest. See "The Merger-Sterling's reasons for the merger" and "Klamath's reasons for the merger."

Q:
What will Klamath shareholders receive in the merger?

A:
Under the merger agreement, each outstanding share of Klamath common stock will be converted into 0.77 shares of Sterling common stock and cash in lieu of fractional shares.

Q:
What do I need to do now?

A:
First, please carefully read this joint proxy statement/prospectus. Then, whether or not you expect to attend your shareholders meeting, please mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at your shareholders meeting. Your proxy card must be received prior to your shareholders meeting in order for your shares to be voted at your shareholders meeting, unless you attend and vote at your shareholders meeting. If you are able to attend your shareholders meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the proxy card. See "The Sterling Special Meeting" and "The Klamath Special Meeting" as applicable.

  THE BOARDS OF DIRECTORS OF STERLING AND KLAMATH UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" APPROVAL OF THE MERGER.

Q:
What vote is required to approve the merger?

A:
For the merger agreement to be approved by Sterling shareholders, a majority of the votes cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement.

  For the merger agreement to be approved by Klamath shareholders, a majority of all the votes entitled to be cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement.

Q:
Can I dissent and require appraisal of my shares?

A:
Shareholders are not entitled to dissenters' appraisal rights in connection with the merger.

Q:
What do I do if I want to change my vote?

A:
You can change your vote in one of three ways at any time before your proxy is voted at your special meeting. First, you can send Klamath or Sterling, as appropriate, a written notice stating that you would like to revoke your proxy. Second, you can complete and send a new proxy card. Third, you can attend your special meeting and vote in person. If you have voted through a broker, bank or other nominee, you must follow the directions you receive from such entity to change your vote.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Klamath shareholders who do not give instructions to their broker will, in effect, be voting against the merger agreement.

Q:
Should I send in my Klamath stock certificates now?

A:
No. After the merger is completed, we will send you written instructions for exchanging your Klamath stock certificates for Sterling stock certificates. Please do not send in your stock certificates with your proxy card. Sterling shareholders will continue to hold their certificates.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. We hope to complete the merger in early January 2004, if all required matters have been completed at that time.

Q:
Will I recognize a taxable gain or loss on the transaction?

A:
We expect that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except that Klamath shareholders will recognize a gain or loss with respect to cash received in lieu of a fractional share of Sterling common stock. However, we urge you to consult your own tax advisor to determine the tax consequences particular to your situation.

Q:
Whom should I call with questions?

A:
If you have any questions or if you need additional copies of the joint proxy statement/prospectus or other information, you should contact:

Klamath First Bancorp, Inc. Investor Relations 540 Main Street Klamath Falls, OR 97601 (541) 882-3444	Sterling Financial Corporation Investor Relations 111 North Wall Street Spokane, WA 99201 (509) 458-2711

  You may also obtain additional information about Sterling and Klamath from documents we file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page [    ].

Q:
Are there any risks related to the proposed transaction or any risks related to owning Sterling common stock?

A.
Yes. You should carefully review the section entitled "Risk Factors" beginning on page [    ] of this joint proxy statement/prospectus.

SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS

        This summary and the preceding "Questions and Answers about the Merger" highlight selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer you. See "Where You Can Find More Information" on page [    ]. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.

The Companies

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 458-2711
www.sterlingsavingsbank.com

        Sterling Financial Corporation is a unitary savings and loan holding company, the significant operating subsidiary of which is Sterling Savings Bank. The principal operating subsidiaries of Sterling Savings Bank are Action Mortgage Company, INTERVEST-Mortgage Investment Company and Harbor Financial Services, Inc. Sterling Savings Bank commenced operations in 1983 as a Washington State-chartered, federally insured stock savings and loan association headquartered in Spokane, Washington.

        Sterling provides personalized, quality financial services to its customers as exemplified by its "Hometown Helpful" philosophy. Sterling believes that this dedication to personalized service has enabled it to maintain a stable retail deposit base. With $4.09 billion in total assets at June 30, 2003, Sterling attracts Federal Deposit Insurance Corporation insured deposits from the general public through 83 retail branches located in Washington, Oregon, Idaho and Montana. Sterling originates loans through its branch offices as well as Action Mortgage residential loan production offices in the four-state area and through INTERVEST commercial real estate lending offices in Washington and Oregon. Sterling also markets tax-deferred annuities, mutual funds and other financial products through Harbor Financial and property and casualty insurance coverage through Dime Insurance Agency, a subsidiary of Sterling Savings Bank.

        For additional information about Sterling's business, see Sterling's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and other documents Sterling has filed with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" on page [    ].

Klamath First Bancorp, Inc.
540 Main Street
Klamath Falls, Oregon 97601
(541) 882-3444
www.Klamathfirst.com

        Klamath First Bancorp, Inc. is a unitary savings and loan holding company, the significant subsidiary of which is Klamath First Federal Savings and Loan Association.

        Klamath First Federal is a progressive, community-oriented savings and loan association that focuses on customer service within its primary market area. Klamath First Federal is primarily engaged in attracting deposits from the general public and using those and other available sources of funds to originate permanent residential one-to four-family real estate loans and loans on commercial real estate, multi-family residential properties, and to consumers and small businesses within its market area. While Klamath First Federal has historically emphasized fixed rate mortgage lending, it has been diversifying its loan portfolio by focusing on increasing the number of originations of commercial real estate loans, multi-family residential loans, residential construction loans, commercial and industrial loans, business loans and non-mortgage consumer loans. A significant portion of these newer loan products carry adjustable rates, higher yields, or shorter terms than the traditional fixed rate mortgages. This lending strategy is designed to enhance earnings, reduce interest rate risk, and provide a more complete range of financial services to customers and the local communities served.

        At June 30, 2003, Klamath had total consolidated assets of $1.45 billion, consolidated shareholders' equity of $121.5 million and 59 offices. In September 2003, Klamath announced that it had entered into an agreement to sell seven of its branches with aggregate deposits of approximately $66 million. The sale of such branches is expected to be completed in December 2003.

        For additional information about Klamath's business, see Klamath's Annual Report on Form 10-K for the year ended September 30, 2002 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, and other documents Klamath has filed with the SEC, which are incorporated into this joint proxy statement/ prospectus by reference. See "Where You Can Find More Information" on page [    ].

Summary of the Transaction

The merger (page [    ]).

        In the merger, Klamath will merge with and into Sterling. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated herein by reference. We encourage you to carefully read the merger agreement and the discussion of the merger and merger agreement in this joint proxy statement/prospectus.

Our reasons for the merger (pages [    ] and [    ]).

        We are proposing to merge our two companies because we believe that:

  •
  the combined company will be positioned to compete successfully in a consolidating financial services industry and will be able to achieve financial performance beyond what our two companies could achieve separately;

  •
  the combined company has good prospects for improved performance as the result of economies of scale and a broader distribution network;

  •
  Klamath and its shareholders will benefit from a business combination with Sterling and mitigate the risks of continuing to operate as a stand-alone entity, including the risks related to transitioning to a commercial bank strategy; and

  •
  When the merger was publicly announced, the exchange ratio represented a premium over the market price for shares of Klamath common stock existing before the public announcement of the merger; and

  •
  Klamath shareholders will receive the merger consideration on a tax-deferred basis.

        These potential benefits, however, may not be achieved. For a more complete description of the factors considered by the respective boards of directors, see "The Merger-Sterling's reasons for the merger" and "Klamath's reasons for the merger." In addition, there are potential risks related to the merger. See "Risk Factors" on page [    ] and "Forward-Looking Information" on page [    ].

Our boards of directors recommend that you vote for the merger (pages [    ] and [    ]).

        The Sterling and the Klamath boards of directors believe that the merger is fair to and in the best interests of their respective shareholders. The Sterling board and the Klamath board have each, by unanimous votes of their members, approved the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote FOR the approval of the merger agreement.

Our financial advisors say the merger consideration is fair (pages [    ] and [    ]; Annexes B and C).

        In deciding to approve the merger, Klamath's board of directors considered a written opinion, dated July 14, 2003, from its financial advisor, D.A. Davidson & Co., Inc. ("Davidson"), that the consideration to be received in the merger was fair from a financial point of view to holders of Klamath common stock.

        In deciding to approve the merger, Sterling's board of directors considered a written opinion, dated July 14, 2003, from its financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), that the exchange ratio was fair to Sterling from a financial point of view.

The exchange ratio (page [    ]).

        Pursuant to the merger agreement, each share of Klamath common stock will be converted into 0.77 shares of Sterling common stock. Instead of issuing fractional shares of stock, Sterling will pay cash for fractional shares based on the average closing price of Sterling common stock over a specified period of time before the closing of the merger.

Possible adjustment of exchange ratio ([page [    ]).

        If the average closing price of Sterling's common stock during a specified period just prior to the closing date is less than $20.53 and the price has also declined since June 13, 2003 by 15% or more relative to a weighted average index of a certain group of financial institution holding companies, Klamath has the right to terminate the merger agreement under certain conditions. Sterling, however, will then have the option to avoid the termination by increasing the number of shares of Sterling common stock to be exchanged for shares of Klamath common stock.

Special shareholders meetings (page [    ]).

        Klamath.    The special meeting of Klamath's shareholders will be held on [Thursday, December 11, 2003], at 10:00 a.m., local time, at the Ross Ragland Theater Cultural Center, 218 N. 7th Street, Klamath Falls, Oregon. At the meeting, you will be asked to approve the merger agreement for the merger of Klamath with and into Sterling. You can vote at the special meeting only if you owned shares of Klamath common stock at the close of business on October 13, 2003, the record date.

        Sterling.    The special meeting of Sterling's shareholders will be held on [Thursday, December 11, 2003], at 10:00 a.m. local time, at the headquarters of Sterling, 111 North Wall Street, Spokane, Washington, on the third floor. At the meeting, you will be asked to approve the merger agreement for the merger of Klamath with and into Sterling. You can vote at the special meeting only if you owned shares of Sterling common stock at the close of business on October 13, 2003, the record date.

Votes required for approval (page [    ]).

        Klamath.    For the merger agreement to be approved by Klamath shareholders, a majority of all the votes entitled to be cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement. Klamath's shareholders are entitled to cast one vote for each share of Klamath common stock they owned as of the record date. For a discussion of a certain limitation on voting rights, see "The Klamath Special Meeting-Record date; outstanding shares; shares entitled to vote."

        Sterling.    For the merger to be approved by Sterling shareholders, a majority of the votes cast in person or by proxy by Sterling shareholders at the special meeting must vote FOR approval of the merger agreement. Sterling's shareholders are entitled to cast one vote for each share of Sterling common stock they owned as of the record date. As of the record date, Sterling's directors and executive officers collectively owned [    ] shares of Sterling common stock, or approximately [    ] percent of Sterling's outstanding shares.

Klamath's directors and certain executive officers have agreed to vote in favor of the merger agreement (page [    ]).

        As a condition to the merger, Klamath's directors and certain executive officers, who collectively held approximately [    ] percent of Klamath's outstanding common stock as of October 13, 2003, the record date, have agreed to vote all the shares of Klamath common stock beneficially owned by them in favor of approval of the merger agreement.

Interests of Klamath's directors and executive officers in the merger (page [    ]).

        When considering the recommendation of Klamath's board of directors, you should be aware that some of Klamath's directors and executive officers have interests in the merger that are different from, or in addition to, yours. These include indemnification rights, board appointments, and acceleration of vesting for options and restricted stock, and other benefits and payments under agreements and employee benefit and retention plans. Klamath's board of directors was aware of and considered the interests of Klamath's directors and executive officers in approving the merger and recommending that Klamath's shareholders approve the merger.

The merger will generally be tax-free to shareholders (page [    ]).

        Sterling and Klamath intend the merger to qualify as a tax-free reorganization under the Internal Revenue Code. It is a condition to the completion of the merger that both parties receive an opinion from their tax counsel that the merger will so qualify. We expect that none of Klamath, Sterling or their respective shareholders will recognize a gain or loss for United States federal income tax purposes, except for taxes payable by Klamath shareholders for cash received instead of fractional shares of Sterling common stock. Because tax matters are complicated, however, we urge you to consult your own tax advisor to understand fully how the merger will affect you, including how any state, local or foreign tax laws may apply to you.

Accounting treatment of the merger (page [    ]).

        Sterling expects to account for the merger using the purchase method of accounting in accordance with generally accepted accounting principles.

Certain conditions must be met prior to completion of the merger (page [    ]).

        Klamath's and Sterling's respective obligations to effect the merger are subject to the prior satisfaction or waiver of specific conditions including the approval of the merger by shareholders of Sterling and Klamath.

The merger agreement may be terminated (page [    ]).

        Even if Klamath's shareholders approve the merger, Sterling and Klamath can agree at any time to terminate the merger agreement without completing the merger. In addition, subject to qualifications, the merger agreement may be terminated by either Klamath or Sterling if certain conditions occur.

Termination fees may become payable (page [    ]).

        Klamath must pay Sterling a termination fee of up to $6.0 million if the merger agreement is terminated under certain conditions. Sterling must pay Klamath a termination fee of $1.5 million if the merger agreement is terminated under certain conditions.

Differences in rights of Klamath and Sterling shareholders (page [    ]).

        The rights of Klamath's shareholders are governed by Oregon law and Klamath's articles of incorporation and bylaws. When the merger is completed, Klamath's shareholders will become shareholders of Sterling. Because Sterling is a Washington corporation, the rights of Klamath's shareholders will be governed following the merger by Washington law and by Sterling's articles of incorporation and bylaws, which differ in some respects from Klamath's.

Treatment of options (page [    ]).

        Pursuant to the terms of Klamath's stock option plan, as a result of the merger, each outstanding option to purchase shares of Klamath common stock will be converted into the right to purchase a number of shares of Sterling common stock, based upon the exchange ratio.

Treatment of employee benefit plans (page [    ]).

        Klamath has agreed to terminate or withdraw from all of Klamath's employee benefit plans, except for the Klamath 401(k) Plan, at or as soon as reasonably practicable after the effective time of the merger. Sterling has agreed to merge the Klamath 401(k) Plan into Sterling's 401(k) Plan. Sterling will also offer Klamath employees who remain at Sterling benefits commensurate with the benefits it provides to comparable Sterling employees.

Comparative common stock price and dividend information (page [    ]).

        Shares of both Sterling common stock and Klamath common stock are listed on the Nasdaq National Market under the symbols "STSA" and "KFBI," respectively. On July 14, 2003, the last full trading day before the public announcement of the proposed merger, Sterling's common stock closed at $26.55 per share and Klamath's common stock closed at $17.45 per share. On [October 31, 2003], a date just prior to the time of the printing of this joint proxy statement/prospectus, Sterling's common stock closed at [$    ] per share and Klamath's common stock closed at [$    ] per share. We urge you to obtain current market quotations.

Selected Financial Data of Sterling

        The following tables set forth selected historical consolidated financial and other data of Sterling as of and for the five years ended December 31, 2002 and as of and for the six months ended June 30, 2003 and 2002. The historical consolidated financial data for the six months ended June 30, 2003 and 2002 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for any interim period or the entire year ending December 31, 2003. The financial information for the five years ended December 31, 2002 is based on, and qualified in its entirety by, the consolidated financial statements of Sterling, including the notes thereto, which are incorporated by reference in this joint proxy statement/prospectus and should be read in conjunction herewith.

	June 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands)
BALANCE SHEET DATA
Total assets	$4,094,587	$3,088,078	$3,506,064	$3,038,593	$2,652,709	$2,546,925	$2,314,587
Loans receivable, net	2,668,990	2,173,176	2,390,263	2,109,479	1,965,927	1,787,771	1,468,534
Asset-backed securities	980,791	580,042	743,610	617,569	314,434	343,310	405,725
Investments	95,912	78,080	86,558	76,479	171,748	162,420	180,680
Deposits	2,393,707	1,979,219	2,014,096	1,853,536	1,724,219	1,617,368	1,545,425
FHLB Seattle advances	995,119	620,249	874,515	633,054	530,652	490,503	319,540
Reverse repurchase agreements	276,958	151,258	249,769	118,549	110,326	179,515	195,074
Other borrowings	139,782	119,000	127,682	127,500	110,000	110,000	97,240
Shareholders' equity	246,343	186,778	203,656	165,690	141,338	117,639	119,017
CAPITAL RATIOS(1)
Core capital ratio	7.43%	8.22%	7.57%	8.00%	7.10%	6.77%	6.39%
Tier I risk-based capital ratio	10.10%	10.55%	10.03%	10.83%	9.71%	9.50%	9.40%
Total risk-based capital ratio	11.05%	11.44%	10.96%	11.69%	10.25%	10.36%	10.30%
STATISTICAL DATA
Number of:
Employees (full time equivalents)	1,058	944	953	890	822	817	746
Full service offices	83	77	79	77	77	77	77

  (1)
  For Sterling Savings Bank.

Selected Operating Data of Sterling(1)(2)

	Six Months Ended June 30,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
OPERATING RESULTS
Interest income	$104,136	$95,867	$197,313	$201,385	$205,310	$177,109	$155,763
Interest expense	(45,525)	(49,110)	(96,965)	(116,516)	(125,544)	(102,004)	(96,558)

Net interest income	58,611	46,757	100,348	84,869	79,766	75,105	59,205
Provision for losses on loans	(4,800)	(4,313)	(11,867)	(8,000)	(4,600)	(3,900)	(5,325)

Net interest income after provision for losses on loans	53,811	42,444	88,481	76,869	75,166	71,205	53,880
Other income	16,798	12,574	29,080	21,021	14,488	13,562	12,313
Merger, acquisition and conversion costs	(188)	0	0	(283)	0	0	(5,464)
Amortization of goodwill and other intangibles	(105)	(644)	(644)	(5,377)	(5,490)	(5,692)	(3,971)
Goodwill litigation	(314)	(520)	(1,100)	(890)	(1,074)	(272)	0
Other operating expenses	(43,408)	(38,255)	(79,199)	(66,743)	(61,404)	(58,514)	(46,856)

Income before income taxes	26,594	15,599	36,618	24,597	21,686	20,289	9,902
Income tax provision	(9,294)	(4,282)	(11,031)	(8,409)	(8,033)	(7,470)	(3,679)

Net income	$17,300	$11,317	$25,587	$16,188	$13,653	$12,819	$6,223

Earnings per share-basic(1)	$1.21	$0.88	$1.96	$1.34	$1.15	$1.08	$0.53
Earnings per share-diluted(1)	$1.18	$0.85	$1.91	$1.31	$1.15	$1.08	$0.52
Weighted average shares outstanding—basic(1)	14,244,227	12,903,754	13,027,884	12,105,546	11,857,657	11,834,358	11,753,117
Weighted average shares outstanding—diluted(1)	14,602,015	13,392,933	13,432,770	12,364,029	11,911,639	11,919,534	12,005,381
FINANCIAL RATIOS(1)
Return on average assets	0.92%	0.75%	0.80%	0.58%	0.52%	0.52%	0.30%
Return on average shareholders' equity	15.0%	13.2%	13.9%	10.5%	11.0%	10.7%	5.4%
Shareholders' equity to total assets at end of period	6.0%	6.1%	5.8%	5.5%	5.3%	4.6%	5.1%
Book value per share at end of period	$16.67	$14.22	$15.48	$12.99	$11.92	$9.93	$10.09
Operating efficiency	58.4%	66.4%	62.5%	69.2%	72.1%	72.7%	78.7%
Net interest margin	3.33%	3.30%	3.37%	3.27%	3.25%	3.33%	3.05%
Nonperforming assets to total assets at end of period	0.77%	0.94%	0.59%	0.82%	0.56%	0.65%	0.40%
Reported net income	$17,300	$11,317	$25,587	$16,188	$13,653	$12,819	$6,223
Add back: goodwill amortization, net of tax(3)	0	0	0	2,538	2,494	2,621	1,595

Total	$17,300	$11,317	$25,587	$18,726	$16,147	$15,440	$7,818

Basic earnings per share:
Reported net income	$1.21	$0.88	$1.96	$1.34	$1.15	$1.08	$0.53
Goodwill amortization	0.00	0.00	0.00	0.21	0.21	0.22	0.14

Adjusted earnings per share	$1.21	$0.88	$1.96	$1.55	$1.36	$1.30	$0.67

Diluted earnings per share:
Reported net income	$1.18	$0.85	$1.91	$1.31	$1.15	$1.08	$0.52
Goodwill amortization	0.00	0.00	0.00	0.21	0.21	0.22	0.13

Adjusted earnings per share	$1.18	$0.85	$1.91	$1.52	$1.36	$1.30	$0.65

  (1)
  All prior period per common share and weighted average common share amounts have been restated to reflect the 10% common stock dividend distributed in 2003.

  Excluding the interim selected financial data, for the six months ended June 30, 2003 and 2002, the selected financial data (except the ratios and statistical data) of Sterling for each of the periods has been derived from Sterling's consolidated financial statements. Such consolidated financial statements for the years ended December 31, 2002 and 2001 have been audited by BDO Seidman, LLP. The consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 have been audited by PricewaterhouseCoopers LLP.

  (2)
  Comparability could be affected by past acquisitions. On February 28, 2003, Sterling acquired Empire Federal Bancorp, Inc, which had approximately $227.0 million in total assets. On September, 30, 2001, Sterling acquired Source Capital Corporation, which had approximately $44.0 million in total assets. On November 13, 1998, Sterling acquired Big Sky Bancorp, Inc., which had approximately $66.0 million in total assets. On June 15, 1998, Sterling acquired 33 branch offices of KeyBank. As a result of this transaction, Sterling's total assets increased by approximately $197.0 million. The Big Sky Bancorp acquisition was accounted for under the pooling method. The remainder of the acquisitions were accounted for under the purchase accounting method.

  (3)
  Sterling adopted SFAS No. 142 "Goodwill and Intangible Assets" on January 1, 2002. The tabular presentation reflects retroactive application of SFAS No. 142, even though SFAS No. 142 by its terms applies prospectively.

Selected Financial Data of Klamath

        The following tables set forth selected historical consolidated financial and other data of Klamath as of and for the five years ended September 30, 2002, and as of and for the nine months ended June 30, 2003 and 2002. The historical consolidated financial data for the nine months ended June 30, 2003 and 2002 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the nine months ended June 30, 2003 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended September 30, 2003. The financial information for the five years ended September 30, 2002 and the periods ended June 30, 2003 and 2002, is based on, and qualified in its entirety by, the consolidated financial statements of Klamath, including the notes thereto, which are incorporated by reference in this joint proxy statement/prospectus and should be read in conjunction herewith.

	June 30,		September 30,
	2003(1)	2002	2002	2001	2000	1999	1998
	(Dollars in thousands)
FINANCIAL CONDITION DATA
Assets	$1,449,887	$1,465,883	$1,513,495	$1,468,572	$995,575	$1,041,641	$1,031,302
Cash and cash equivalents	58,989	67,814	45,791	118,389	29,947	24,523	66,985
Loans receivable, net	555,287	626,490	607,465	679,990	729,037	739,793	668,146
Investment securities held to maturity	—	457	—	135	267	560	2,889
Investment securities available for sale	141,347	141,267	119,542	154,676	116,628	158,648	203,224
Mortgage-backed & related securities held to maturity	—	378	—	1,621	2,160	2,601	3,662
Mortgage-backed & related securities available for sale	591,058	538,726	650,796	421,638	75,331	72,695	43,336
Stock in FHLB of Seattle, at cost	14,152	13,309	13,510	12,698	11,877	10,957	10,173
Advances from FHLB of Seattle	208,000	158,000	205,250	168,000	173,000	197,000	167,000
Deposit liabilities	1,081,010	1,148,589	1,142,006	1,152,824	695,381	720,401	689,541
Shareholders' equity	121,477	115,492	119,938	114,141	108,725	109,585	145,081

	Nine Months Ended June 30,		Years Ended September 30,
	2003(1)	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
SELECTED OPERATING DATA
Total interest income	$54,345	$66,447	$87,293	$70,133	$72,158	$71,691	$69,733
Total interest expense	22,398	30,824	39,531	40,751	40,756	38,382	37,848
Net interest income	31,947	35,623	47,762	29,382	31,402	33,309	31,885
Provision for loan losses	—	156	156	387	1,764	932	674
Net interest income after provision for loan losses	31,947	35,467	47,606	28,995	29,638	32,377	31,211
Non-interest income	12,970	8,256	12,614	11,013	4,094	3,629	3,202
Non-interest expense	42,826	36,929	50,171	28,720	23,773	21,186	19,523
Earnings before income taxes	2,091	6,794	10,049	11,288	9,959	14,820	14,890
Provision for income tax	605	2,374	3,260	3,717	3,533	5,665	5,339
Net earnings	$1,486	$4,420	$6,789	$7,571	$6,426	$9,155	$9,551
Basic earnings per share	$0.23	$0.69	$1.06	$1.14	$0.94	$1.21	$1.05
Weighted average shares—basic	6,508,796	6,418,168	6,411,351	6,627,200	6,822,025	7,564,415	9,115,404

Selected Financial Data of Klamath (continued)

	Nine Months Ended June 30,		Years Ended September 30,
	2003(1)	2002	2002	2001	2000	1999	1998
	(Annualized)	(Annualized)
KEY OPERATING RATIOS
Performance Ratios
Return on average assets (net earnings (loss) divided by average assets)	0.13%	0.40%	0.46%	0.72%	0.62%	0.88%	0.96%
Return on average equity (net earnings (loss) divided by average equity)	1.65%	5.19%	5.92%	6.64%	5.82%	7.55%	6.52%
Interest rate spread (difference between average yield on interest-earning assets and average cost of interest-bearing liabilities)	2.72%	3.03%	3.04%	2.18%	2.50%	2.73%	2.57%
Net interest margin (net interest income as a percentage of average interest-earning assets)	0.03%	3.47%	3.48%	2.93%	3.14%	3.37%	3.36%
Average interest-earning assets to average interest-bearing liabilities	117.14%	114.58%	115.18%	118.37%	115.71%	116.47%	119.84%
Net interest income after provision for loan losses to total non-interest expenses	74.60%	96.04%	94.89%	100.96%	124.39%	152.82%	159.87%
Non-interest expense to average total assets	3.79%	3.33%	3.37%	2.74%	2.29%	2.05%	1.96%
Efficiency ratio (non-interest expense divided by net interest income plus non-interest income)	95.34%	84.16%	83.10%	55.48%	66.97%	57.36%	55.64%
Dividend payout ratio (dividends declared per share divided by net earnings per share)	169.57%	56.52%	49.06%	45.61%	54.79%	38.98%	34.50%
Book value per share	$18.31	$18.28	$18.84	$17.40	$16.25	$15.52	$16.30
Asset Quality Ratios
Allowance for loan losses to total loans at end of period	1.23%	1.22%	1.19%	1.13%	0.54%	0.32%	0.28%
Non-performing assets to total assets	0.12%	0.07%	0.12%	0.05%	0.16%	0.46%	0.05%
Non-performing loans to total loans, before net items	0.21%	0.17%	0.18%	0.04%	0.11%	0.43%	0.07%
Capital Ratios(2)
Equity to assets ratio	8.38%	7.88%	7.92%	7.77%	10.92%	10.52%	14.07%
Tangible capital ratio	6.89%	6.46%	6.55%	5.16%	10.35%	8.91%	8.26%
Core capital ratio	6.89%	6.46%	6.55%	5.16%	10.35%	8.91%	8.26%
Risk-based capital ratio	12.95%	13.52%	14.01%	10.36%	20.30%	17.41%	16.13%
Other Data
Number of loans outstanding	10,660	12,183	11,835	12,624	8,807	9,297	9,155
Number of deposit accounts	125,971	130,516	131,001	111,542	85,706	85,112	82,585
Number of full service offices	59	57	57	52	35	34	34

  (1)
  The results for the period ended June 30, 2003 reflect a non-cash charge to earnings of approximately $2.5 million after tax in connection with "other-than-temporary" impairment on two Federal Home Loan Mortgage Corporation and one Federal National Mortgage Association issues of variable rate non-cumulative preferred stock held in Klamath's available for sale investment portfolio. See Exhibit 99.1 of Klamath's report filed with the SEC on Form 8-K dated August 13, 2003.

  (2)
  For Klamath First Federal Savings and Loan Association.

Comparative Stock Price and Dividend Information

        Klamath common stock is listed on the Nasdaq National Market under the symbol "KFBI." Sterling common stock is listed on the Nasdaq National Market under the symbol "STSA." The following table sets forth the high and low sale prices of shares of Sterling common stock and Klamath common stock as reported on the Nasdaq National Market, and the Klamath cash dividends declared per share for the dates indicated. Sterling has not declared cash dividends in the past. Sales prices in the table have been adjusted to reflect stock dividends.

	Sterling Common Stock		Klamath Common Stock
	High	Low	High	Low	Dividends
2003
Quarter ended June 30	$24.75	$18.91	$17.64	$16.32	$0.13
Quarter ended March 31	19.30	17.01	17.75	15.86	0.13
2002
Quarter ended December 31	$18.67	$15.23	$16.44	$13.24	$0.13
Quarter ended September 30	18.45	14.43	16.25	13.35	0.13
Quarter ended June 30	21.00	16.86	16.75	13.05	0.13
Quarter ended March 31	18.80	12.19	13.67	13.00	0.13
2001
Quarter ended December 31	$12.42	$11.14	$13.71	$11.91	$0.13
Quarter ended September 30	13.04	10.86	15.22	12.60	0.13
Quarter ended June 30	11.47	9.92	15.00	12.95	0.13
Quarter ended March 31	10.21	8.61	14.13	11.94	0.13
2000
Quarter ended December 31	N/A	N/A	$13.23	$10.81	$0.13

        Pursuant to the merger agreement, Klamath may continue to pay quarterly cash dividends of up to $0.13 per share consistent with past practice, but may not declare other dividends without Sterling's written consent. Sterling has paid stock dividends in the past but has never paid cash dividends on its shares of common stock. The board of directors of Sterling is currently evaluating the payment of cash dividends in the future although it has reached no decision in this regard. The timing and amount of any future dividends will depend upon earnings, cash requirements, capital requirements, the financial condition of Sterling and its subsidiaries, applicable government regulations and other factors deemed relevant by Sterling's board of directors.

        The following table presents closing sales prices for Sterling common stock and Klamath common stock on the Nasdaq National Market on July 14, 2003, which was the last full trading day prior to the public announcement of the signing of the merger agreement and [October    ], 2003, which was the

last full trading day for which information was available prior to the date of the printing of this joint proxy statement/prospectus.

	Closing Sales Price
	Sterling		Klamath		Klamath Equivalent(1)
Price per share:
July 14, 2003	$26.55		$17.45		$20.44
[October ], 2003	[	]	[	]	[	]

  (1)
  The equivalent prices per share of Klamath common stock on the indicated dates were determined by multiplying the assumed exchange ratio of 0.77 by the closing price per share of the Sterling common stock on the indicated date.

        We advise you to obtain current market quotations for Sterling common stock and Klamath common stock. Past price performance is not necessarily indicative of likely future performance. The market prices of Sterling common stock and Klamath common stock at any time before the merger, and the market price of Sterling common stock at any time after the merger, may fluctuate. The exchange ratio will not be adjusted for any increases or decreases in the market price of Sterling common stock that occur before the merger becomes effective.

Selected Combined Consolidated Unaudited Pro Forma Financial Data
(In thousands, except shares and per share amounts)

        The following table shows information about Sterling's financial condition and operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma information in this joint proxy statement/prospectus. The table sets forth the information as if the merger had become effective on June 30, 2003, with respect to financial condition data, and as of January 1, 2002 and carried through the interim period, with respect to operations data. Sterling's fiscal year end is December 31st and Klamath's fiscal year end is September 30th. Therefore, the information presented below for the twelve months includes Sterling's year ended December 31, 2002 and Klamath's year ended September 30, 2002. The six month periods presented below includes Sterling's six months ended June 30, 2003 and Klamath's six months ended March 31, 2003. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. This table should be read in conjunction with and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Sterling and Klamath incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page [    ] and "Pro Forma Financial Information" on page [    ].

        We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

June 30, 2003
SELECTED STATEMENT OF FINANCIAL CONDITION DATA:
Total assets	$5,607,986
Asset-backed securities	1,571,849
Investments	237,259
Loans receivable, net	3,274,902
Deposits	3,474,717
Borrowed funds(1)	1,674,202
Shareholders' equity	391,787

	Six Months Ended June 30, 2003	Year Ended December 31, 2002
SELECTED STATEMENTS OF INCOME DATA:
Interest income	$141,134	$284,606
Interest expense	59,417	132,879

Net interest income	81,717	151,727
Provision for losses on loans	(4,800)	(12,023)

Net interest income after provision for losses on loans	76,917	139,704
Other operating income	24,915	41,694
Non-interest expense	69,585	131,545

Income before income tax expense	32,247	49,853
Income tax expense	(11,119)	(15,438)

Net income	$21,128	$34,415

WEIGHTED AVERAGE COMMON SHARES:
Basic	19,203,473	17,964,624
Diluted	19,678,516	18,434,303
PER COMMON SHARE DATA:(2)
Basic earnings	$1.10	$1.92
Diluted earnings	1.07	1.87
Cash dividends declared	0.09	0.18
Book value per share at end of period	19.45	N/A
SELECTED FINANCIAL RATIOS:(2)
Return on average assets(3)	0.81%	0.74%
Return on average shareholders' equity(4)	12.1	11.5
Shareholders' equity to total assets	7.0	N/A
Efficiency ratio(5)	65.3	68.0

  (1)
  Borrowed funds includes $276,958 in Federal funds purchased and securities sold under agreements to repurchase; $1,230,157 in FHLB Seattle advances, and $167,087 in long-term debt.

  (2)
  Per Common Share Data and Selected Financial Ratios are presented only for data relating to the pro forma combined condensed consolidated statements of income for the year ended December 31, 2002 and for the six months ended June 30, 2003 and data relating to the pro forma combined consolidated statement of financial condition at June 30, 2003.

  (3)
  Calculated by dividing pro forma net income by pro forma average assets at the end of the period reported.

  (4)
  Calculated by dividing pro forma net income by pro forma average shareholders' equity at the end of the period reported.

  (5)
  Efficiency ratio represents pro forma operating expense, divided by the sum of pro forma net interest income plus other pro forma operating income.

Selected Combined Consolidated Unaudited Pro Forma Comparative Per Share Data

        The following table sets forth for Sterling common stock and Klamath common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective at the beginning of the periods presented, in the case of the earnings per common share and dividends declared data presented. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See "Accounting treatment of the merger" on page [    ]. The information in the following table is based on, and should be read together with, the historical financial information that Sterling and Klamath have presented in prior filings with the SEC and the pro forma financial information that appears elsewhere in this document. See "Where You Can Find More Information" on page [    ] and "Pro Forma Financial Information" on page [    ].

        We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected costs savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Sterling Historical	Klamath Historical		Pro Forma Combined(2)		Per Equivalent Klamath Share(3)
Earnings for fiscal year 2002(1)
Basic	$1.96	$1.06		$1.92	(4)	$1.48
Diluted	1.91	1.05		1.87	(4)	1.44
Earnings for the first six months of fiscal year 2003(1)
Basic	1.21	0.44		1.10		0.85
Diluted	1.18	0.43		1.07		0.82
Cash dividends declared:
For fiscal year 2002(1)	0.00	0.52		0.18	(5)	0.14
For the first six months of fiscal year 2003(1)	0.00	0.26		0.09	(5)	0.07
Book value:
As of December 31, 2002	15.48	18.84		N/A		N/A
As of June 30, 2003	16.67	18.31	(6)	19.45		14.98

  (1)
  Sterling's fiscal year end is December 31. Klamath's fiscal year end is September 30.

  (2)
  Amounts have been restated to reflect Sterling's 10% common stock dividend distributed in May 2003.

  (3)
  Per equivalent Klamath share is pro forma combined multiplied by 0.77.

  (4)
  The pro forma earnings per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustments) of Sterling and Klamath and dividing the resulting amount by the average pro forma shares of Sterling and Klamath giving effect to the merger. The average pro forma shares of Sterling and Klamath reflect Sterling's historical basic and diluted shares, plus historical basic and diluted average shares of Klamath as adjusted for an exchange ratio of 0.77 of a share of Sterling common stock for each share of Klamath common stock. The pro forma earnings per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

  (5)
  Sterling has never paid a cash dividend. Therefore pro forma cash dividends only reflect the Klamath historical amount divided by pro forma shares outstanding.

  (6)
  Klamath historical value per share as of June 30, 2003, as adjusted for the exchange ratio of 0.77 of a share of Sterling common stock for each share of Klamath common stock is $14.10. For a description of the adjustment, see Note D to "Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements as of June 30, 2003.

RISK FACTORS

        In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption "Forward-Looking Information" beginning on page [    ], you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and the transactions contemplated thereby.

Because the market price of Sterling common stock may fluctuate, Klamath shareholders cannot be sure of the value of the merger consideration that they will receive.

        The market value of Sterling common stock is likely to change, both before and after the merger, and no one can accurately predict what the market value will be at any given time. Market prices of Sterling and Klamath common stock may vary for many reasons, including changes in the business, operations or prospects of Sterling or Klamath, market assessments of the likelihood that the merger will be completed and general market and economic conditions. Because the merger will be completed after the special meetings, the prices of Sterling and Klamath common stock on the date of the special meetings may not be indicative of their prices on the date the merger is completed. We urge you to obtain current market quotations for Sterling and Klamath common stock.

The exchange ratio for Sterling common stock to be received in the merger is fixed and limits the amount of shares that Klamath shareholders will receive.

        Regardless of the market prices of Sterling and Klamath common stock at the effective time of the merger, Klamath shareholders will receive no more than 0.77 shares of Sterling common stock for each share of Klamath common stock they own except under certain circumstances described in this proxy statement/prospectus. See "The Merger-Exchange ratio; possible adjustment of exchange ratio."

We may fail to realize the anticipated benefits of the merger and the costs relating to the merger could reduce Sterling's future earnings per share.

        The success of the merger will depend on, among other things, Sterling's ability to realize anticipated cost savings and to combine the businesses of Sterling and Klamath in a manner that does not materially disrupt the existing business of Sterling or result in the loss of key customers or employees. If Sterling is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be fully realized or may take longer to realize than expected. Sterling believes that it has reasonably estimated the likely costs of integrating the operations of Klamath into Sterling, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs or unexpected future operating expenses could have a material adverse effect on the results of operations and financial condition of Sterling after the merger.

Failure to complete the merger could negatively impact prices and future business and operations.

        If the merger is not completed for any reason, the price of Sterling and Klamath common stock may decline to the extent that the current market prices reflect an assumption that the merger will be completed. Costs related to the merger must be paid even if the merger is not completed. In certain circumstances, the parties may be obligated to pay termination fees if the merger agreement is terminated. Further, if the merger agreement is terminated and Klamath's board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than what Sterling would have paid in the merger. Finally, while the merger agreement is in effect, subject to limited exceptions, Klamath is prohibited from soliciting, initiating, participating in any negotiations regarding, or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than Sterling.

The price of Sterling common stock may be affected by factors different from those affecting the price of Klamath common stock.

        Upon completion of the merger, the holders of Klamath common stock will become holders of Sterling common stock. Sterling's business differs from that of Klamath, and Sterling's results of operations and the price of Sterling common stock may be affected by factors different from those that affected Klamath's results of operations and the price of Klamath common stock before the merger. Sterling's results could also be adversely affected if losses on Klamath's assets are higher than currently anticipated. For a discussion of Sterling's and Klamath's businesses and factors to consider in connection with those businesses in connection with the merger, you should carefully review the financial statements and other documents which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page [    ].

Directors and officers of Klamath have a potential conflict of interest in the merger.

        You should be aware that some directors and officers of Klamath have interests in the merger that are different from, or in addition to, the interests of Klamath shareholders generally. For example, certain executive officers and directors will receive severance payments or payments pursuant to various benefit plans in connection with the merger. These agreements may create potential conflicts of interest. These agreements and certain other additional interests of Klamath's directors and officers may cause some of those persons to view the proposed transaction differently than you view it. See "The Merger—Interests of Klamath's directors and executive officers in the merger."

THE STERLING SPECIAL MEETING

Date, time, place and purpose of Sterling's special meeting

        The special meeting of Sterling's shareholders will be held at 10:00 a.m. local time on [December 11, 2003], on the third floor of the headquarters of Sterling located at 111 North Wall Street, Spokane, Washington. At the meeting, Sterling's shareholders as of the record date will be asked to approve the merger with Klamath. This joint proxy statement/prospectus is first being sent to holders of Sterling common stock on or about [November    , 2003] and is accompanied by a form of proxy that is being solicited by the Sterling board of directors for use at the special meeting and any adjournment or postponement thereof.

Record date; outstanding shares; shares entitled to vote

        Only holders of record of Sterling common stock at the close of business on the record date, October 13, 2003, are entitled to notice of and to vote at the special meeting. As of the record date, there were [    ] shares of Sterling common stock outstanding and were held of record by approximately [    ] shareholders. Each holder of Sterling common stock is entitled to one vote for each share of Sterling common stock owned as of the record date.

Quorum; vote required

        The required quorum for the transaction of business at the special meeting is a majority of the shares of Sterling common stock outstanding on the record date, represented in person or by proxy. For the merger agreement to be approved by Sterling shareholders, a majority of the votes cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement. As of the record date, directors and executive officers of Sterling and their affiliates had the right to vote [    ] shares of Sterling common stock or [ %] of the total number of shares of Sterling common stock outstanding.

Voting of proxies

        The Sterling board of directors requests that you return the proxy card accompanying this joint proxy statement/prospectus for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope. All properly signed proxies received by Sterling and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

        If you are a participant in Sterling's 401(k) Employment Savings and Incentive Plan and Trust, your completed proxy will serve as voting instructions to the plan trustee. The deadline for returning your voting instructions is December [    ], 2003. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will vote your plan shares in accordance with the recommendations of the 401(k) Advisory Committee.

        We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

How to revoke your proxy

        You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

  •
  delivering to Sterling a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

  •
  signing and delivering to Sterling a proxy card relating to the same shares and bearing a later date; or

  •
  attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

        Please note, however, that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

Abstentions and broker non-votes

        Brokers who hold shares of Sterling common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These non-voted shares are referred to as broker non-votes. If your broker holds your Sterling stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Abstentions and broker non-votes will be included in determining the presence of a quorum, but will have no effect on the proposal to approve the merger agreement.

Voting electronically via Internet or telephone

        A large number of banks and brokerage firms provide shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of proxy solicitation

        The enclosed proxy for the Sterling special meeting is solicited by and on behalf of Sterling's board of directors. Sterling will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Sterling and its agents also may solicit proxies by mail, telephone, facsimile or in person. Sterling intends to reimburse persons who hold Sterling stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares. Sterling has retained Mellon Shareholder Services LLC to serve as proxy solicitor and information agent and will pay that firm $5,000 plus reasonable costs and expenses for its services.

Certificates

        You should not send in any certificates representing Sterling common stock. Following the effective time of the merger, you will continue to hold your Sterling stock certificates.

Recommendation of Sterling's board of directors

        Sterling's board of directors unanimously recommends that you vote FOR approval of the merger agreement.

THE KLAMATH SPECIAL MEETING

Date, time, place and purpose of Klamath's special meeting

        The special meeting of Klamath's shareholders will be held at 10:00 a.m., local time, on [December 11, 2003], at the Ross Ragland Theater Cultural Center, 218 N. 7th Street, Klamath Falls, Oregon 97601. At the meeting, Klamath's shareholders as of the record date will be asked to approve the merger agreement that provides for the merger of Klamath with and into Sterling. This joint proxy statement/prospectus is first being sent to holders of Klamath common stock on or about [November     , 2003] and is accompanied by a form of proxy that is being solicited by the Klamath board of directors for use at the special meeting and any adjournment or postponement thereof.

Record date; outstanding shares; shares entitled to vote

        Only holders of record of Klamath common stock at the close of business on the record date, October 13, 2003, are entitled to notice of and to vote at the special meeting. As of the record date, there were [    ] shares of Klamath common stock outstanding and held of record by approximately [    ] shareholders. Each holder of Klamath common stock is entitled to one vote for each share of Klamath common stock owned as of the record date, subject to limited exceptions. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement.

        Although Klamath is not aware, as of the date hereof, of any person owning more than 10% of its common stock, Klamath's articles of incorporation materially limit the voting power of 10% shareholders under certain conditions. See "Comparison of Rights of Holders of Klamath Common Stock and Sterling Common Stock."

Quorum; vote required

        The required quorum for the transaction of business at the special meeting is a majority of the shares of Klamath common stock outstanding on the record date, represented in person or by proxy. For the merger agreement to be approved by Klamath shareholders, a majority of all the votes entitled to be cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement.

Voting of proxies

        The Klamath board of directors requests that you return the proxy card accompanying this joint proxy statement/prospectus for use at the meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope. All properly signed proxies received by Klamath and not revoked before the vote at the meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

        We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Participants in the Klamath First Federal ESOP

        If a shareholder is a participant in the Klamath First Federal Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustee of the ESOP as to the number of shares in the participant's plan account. Each participant may direct the trustee as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP, and allocated shares for which no voting instructions are received from participants, will be voted by the trustee, to the extent not inconsistent with its fiduciary obligations, in the same proportion as shares for which the trustee has received voting instructions.

How to revoke your proxy

        You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

  •
  delivering to Klamath a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

  •
  signing and delivering to Klamath a proxy card relating to the same shares and bearing a later date; or

  •
  attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

        Please note, however, that if you have voted through a broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

Abstentions and broker non-votes

        Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes FOR the merger agreement. Abstentions and broker non-votes will be included in determining the presence of a quorum, but will have the same effect as voting against the merger agreement.

        Brokers who hold shares of Klamath common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These non-voted shares are referred to as broker non-votes. If your broker holds your Klamath stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Voting electronically via Internet or telephone

        A large number of banks and brokerage firms provide shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of proxy solicitation

        The enclosed proxy for the Klamath special meeting is solicited by and on behalf of Klamath's board of directors. Klamath will pay the expenses of soliciting proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, Klamath and its agents also may solicit proxies by mail, telephone, facsimile or in person. Klamath intends to reimburse persons who hold Klamath stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares. Klamath has retained Mellon Shareholder Services LLC to serve as proxy solicitor and information agent and will pay that firm $5,000 plus reasonable costs and expenses for its services.

Certificates

        You should not send in any certificates representing Klamath common stock. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your Klamath stock certificates.

Share ownership of management

        As of the record date, Klamath's directors and executive officers collectively owned [    ] shares of Klamath common stock, or approximately [    ] percent of Klamath's outstanding shares. All of Klamath's directors and certain executive officers have executed voting agreements with Sterling, under which they have agreed to vote their shares for approval of the merger agreement.

Recommendation of Klamath's board of directors

        Klamath's board of directors unanimously recommends that you vote FOR approval of the merger agreement.

THE MERGER

        This section of the joint proxy statement/prospectus describes the proposed merger. While we believe that this description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger. In particular, you should read the entire merger agreement attached to this document as Annex A because it is the legal document that governs the merger.

Background of the merger

        Klamath First Federal was organized in 1934 and grew gradually over the next 60 years while offering traditional thrift products, primarily mortgage loans and savings or time deposits. In 1995, Klamath was organized and went public as a unitary thrift holding company in connection with Klamath First Federal's conversion from mutual to stock form. Management then began actively looking for expansion opportunities to utilize the excess capital created from the sale of stock. In July 1997, Klamath First Federal purchased 25 branches from Wells Fargo Bank increasing assets to approximately $980 million, and establishing a presence through most of rural Oregon. Also, to improve returns on equity, stock repurchase programs were periodically conducted and in January 1999 Klamath completed a Modified Dutch Auction Tender in which it repurchased 1,984,000 shares or 20% of its outstanding shares of common stock. A sales and service culture and related training were introduced in early 2001, with the intent of changing its operations to those more similar to a commercial bank by expanding product offerings, and diversifying the loan portfolio. This was supported with the purchase of 13 full-service branches from Washington Mutual Bank in September 2001, which included a portfolio of commercial loans and a team of seasoned commercial lenders. The delivery of retail services began to expand at about the same time with the opening of nine consumer branches in Wal-Mart stores.

        In the fall of 2002, management's focus was to continue asset growth and profitability both internally and through acquisition, which was considered necessary for Klamath's long-term success. A comprehensive, independent compensation study was authorized and conducted to ensure that high quality executives and other employees could be attracted and/or retained. The study generally included market pricing of about one-third of all Klamath First Federal positions, with the remainder set aside based on a matrix of position characteristics. In addition, the executive portion of the study included both cash and equity based compensation, and was conducted through use of proxy information and multiple survey data analyses. There was little stock available for additional restricted stock or stock option awards, and the board of directors felt that other compensation incentives were necessary to entice long-term retention of key management. Therefore, funding of retention benefits through the purchase of bank-owned life insurance ("BOLI") began to be evaluated, with insurance purchased in December 2002, which included director fee continuation agreements, executive salary continuation agreements, and shared life insurance benefits. Employment contracts were also reviewed, with changes recommended. During the design of the benefits, the board of directors considered the amount of the cost that would be funded by income from the BOLI and the cost of accelerated vesting of these benefits in the event of a change in control. The preparation and completion of formal documents relating to these benefits took several months and were approved by the board of directors at the end of April 2003.

        Davidson was engaged on November 28, 2002 by the board of directors to assist Klamath in the identification and analysis of potential acquisition targets. In connection therewith, Davidson agreed to assist in negotiating terms, coordinating due diligence efforts, and issuing a fairness opinion. The agreement was non-exclusive until Davidson presented a potential transaction to Klamath's board, then would be exclusive as to the particular transaction. The term of the engagement was through May 30, 2003, but subject to extension. Through March 2003, several acquisition targets were identified and analyzed, with offers made to two potential targets, but no transaction was consummated. One target had no interest in a transaction and the other was found to have higher risk characteristics than expected.

        After the two targeted acquisitions did not materialize, a strategic planning retreat with the board of directors and executive management of Klamath was held on April 28, 2003, with a Davidson representative present. The retreat included reviews of the economic landscape affecting Klamath, including financial and market performance relative to peers. Discussions were held regarding Klamath's strengths, weaknesses, opportunities and threats, plus the process and timelines for completing the business plan for the next fiscal year.

        The Klamath board and management recognized that financial results were lagging the peer group, primarily as a result of the impact of the low interest rates which would continue to pressure earnings if rates remained depressed. The reduction in the balance of residential mortgage loan assets because of refinancing activity, coupled with sales in the secondary market of new and refinanced residential mortgage loans to reduce interest rate risk was not offset by new consumer loan and commercial loan originations. Klamath First Federal had also entered into long-term borrowings with the Federal Home Loan Bank when interest rates were higher than current market rates, which resulted in a further reduction in earnings. These borrowings could not be prepaid without incurring significant penalties. Further, the investment portfolio had largely been structured with regular cash flows from mortgage-backed securities, which would provide greater returns through reinvestment in a rising rate environment but reduced returns in periods of low and declining interest rates as currently existed.

        Opportunities identified for further investigation and implementation included opening commercial loan production offices in major metropolitan areas, expanding more aggressively into key markets, reevaluating the retail branch structure from a market presence and efficiency perspective, emphasizing more non-deposit retail investment sales, implementing more aggressive expense controls, and reevaluating and adjusting service fees. Management was directed by the Klamath board of directors to overhaul and redraft the business plan in light of the current business, economic and interest rate environment, and with a view to improving financial results. A follow-up retreat to present the next fiscal year's business plan was scheduled for mid-September 2003.

        On May 7, 2003, Kermit K. Houser, President and Chief Executive Officer, and Marshall J. Alexander, Executive Vice President and Chief Financial Officer, attended the D.A. Davidson Financial Services Investor Conference in Seattle, Washington. While there, Messrs. Houser and Alexander were informally approached by Harold Gilkey, Sterling Corporation's Chairman & Chief Executive Officer,

to find out Klamath's philosophy regarding mergers. A similar informal discussion was initiated by another financial institution's representative who was also attending the meeting. A few days later, Mr. Houser received a call from Mr. Gilkey requesting a dinner meeting during the week of May 12, 2003, when both individuals would be attending the Federal Home Loan Bank annual meeting in Seattle, Washington. Mr. Houser notified Rodney N. Murray, Chairman of the board of directors of Klamath Bancorp of the request. During the dinner meeting on May 14, 2003, Mr. Gilkey suggested that Sterling and Klamath merge. Additional informal discussions about that possibility were held the following day among the Sterling and Klamath representatives who attended the Federal Home Loan Bank meeting. Early the following week, Chairman Murray was informed of Sterling's interest. Klamath executed a confidentiality agreement with Sterling on May 27, 2003.

        At its regular board of directors meeting on May 28, 2003, the Klamath board of directors was informed of Sterling's interest in a merger, considered whether to extend the Davidson engagement beyond its May 30, 2003 expiration date, and decided to meet with Mr. Gilkey. Mr. Al Glowasky of Davidson facilitated a discussion which included, but was not limited to, the factors that affect the value of the Klamath franchise such as trailing earnings, dividend yield, level of non-performing loans, core competencies, stability and cost of deposits, market capitalization and performance of regional thrifts and banks; comparisons to Klamath's and Sterling's results; Klamath's business plan projections and the impact of Klamath's various budget forecast scenarios; the combined geographic market area with a Sterling merger, and possible board and management structures relating to Sterling's proposed merger. Mr. Glowasky and the board of directors also reviewed other alternatives to enhance shareholder value. The board of directors approved the extension of the Davidson engagement, and agreed to meet with Mr. Gilkey. Special Counsel, John F. Breyer, Jr., of Breyer & Associates PC was engaged to assist in advising the board of directors in connection with Sterling's expression of interest.

        Mr. Gilkey met with the Klamath board of directors in Klamath Falls, Oregon, on June 3, 2003. Mr. Gilkey discussed Sterling's history and philosophy, strengths and weaknesses, and reasons why a business combination was of interest. Sterling's general expectations to obtain cost savings and earnings contribution, as well as timing for a possible transaction to be successful were presented. Sterling's past merger experiences and resolution of social issues with acquired management and boards of directors were described. The members of the board of directors of Klamath were invited to visit Sterling's headquarters to meet members of Sterling's board of directors and senior management team, and to tour its headquarters. Most Klamath directors traveled to Spokane, Washington and visited Sterling a few days later. Subsequent to that visit, Klamath and Sterling representatives, with their advisors present, held off-site discussions on June 10, 2003 to address potential earnings improvements and cost savings in the event of a merger. Klamath received proposed merger terms on June 13, 2003.

        Klamath held a meeting of its board of directors on June 17, 2003, with its special counsel Breyer & Associates PC, investment advisor Davidson, and executive management to review the proposed merger terms. The board of directors was advised of its fiduciary duties, alternatives to consider such as remaining independent compared to methods of soliciting indications of interest such as a market auction, limited auction or negotiating on an exclusive basis, stock compared to cash transactions, disclosure requirements and related regulatory matters, and terms to consider when evaluating a merger transaction. The investment advisor provided a presentation that covered Klamath's operations and stock performance as compared to the market, management forecasts along with probability of success and execution risks, the Sterling proposed merger terms from a financial perspective, a comparison of the proposed merger terms to management forecasts, and a likely merger timeline. Other possible merger partners were discussed. Mr. Glowasky stated that he had contacted eight other financial institutions who would be likely acquirers, of which three had no interest in purchasing a thrift institution, such as Klamath First Federal, and one had no interest in Klamath. The others were either not currently targeting Oregon or were otherwise unwilling or unable to pay a price or exchange rate similar to the Sterling offer. Analyst coverage of Sterling was also reviewed. Initial pricing was proposed as a stock exchange with Klamath shareholders receiving shares of Sterling common stock for each share of Klamath common stock, which the investment advisor's initial analysis indicated should be fair from a financial perspective. The investment advisor also recommended that due diligence in connection with the proposed transaction be pursued as a result of the various information presented, especially the company's forecast that two to three years would be required to implement the internal business plan and regain the momentum and profitability of a year ago. In addition, the execution risk in the current economy and financial marketplace was deemed high. The board of directors engaged in extensive discussions regarding the proposal and other information presented. The board of directors then authorized management, Davidson and its special counsel to begin negotiating a definitive merger agreement and to conduct due diligence on Sterling.

        Sterling performed most of its due diligence review of Klamath from June 19 through July 1, 2003. Klamath performed most of its due diligence review of Sterling from June 25 through July 1, 2003. The Klamath board held a special meeting on July 3, 2003, when the initial draft of the merger agreement was delivered and due diligence results were shared. Due diligence reports were given which covered lending, operations, legal, compliance, internal control, human resources, accounting, tax, and investments. The Klamath board concluded that there were no issues presented by the due diligence reports that should stop the merger discussions from proceeding. Special Counsel John F. Breyer, Jr. of Breyer & Associates PC also reviewed the initial draft of the merger agreement in detail, discussed various negotiating points, and advised further regarding fiduciary duties. The merger agreement continued to be negotiated through July 14, 2003.

        On July 9, 2003 the board of directors and its investment advisor met to discuss the status of the negotiations with Sterling and the open issues that were being negotiated including the termination provisions contained in the proposed merger agreement. Sterling representatives had expressed that they would only negotiate on an exclusive basis and were not willing to enter into the transaction without the protection of the current termination provision and fee. After considering factors such as the results that could be attained under the current Klamath First Federal business plan, Davidson's work in identifying and analyzing other potential suitors and its opinion that if Klamath did not proceed with the Sterling proposal that it was unlikely that there would be a comparable or better proposal available, the board of directors concluded it was in the best interest of the Klamath shareholders to continue merger negotiations with Sterling.

        On July 14, 2003, the Klamath board held a special meeting to review the definitive merger agreement and a presentation including the fairness opinion delivered by Davidson. Special Counsel reviewed in detail the merger agreement. It was noted that pricing had changed slightly from the original proposal to an exchange rate of 0.77 shares of Sterling common stock for each Klamath share, primarily attributable to the costs associated with terminating vendor contracts, though the change in the exchange rate is only a partial absorption of the cost. Other aspects of the merger were also discussed. Mr. Glowasky made a presentation regarding the financial terms of the transaction and its fairness from a financial point of view. He again presented the various factors the Klamath board of directors considered in determining to proceed with the merger, which are discussed in further detail below. After discussion, the Klamath directors, all of whom were present, unanimously approved and authorized the execution of the merger agreement.

        Klamath and Sterling executed the merger agreement and related documents on July 14, 2003. On July 15, 2003, before trading commenced on the Nasdaq National Market, the companies issued a joint press release announcing the execution of the merger agreement.

Sterling's reasons for the merger

        At its July 14, 2003 meeting, the Sterling board unanimously determined that the merger is fair to and in the best interests of Sterling and its shareholders. In reaching its decision to approve the merger and to unanimously recommend that Sterling shareholders approve the merger agreement, the board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with senior bank management as well as its legal, accounting and financial advisors. The factors considered included:

  •
  the benefits to Sterling, its shareholders, customers, employees and communities of operating as a substantially larger organization with enhancements in products and services, greater geographical diversity for loan and deposit originations, higher lending limits, and greater financial resources;

  •
  current industry conditions and each of Sterling and Klamath's financial and operational history and prospects, including earnings, return on equity, return on assets, capital levels and asset quality;

  •
  the likelihood of receiving required regulatory approvals in a timely fashion and the likelihood that the merger would be completed;

  •
  the terms of the merger agreement; and

  •
  the written opinion of Sandler O'Neill delivered to the board of directors to the effect that the merger is fair to Sterling's shareholders from a financial point of view.

Recommendation of Sterling's board of directors

        After carefully evaluating relevant factors, including the above, Sterling's board of directors has determined that the merger is fair to and in the best interests of Sterling and its shareholders. Sterling's board of directors unanimously recommends that you vote FOR approval of the merger agreement.

Klamath's reasons for the merger

        At the Klamath board of directors' meetings held June 17, 2003 to consider the merger proposal from Sterling, and on July 14, 2003, when the Klamath board of directors authorized execution of the merger agreement and recommended Klamath shareholder approval of the merger, the various reasons for the merger were discussed. The Klamath board of directors consulted with financial and legal advisors in considering several factors. The Klamath board of directors believes that the merger enhances shareholder value, because the companies' strengths are complementary, Sterling has a history of strong financial performance, and the business combination allows Klamath to achieve financial goals sooner than if it were to remain independent. The material factors considered by the Klamath board of directors in connection with its approval and recommendation of the merger, including the interests of the directors and certain officers in the merger, are detailed below:

  •
  Terms of the Merger.    The board considered the terms of the merger, including the exchange ratio and various other documents related to the merger and the structure of the merger, including the fact that the merger is intended to qualify as a type of transaction that is generally tax-free for U.S. federal income tax purposes. The board of directors also considered the fact that when the merger was publicly announced, the exchange ratio represented a premium over the market price for shares of Klamath common stock existing before the public announcement of the merger.

  •
  Balance Sheet Strength.    Klamath's balance sheet with strong core deposits complements Sterling's loan production volumes and capacity. Klamath's capital position also provides support to Sterling in reaching optimal leverage for earnings and loan growth.

  •
  Business plan implementation.    The Klamath First Federal business plan was to expand and convert to a commercial-bank structure. The timing to complete such a change was expected to require another two to four years. Financial performance has lagged peers, and to overcome the challenge of low interest rates would require aggressive net growth of lending, particularly commercial loans. The mix of loans had changed toward the planned structure over the past two years. However, as noted above, the increases in commercial and consumer lending had not overcome the run-off of existing mortgage loans, and most new mortgage residential production was being sold into the secondary markets. Aggressive expansion of lending without compromising credit quality would require, among other actions, establishing a strong commercial lending presence in major metropolitan areas along with seasoned and respected lenders. While the board of directors believes that these objectives could ultimately be realized, the execution risk was deemed high to enter new markets, attract the right personnel, and see positive results in a relatively short time. In evaluating the merger proposal against the business plan, the board of directors determined that the merger proposal was superior because Klamath's goals could be achieved much earlier and with much less business risk.

  •
  Products & Services.    Klamath First Federal customers will be afforded new products and services not previously available. For instance, in support of larger credit relationships, international banking services and enhanced cash management services will be available.

  •
  Geographic expansion.    Klamath First Federal's market area primarily comprises the state of Oregon and the Tri-cities area of Washington, but does not currently include the Portland metropolitan areas. The board of directors deems this an excellent contiguous fit with Sterling Savings Bank's market areas, which include most of Washington, northern Idaho, and Montana. Sterling Savings Bank's presence in Oregon is primarily in the Portland metropolitan area and some communities near Salem, Oregon. The only area where both companies have retail branches is in the Tri-cities area of Washington. The merger will provide Klamath First Federal customers more locations to receive services.

  •
  Market capitalization.    The board of directors believes that the larger number of shareholders and combined capitalization may result in increased interest in Sterling stock from institutional investors, market professionals and other investors, and may provide greater liquidity for shareholders.

  •
  Due diligence results.    Since Klamath shareholders will become Sterling shareholders with this merger, the board of directors considered it essential that on-site due diligence be performed. This was completed from June 25 through July 1, 2003 at Sterling's offices in Spokane, Washington and Lake Oswego, Oregon. Management's presentation of due diligence results indicated that Sterling is appropriately managed with internal controls in place. Operational functions are deemed capable of handling the increased volume associated with integration.

  •
  Directorships.    Sterling has committed to appoint one member of Klamath's board of directors to Sterling's board of directors, and to appoint two members of Klamath's board of directors to the Sterling Savings Bank board of directors.

  •
  Future prospects.    The board of directors believes, based on pro-forma financial statements, that future earnings prospects will be stronger on a combined basis.

  •
  Industry Trends.    The board of directors considered trends such as the consolidation occurring in the banking industry and the increased competition from other financial institutions.

  •
  Other Strategies.    The board of directors reviewed with its legal and financial advisors alternatives to the merger, the range and possible value to Klamath shareholders obtainable through such alternatives and the timing and likelihood of the alternatives.

  •
  Career opportunities.    Although the merger will include the consolidation of certain back-office functions, the board of directors believes that the merger will generally expand the career opportunities available to many Klamath First Federal employees.

  •
  Corporate values.    Klamath First Federal has emphasized ethical "selling from the HEART," that is, sales with values of Honesty, Enthusiasm, Accountability, focusing on customer Relationships, and achieving results with Teamwork. Products and services are sold to meet customer needs, not to reach quotas. Klamath's board of directors considers the Sterling Savings Bank "Hometown Helpful" philosophy to be fully compatible with Klamath's values. Personal and friendly customer service are paramount values for both organizations.

  •
  Approvals.    The board of directors considered the likelihood of receiving required regulatory approvals in a timely fashion and the likelihood that the merger would be completed. Sterling has successfully completed several acquisitions in recent years.

  •
  Fairness opinion.    Davidson provided an opinion, discussed below in "Opinion of Klamath's financial advisor," that as of July 14, 2003, the merger consideration was fair, from a financial point of view, to the Klamath shareholders.

        In the course of its deliberations regarding the merger, the Klamath board of directors also considered the following information which the Klamath board of directors determined did not outweigh the benefits to Klamath and its shareholders expected to be generated by the merger:

  •
  the fact that the number of shares in the exchange ratio is fixed at 0.77 and will not change, except in certain limited circumstances, with increases or decreases in the market price of either company's stock before the closing of the merger, and the possibility that the value of Sterling common stock at closing may be more or less than the value of Sterling common stock at the signing of the merger agreement;

  •
  the possible disruption to Klamath First Federal's business that may result from the announcement of the merger and the resulting distraction of its management's attention from the day-to-day operations of Klamath First Federal's business;

  •
  the difficulty inherent in integrating two businesses and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the merger may not be fully realized;

  •
  the restrictions contained in the merger agreement on the operation of Klamath's and Klamath First Federal's business during the period between the signing of the merger agreement and completion of the merger;

  •
  the termination fee of up to $6 million to be paid to Sterling if the merger agreement is terminated under certain circumstances, such as the receipt and acceptance of a superior proposal prior to consummation of the merger;

  •
  the possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on, among other things, the market price of Klamath common stock and Klamath's operating results, particularly in light of the costs incurred in connection with the transaction;

  •
  the fact that Klamath currently pays a cash dividend to its shareholders of $0.13 per quarter. Sterling has not paid a cash dividend in its recent history; however, it has from time to time paid stock dividends. For further information concerning Sterling's dividends, see the section entitled "Comparative Stock Price and Dividend Information."

  •
  other matters described in the sections entitled "Risk Factors" and "The Merger—Interests of Klamath's directors and executive officers in the merger."

        The foregoing discussion of the information considered by the Klamath board of directors is not intended to be exhaustive but includes all of the material factors considered by the Klamath board. In reaching its determination to approve and recommend the merger, the Klamath board did not assign any relative or specific weights to the factors considered in reaching that determination and individual directors may have given differing weights to different factors. Given the above, Klamath's board of directors determined that the merger agreement is in the best interests of Klamath and its shareholders and unanimously approved the merger.

Recommendation of Klamath's board of directors

        After carefully evaluating the above factors, both positive and negative, Klamath's board of directors has determined that the merger is fair to and in the best interests of Klamath and its shareholders. Klamath's board of directors unanimously recommends that you vote FOR approval of the merger agreement.

Opinion of Sterling's financial advisor

        By letter dated June 3, 2003, Sterling retained Sandler O'Neill to act as its financial advisor in connection with a possible merger transaction with Klamath based on Sandler O'Neill's experience in mergers and acquisitions and in securities valuation generally. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Sterling in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the July 14, 2003 meeting at which Sterling's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration Sterling proposed to pay Klamath shareholders was fair to Sterling from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Sterling board and is directed only to the fairness of the merger consideration to Sterling from a financial point of view. It does not address the underlying business decision of Sterling to engage in the merger or any other aspect of the merger and is not a recommendation to any Sterling shareholder as to how such shareholder should vote at the special meeting with respect to the merger.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement and certain related documents;

  •
  certain publicly available financial statements and other historical financial information of Sterling that they deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Klamath that they deemed relevant;

  •
  internal financial projections for Sterling for the years ending December 31, 2003 and 2004 furnished by and reviewed with management of Sterling and earnings per share estimates for Sterling for the same periods published by I/B/E/S;

  •
  internal financial projections for Klamath for the years ending December 31, 2003 and 2004 furnished by Klamath and reviewed with managements of Sterling and Klamath, respectively,

    and earnings per share estimates for Klamath for the fiscal years ending September 30, 2003 and 2004 published by I/B/E/S;

  •
  the pro forma financial impact of the merger on Sterling, based on assumptions relating to earnings, transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Sterling and Klamath;

  •
  the relative contributions of assets, liabilities, equity and earnings of Sterling and Klamath to the resulting institution;

  •
  the publicly reported historical price and trading activity for Sterling's and Klamath's common stock, including a comparison of certain financial and stock market information for Sterling and Klamath with similar publicly available information for certain other companies the securities of which are publicly traded;

  •
  the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

        Sandler O'Neill also discussed with certain members of Sterling's senior management the business, financial condition, results of operations and prospects of Sterling. Sandler O'Neill also held similar discussions with certain members of senior management of Klamath regarding the business, financial condition, results of operations and prospects of Klamath.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Sterling and Klamath that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Sterling or Klamath or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Sterling or Klamath, nor did it review any individual credit files relating to Sterling or Klamath. With Sterling's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both Sterling and Klamath were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of Sterling or Klamath.

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Sterling's consent, that there has been no material change in Sterling's or Klamath's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Sterling and Klamath will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Sterling or Klamath and no transaction is identical to the proposed merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Sterling or Klamath and the companies to which they are being compared.

        The earnings projections used and relied upon by Sandler O'Neill in its analyses were, in the case of Sterling, furnished by Sterling and reviewed by management of Sterling and, in the case of Klamath, furnished by Klamath and reviewed by management of each of Sterling and Klamath, respectively. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Sterling's and Klamath's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Sterling and Klamath, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Sterling and Klamath were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Sterling, Klamath and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Sterling board at the July 14th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of the common stock of Sterling or Klamath or the prices at which Sterling's or Klamath's common stock may be sold at any time.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Sterling's common stock on July 11, 2003 of $26.15 and an exchange ratio of 0.77 shares of Sterling for each share of Klamath, Sandler O'Neill calculated an implied transaction value of $20.14 per share. Based upon Klamath's March 31, 2003 financial information, Sandler O'Neill calculated the following ratios:

Transaction Ratios

Transaction value/LTM earnings per share	18.5	x
Transaction value/LTM core earnings per share(1)	21.7	x
Transaction value/Book value per share	110.0%
Transaction value/Tangible book value per share	162.6%
Tangible book premium/Core deposits(2)	6.0%

  (1)
  Assumes core earnings per share for Klamath of $0.93.

  (2)
  Assumes Klamath's total core deposits are $1.01 billion.

        For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $144.5 million, based upon 6.96 million shares of Klamath common stock outstanding and including the intrinsic value of options to purchase 642,940 shares of Klamath common stock with a weighted average exercise price of $13.27 per share. Sandler O'Neill noted that the transaction value represented a 15.7% premium over the July 11, 2003 closing price of Klamath's common stock of $17.40.

        Stock Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and volume of the common stock of Sterling and Klamath and the relationship between the movements in the prices of those stocks to movements in certain stock indices, including the Standard & Poor's 500 Index, the Standard & Poor's Bank Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional savings institutions for each of Sterling and Klamath selected by Sandler O'Neill. During the one year period ended July 11, 2003, the common stock of Sterling outperformed each of the indices to which it was compared while the common stock of Klamath underperformed its peer group while outperforming each of the other indices to which it was compared.

Sterling's and Klamath's One-Year Stock Performance

	Beginning Index Value July 11, 2002	Ending Index Value July 11, 2003
Sterling	100.00%	144.91%
Sterling Peer Group	100.00	118.33
Nasdaq Bank Index	100.00	107.63
S&P Bank Index	100.00	107.41
S&P 500 Index	100.00	106.48
	Beginning Index Value July 11, 2002	Ending Index Value July 11, 2003
Klamath	100.00%	115.76%
Klamath Peer Group	100.00	128.16
Nasdaq Bank Index	100.00	107.63
S&P Bank Index	100.00	107.41
S&P 500 Index	100.00	106.48

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for Klamath and two groups of selected financial institutions. The first group, or Regional Group, consisted of Klamath and the following publicly traded savings institutions:

Washington Federal Inc. PFF Bancorp Inc. Quaker City Bancorp Inc. Provident Financial Holdings Horizon Financial Corp. EverTrust Financial Group, Inc.	FirstFed Financial Corp. Hawthorne Financial Corp. United PanAm Financial Corp. Commercial Capital Bancorp First Mutual Bancshares Inc.

        Sandler O'Neill also compared Klamath to a group of publicly traded savings institutions that had a return on average equity (based upon earnings for the twelve months ended March 31, 2003) greater than 16% and a price-to-tangible book value greater than 190%. This High Performing Group was comprised of the following institutions:

Anchor BanCorp Wisconsin First Federal Capital Corp Hawthorne Financial Corp. Quaker City Bancorp Inc. Commercial Capital Bancorp Coastal Financial Corp.	Dime Community Bancshares Inc. TrustCo Bank Corp NY First Financial Holdings Inc. United PanAm Financial Corp NASB Financial Inc. First Mutual Bancshares Inc.

        The analysis compared publicly available financial information for Klamath for each of the years ended September 30, 1998 through 2002 and as of and for the twelve months ended March 31, 2003 and the median data for each of the Regional Group and High Performing Group as of and for each of the years ended December 31, 1998 through 2002 and as of and for the twelve months ended March 31, 2003. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2003, with pricing data as of July 11, 2003.

Klamath	Regional Group	High Performing Group
Total assets (in millions)	$1,478	$1,195	$1,891
Tangible equity/ tangible assets	5.59%	8.57%	6.82%
Intangible assets/total equity	32.34%	0.47%	4.19%
Net loans/total assets	38.80%	80.75%	74.63%
Gross loans/total deposits	52.80%	120.07%	115.27%
Total borrowings/total assets	14.19%	23.73%	23.16%
Non-performing assets/total assets	0.15%	0.14%	0.27%
Loan loss reserves/gross loans	1.25%	1.18%	0.98%
Net interest margin	3.32%	3.84%	3.76%
Non-interest income/average assets	0.87%	0.61%	0.81%
Non-interest expense/average assets	3.34%	2.17%	2.25%
Efficiency ratio	85.26%	49.49%	48.89%
Return on average assets	0.47%	1.34%	1.47%
Return on average equity	6.07%	16.16%	17.19%
Price/tangible book value per share	145.7%	178.25%	235.27%
Price/LTM earnings per share	15.69	x	12.76	x	12.93	x
Dividend payout ratio	47.7%	9.0%	22.2%
Dividend yield	3.0%	0.49%	1.42%

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed merger transactions announced from January 1, 2003 to July 14, 2003 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 13 transactions announced nationwide and three transactions in the Western region. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for both groups of transactions. These multiples were applied to Klamath's financial information as of and for the twelve months ended March 31, 2003. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Klamath's common stock of $9.96 to $34.85 based upon the median multiples for nationwide transactions and $10.10 to $27.96 based upon the median multiples for transactions in the Western region. The implied transaction value of the merger as calculated by Sandler O'Neill was $20.14 per share.

Nationwide & Western Region Transaction Multiples

	Nationwide			Western Region
	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction value/LTM earnings per share(1)	16.46	x	$15.23	16.35	x	$15.13
Transaction value/Book value	162.07%		$28.11	155.39%		$26.95
Transaction value/Tangible book value	164.50%		$19.31	155.39%		$18.24
Tangible book premium/Core deposits(2)	15.64%		$34.85	10.98%		$27.96
Premium to market(3)	21.52%		$21.14	20.78%		$21.02

  (1)
  Assumes core earnings per share for Klamath of $0.93.

  (2)
  Assumes Klamath's core deposits total $1.01 billion.

  (3)
  Based on Klamath's July 11, 2003 closing price of $17.40.

        Discounted Dividend Stream and Terminal Value Analysis.    Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Klamath through December 31, 2007 under various circumstances, assuming Klamath's projected dividend stream and that Klamath performed in accordance with the earnings projections provided by Klamath and reviewed with managements of Sterling and Klamath. To approximate the terminal value of Klamath common stock at December 31, 2007, Sandler O'Neill applied price/earnings multiples ranging from 8x to 22x and multiples of tangible book value ranging from 87.5% to 175%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Klamath common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Klamath common stock of $10.46 to $32.90 when applying the price/earnings multiples and $10.69 to $24.57 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $20.14 per share.

Earnings Per Share Multiples

Discount Rate	8x	12x	14x	16x	18x	22x
8.0%	$13.13	$18.78	$21.60	$24.43	$27.25	$32.90
10.0%	12.15	17.35	19.95	22.55	25.15	30.35
12.0%	11.26	16.06	18.46	20.85	23.25	28.05
14.0%	10.46	14.89	17.10	19.31	21.53	25.96

Tangible Book Value Per Share Multiples

Discount Rate	87.5%	112.5%	125%	137.5%	150%	175%
8.0%	$13.42	$16.61	$18.20	$19.79	$21.39	$24.57
10.0%	12.42	15.36	16.82	18.29	19.75	22.69
12.0%	11.52	14.22	15.57	16.92	18.28	20.98
14.0%	10.69	13.19	14.44	15.69	16.93	19.43

        Sandler O'Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Sterling through December 31, 2007 under various circumstances, assuming Sterling's projected dividend stream and that Sterling performed in accordance with earnings projections for 2003 and 2004 provided by and reviewed with Sterling's management. For periods after 2004, Sandler O'Neill assumed an annual growth rate of earning per share of 11% to 12%. To approximate the terminal value of Sterling common stock at December 31, 2007, Sandler O'Neill applied price/earnings multiples ranging from 8x to 22x and multiples of tangible book value ranging from 100% to 275%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sterling common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Sterling common stock of $14.65 to $52.80 when applying the price/earnings multiples and $14.19 to $51.14 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8x	12x	14x	16x	18x	22x
8.0%	$19.20	$28.80	$33.60	$38.40	$43.20	$52.80
10.0%	17.52	26.28	30.65	35.03	39.41	48.17
12.0%	16.01	24.01	28.01	32.02	36.02	44.02
14.0%	14.65	21.98	25.64	29.30	32.97	40.29

Tangible Book Value Per Share Multiples

Discount Rate	100%	150%	175%	200%	225%	275%
8.0%	$18.60	$27.89	$32.54	$37.19	$41.84	$51.14
10.0%	16.97	25.45	29.69	33.93	38.17	46.66
12.0%	15.50	23.26	27.13	31.01	34.88	42.64
14.0%	14.19	21.29	24.83	28.38	31.93	39.02

        In connection with its analyses, Sandler O'Neill considered and discussed with the Sterling board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the first quarter of 2004, (2) 6,958,902 Klamath shares of common stock are exchanged for 5,358,355 shares of Sterling common stock, (3) earnings per share projections for Sterling and Klamath are consistent with management projections, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings are consistent with determinations of the senior managements of Sterling and Klamath. The analysis indicated that for the year ending December 31, 2004, the merger would be accretive to the combined company's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Pro Forma Merger Analysis

	Stand-alone	Pro Forma
Projected 2004 EPS	$2.50	$2.60
Projected Tangible Book Value (at December 31, 2004)	$17.42	$16.36

        Contribution Analysis.    Sandler O'Neill reviewed the relative contributions to be made by Sterling and Klamath to the combined institution, based on financial information at and for the twelve months ended March 31, 2003. The percentage of pro forma shares owned was determined using the exchange ratio of 0.77. This analysis indicated that the implied contributions to the combined entity were as follows:

	Sterling	Klamath
Total assets	72.1%	27.9%
Total cash and securities	56.5	43.5
Total net loans	81.7	18.3
Total goodwill	55.6	44.4
Total deposits	67.5	32.5
Total borrowings	85.0	15.0
Tangible equity	70.6	29.4
Total equity	67.0	33.0
LTM Net income	79.6	20.4
Percentage of pro forma shares owned	73.4	26.6

        Sterling has agreed to pay Sandler O'Neill a transaction fee in connection with the merger equal to 0.50% of the aggregate purchase price, or approximately [$793,000] based upon the closing price of Sterling common stock on [September 12], 2003, $184,000 of which was paid upon execution of the merger agreement and the balance of which is contingent and payable upon closing of the merger. Sterling has also paid Sandler O'Neill $100,000 for rendering its opinion. Sterling has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $40,000 and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. In the past, Sandler O'Neill has also provided certain other investment banking services to Sterling and received compensation for such services and may provide, and receive compensation for, such services in the future, including the period in which the merger is pending. Sandler O'Neill has also provided certain investment banking services to Klamath in the past two years and has received compensation for such services.

        In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Sterling and Klamath and their respective affiliates and may actively trade the debt and/or equity securities of Sterling and Klamath and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Klamath's financial advisor

        On May 28, 2003, Klamath's board of directors extended an existing financial advisory engagement with Davidson, retaining Davidson as its financial advisor. The extended engagement also contemplated the issuance of a fairness opinion regarding the merger with Sterling if the Klamath board of directors decided to proceed with the merger. Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Klamath's board of directors retained Davidson based upon its reputation and experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

        On July 14, 2003, Davidson presented its fairness opinion to the Klamath board of directors at the meeting during which the directors considered and approved the merger agreement. Davidson has also delivered to the board a written opinion dated [October    , 2003], which is substantially identical to its July 14th opinion. The Davidson fairness opinion states that, as of the date of the opinion, the merger consideration to be paid by Sterling pursuant to the merger agreement is fair from a financial point of view to the holders of Klamath common stock.

        Davidson's opinion is directed to the Klamath board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the special meeting of shareholders with respect to the merger. Davidson has consented to the inclusion herein of the summary of its opinion to the Klamath board and to reference to the entire opinion attached hereto as Annex C.

        Summary of Financial Terms of Proposed Merger.    Davidson reviewed the financial terms of the proposed transaction. Based on the closing price of Sterling's stock on July 11, 2003 of $26.15 per share, Davidson calculated an implied transaction value per share of Klamath common stock of $20.14. The implied aggregate transaction value was approximately $144.5 million at that date, which includes $140.1 million for all common stock, as well as $4.4 million for all outstanding Klamath options to purchase Klamath common stock. Based upon the implied transaction value and Klamath's March 31, 2003 financial information, Davidson calculated the following ratios:

•	Implied value/Book Value	1.1	x
•	Implied value/Tangible Book Value	1.6	x
•	Implied value/Last twelve months EPS	18.5	x
•	Implied value/Assets	9.8%

        Davidson noted that the implied transaction value represented a 15.7% premium over the July 11, 2003 closing price of Klamath of $17.40.

        Review Procedures.    In connection with providing its opinion, Davidson:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available financial statements and regulatory information concerning Klamath and Sterling;

  •
  reviewed certain internal financial statements and other financial and operating data of Klamath and Sterling provided to it by management of Klamath and Sterling;

  •
  discussed the past and current operations, and financial condition of Klamath and Sterling, as discussed with management of each company;

  •
  analyzed the future prospects of Klamath and Sterling, as discussed with management, including by not limited to, the interest rate environment and competitive market environments;

  •
  reviewed securities data of publicly traded financial institutions;

  •
  reviewed financial terms, to the extent available, of certain other thrift merger and acquisition transactions; and

  •
  performed other analyses and reviews, as it deemed appropriate.

        In connection with its review, Davidson relied upon and assumed the accuracy and completeness of all of the information listed above that it was provided or obtained through publicly available sources. Davidson does not assume any responsibility for independent verification of the information. Davidson assumed that the assumptions and estimates of both managements used to build their forecasts were reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of the combined company. Davidson did not independently verify the validity of the assumptions used by management of Klamath or Sterling.

        Davidson did not make any independent evaluation or appraisal of the assets and liabilities of Klamath or Sterling, nor was it furnished with any appraisals. Davidson did not examine individual loan files of Klamath or Sterling. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses and assumed that these allowances are, in the aggregate, adequate to cover future losses.

        Davidson provided its opinion without regard to the necessity for, or level of, any restrictions, obligations, undertakings or other actions, which may be imposed or required in the course of obtaining regulatory approval for the merger. Davidson's opinion is necessarily based upon economic, market and other conditions, and on the information made available to it as of July 14, 2003, and updated as of [October    , 2003]. No limitations were imposed on Davidson regarding the scope of its investigation or otherwise by Klamath or Sterling.

        Valuation Methods.    In connection with providing its opinion, Davidson performed a variety of financial analyses, including those summarized below. The information provided below is not a complete description of the analyses Davidson used in reaching its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.

        Davidson provided the Klamath board with the results of the various analyses that are described below and advised the Klamath board that it believes that all of its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by the analyses, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, or including other discrete analyses or factors could create an incomplete view of the evaluation process underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary descriptions. With respect to the comparable public company analysis and thrift acquisition transaction analysis, no company or transaction utilized as a comparison is identical to Klamath, or the merger, and such analyses necessarily involve complex considerations concerning the differences in financial characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned.

        In performing its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Klamath, Sterling, the combined company and Davidson.

        The summary presented by Davidson to Klamath's board of directors on July 14, 2003 included the following:

  •
  comparable public company analysis;

  •
  historical trends;

  •
  stock trading data history;

  •
  analysis of relative contribution of parties;

  •
  analysis of thrift acquisition transactions;

  •
  discounted dividend analysis; and

  •
  pro forma merger analysis and accretion/dilution analysis.

        The following table summarizes the valuation methodologies and ranges of values that Davidson believed to be material in supporting its fairness conclusion:

Methodology	Range of Values
Comparable Public Company Market Capitalization	$40 to $635 million
Klamath on July 11, 2003	$120 million
Sterling on July 11, 2003	$386 million
Stock Trading Data History
Stock Value Range since Oct. 5, 1995	$9.75 to $24.25 per share
52 Week Trading Range	$13.24 to $17.75 per share
Relative Contribution Analysis	$53 to $200 million
Thrift Acquisition Transactions	$96 to $234 million
All Thrifts in U.S. (Group 1)	$120 to $222 million
Thrifts in the Western U.S. (Group 2)	$96 to $207 million
U.S. Thrifts: ROAA < 0.75% (Group 3)	$101 to $200 million
U.S. Thrifts: $500 M < Assets < $5 B (Group 4)	$117 to $234 million
U.S. Thrifts: ROAA < 0.75% and $500 Mil < Assets < $5 B (Group 5)	$115 to $167 million
Discounted Dividend Analysis	$97 to $164 million
12% Discount Rate	$112 to $164 million
14% Discount Rate	$104 to $152 million
16% Discount Rate	$97 to $141 million

        Comparable Public Company Analysis.    Using publicly available information, Davidson compared financial information of Klamath and Sterling based on various measures of earnings performance, operating efficiency, capital adequacy and asset quality generally applied to thrifts. For the purpose of such analysis, the financial information used by Davidson was as of and for the three months ended March 31, 2003. The thrifts examined included representative thrifts with assets over $250 million and below $5 billion, which were located in the four Western U.S. states where there are publicly traded thrifts (Washington, Oregon, Idaho and California). They included the following:

Commercial Capital Bancorp, Inc.
EverTrust Financial Group, Inc.
FirstBank NW Corp.
FirstFed Financial Corp.
First Mutual Bancshares, Inc.
First PacTrust Bancorp Inc.
Harrington West Financial Group, Inc.
Hawthorne Financial Corporation	Heritage Financial Corporation Horizon Financial Corp. PFF Bancorp Inc. Provident Financial Holdings, Inc. Quaker City Bancorp, Inc. Riverview Bancorp, Inc. Timberland Bancorp, Inc.

        To provide some historical context for the performance of both Klamath and Sterling, and the comparable thrifts, and establish the underlying trends in the data for Klamath, Sterling, and the comparable thrifts, Davidson compared data for these companies for the three months ending March 31, 2003 (the most recent reported quarter) to data for the three months ending March 31, 2002 and March 31, 2001. The results of this analysis are presented in the following table.

	Klamath			Sterling			Comparable Public Thrifts
	2001	2002	2003	2001	2002	2003	2001	2002	2003
	(numbers are %)
Return on Average Assets	1.18	0.46	0.25	0.54	0.74	0.85	0.97	1.16	1.21
Return on Average Equity	10.4	6.0	3.2	10.0	13.2	14.5	8.8	11.1	13.7
Net Interest Margin	3.04	3.55	3.04	3.25	3.28	3.31	3.49	3.90	3.81
Efficiency Ratio	56.4	82.9	90.5	65.8	64.8	58.6	58.6	55.0	55.9
Loan Loss Reserve/Loans	0.77	1.21	1.23	0.86	1.00	1.19	1.07	1.12	1.20
NPA's/Assets	0.14	0.04	0.15	0.63	0.73	0.74	0.39	0.36	0.16

        This historic perspective reveals the performance trends of Klamath, Sterling and the comparable thrift group. Klamath's trends reveal deteriorating performance, while both Sterling's and the comparable group's median performance reflect generally improving metrics over the same two-year period. As of the most recent reported quarter, Klamath's performance was substantially weaker than the comparable group's median performance; although it maintained a slightly larger loan loss reserve, its credit quality was the same as the comparable group's median.

        In addition, Davidson examined various measures of market performance, including, but not limited to, price to: book value, tangible book value, earnings and assets and took the median multiples of the thrift universe and applied those to Klamath's results. The data reflects share prices as of July 11, 2003.

	Klamath		Sterling		Comparable Company Medians
Price to book value	0.95	x	1.60	x	1.64	x
Price to tangible book value	1.41	x	2.00	x	1.68	x
Price to TTM Earnings	16.0	x	12.9	x	13.8	x
Price to 2003 Earnings(1)	23.2	x	11.7	x	12.5	x
Price to 2004 Earnings(1)	15.8	x	10.5	x	11.1	x
Price to assets	8.1%		10.1%		16.4%

  (1)
  IBES estimates as of July 1, 2003.

        Klamath trades at a discount to the comparable company median on price to book value and price to tangible book value, but trades at a significant premium on all three price to earnings ratios. Sterling trades at approximately the median of the comparable companies on price to book value, at a premium on price to tangible book value and at a discount on all three price to earnings ratios. Both Klamath and Sterling trade at a sizable discount on price to assets when compared to the comparable company median.

        Currently, Klamath pays a quarterly cash dividend and no stock dividend, while Sterling pays an annual stock dividend and no cash dividend.

        Historical Trends.    Since 2000, interest rates have fallen dramatically. While the decline in consumer residential mortgage rate has had a positive impact on financial performance at most thrifts, this same trend has been particularly detrimental at Klamath because of its strong reliance on its investment securities portfolio and its fixed rate borrowings from the Federal Home Loan Bank. This effect is likely to continue in the short term.

        In addition to being negatively affected by falling interest rates, Klamath has experienced a severe run-off in revenue producing loans, reflected in its declining loan-to-deposit ratio as illustrated in the table below. Without evidence that this trend is reversing, Klamath is not likely to generate greater net interest income in the short term. The composition of Klamath's loan portfolio and the loan deposit ratios are presented in the following table.

Klamath's Loan Portfolio Composition and Loan/Deposit Ratio

	June 30, 2001	June 30, 2002	March 31, 2003
	(Dollars in millions)
Real Estate
1-4 Family	$421.8	$367.9	$255.5
Construction	$22.4	$15.5	$13.5
Commercial and other	$67.7	$123.6	$154.4
Non Real Estate
Home Equity	$10.5	$60.4	$86.7
Other Consumer	$8.7	$19.9	$18.5
Commercial Business	$6.3	$55.7	$61.4

Total Gross Loans	$537.3	$643.0	$590.0
Loan/Deposit Ratio	73.6%	55.2%	52.8%

        Stock Trading Data History.    Davidson reviewed daily stock price data for Klamath common stock and Sterling common stock compared to the comparable thrift group listed above and the S&P 500 over a one-year period from July 1, 2002 to July 1, 2003. This analysis showed that over this period, Klamath's common stock increased in value 13%, the value of Sterling's stock increased 40% and the value of the comparable thrift index increased 25%, while the S&P 500 index increased 3%.

        Additionally, Davidson reviewed daily stock price data for Klamath common stock and Sterling common stock compared to the comparable thrift group and the S&P 500 over a three-year period from July 1, 2000 to July 1, 2003. This analysis showed that over this period, Klamath's common stock increased in value 55%, the value of Sterling's common stock increased 242% and the value of the comparable thrift index increased 143%, while the S&P 500 index decreased 33%.

        The trading valuation for Klamath common stock at July 11, 2003 appeared to be significantly higher on a price to book value and price to trailing twelve months and to forward 2003 and 2004 forecast earnings than the valuations for other comparable thrifts when taking into consideration return on average assets and return on average equity.

        Analysis of Relative Contribution of Parties.    In preparing its opinion, Davidson also reviewed the relative financial contributions of Klamath and Sterling to certain pro forma balance sheet and income statement items of the combined entity. The chart below shows these percentage contributions.

Relative Contributions as of and for the three months ended March 31, 2003

	Klamath	Sterling	Exchange Ratio		Implied Per Share Value(1)
Est. CY 2003 Net Income	12%	88%	0.29	x	$7.63
Est. CY 2004 Net Income	15%	85%	0.38	x	$9.89
Net Loans	18%	82%	0.48	x	$12.57
TTM Net Income	20%	80%	0.55	x	$14.30
Market Capitalization	24%	76%	0.67	x	$17.40
Total Assets	28%	72%	0.82	x	$21.47
Tangible Equity	29%	71%	0.88	x	$22.90
Deposits	33%	67%	1.02	x	$26.77
Equity	33%	67%	1.05	x	$27.40

  (1)
  Based on the closing price of Sterling common stock of $26.15 on July 11, 2003.

        The per share consideration, using the Sterling closing price on July 11, 2003 of $26.15, is $20.14, or $144.5 million in aggregate, which compares favorably with the implied per share value range in the table above of $7.63 to $27.40, or $53 million to $200 million in the aggregate.

        Considering the 5,358,355 common shares of Sterling to be exchanged for all of the outstanding common shares of Klamath, Klamath shareholders will own approximately 26.6% of the combined company based upon the relative amounts of common stock owned by Klamath and Sterling common shareholders following closing of the transaction.

        Analysis of Thrift Acquisition Transactions.    After completing its analysis of the fairness of the total merger consideration based on the relative contributions of the parties, Davidson reviewed other thrift merger and acquisition transactions to further confirm its opinion. Davidson examined the following comparison groups:

Group 1	Group of 124 thrift transactions in the United States that were announced from January 1, 2001 through July 11, 2003. This includes all transactions, regardless of size or other characteristics, announced in the United States during that time period. These acquired thrifts ranged in size from $8.5 million to $54.1 billion in assets at announcement.
Group 2
Group of 11 thrift acquisitions in the Western United States (Washington, Oregon, California, Idaho, Nevada, Hawaii, Montana, Wyoming, Colorado and New Mexico) announced between January 1, 2001 and July 11, 2003. These acquired thrifts ranged in size from $21.5 million to $54.1 billion in assets at announcement.
Group 3
Group of 75 thrift acquisitions of institutions with less than 0.75% return on average assets. These transactions were announced in the United States from January 1, 2001 through July 11, 2003. These acquired thrifts ranged in size from $8.5 million to $2.2 billion in assets at announcement.
Group 4
Group of 29 thrift acquisitions where the target's assets were greater than $500 million, but less than $5 billion in assets. These transactions were announced in the United States from January 1, 2001 through July 11, 2003. These acquired thrifts ranged in size from $507.1 million to $2.9 billion in assets at announcement.

Group 5
Group of 10 thrift acquisitions where the target's assets were greater than $500 million but less than $5 billion and return on average assets was less than 0.75%. These transactions were announced in the U.S. from January 1, 2001 through July 11, 2003. These acquired thrifts ranged in size from $507.1 million to $2.2 billion in assets at announcement.

        Below is a table that displays the median value of the targets in each group of transactions.

	Group 1	Group 2	Group 3	Group 4	Group 5
Assets ($ Mil)	$147.1	$213.3	$93.9	$948.3	$937.3
ROAA	0.67%	1.00%	0.38%	1.00%	0.58%
ROAE	6.5%	12.7%	3.5%	11.9%	8.1%
Efficiency Ratio	73.2%	57.6%	82.3%	59.0%	72.8%
NPA's/Assets	0.37%	0.68%	0.45%	0.31%	0.68%

        Davidson reviewed the multiples of transaction value for common stock shareholders at announcement to last twelve months' earnings, tangible book value, assets and premium to market value. These multiples were applied to Klamath's financial information for the last twelve months ending March 31, 2003.

        Davidson derived an imputed range of values for Klamath of $96 million to $234 million based on the median multiples. A summary is shown below:

Group 1 Imputed Value Range	$120 million to $222 million
Group 2 Imputed Value Range	$96 million to $207 million
Group 3 Imputed Value Range	$101 million to $200 million
Group 4 Imputed Value Range	$117 million to $234 million
Group 5 Imputed Value Range	$115 million to $167 million

	Group 1			Group 2			Group 3			Group 4			Group 5
	Median		Implied Value	Median		Implied Value	Median		Implied Value	Median		Implied Value	Median		Implied Value
	(Dollars in millions)
TTM EPS	19.5	x	$140.4	13.3	x	$95.8	27.4	x	$197.3	16.3	x	$117.4	15.9	x	$114.5
Tangible Bk Value	1.49	x	$120.0	1.53	x	$123.2	1.25	x	$100.6	2.12	x	$170.7	1.46	x	$117.5
Assets	15.0%		$221.7	14.0%		$206.9	13.5%		$199.5	15.8%		$233.5	11.3%		$167.0
Market Premium	31.5%		$157.0	30.6%		$155.9	40.2%		$167.4	23.0%		$146.7	31.0%		$156.4

        Based on just the imputed valuations of these transaction groups, Davidson reported that the valuation for Klamath would be in a range of $96 million to $234 million. Assuming the July 11, 2003 price of the Sterling common stock, Davidson calculated the value of the consideration in the merger to be $144.5 million. Davidson stated that the most significant determinants of the valuation for Klamath are the Trailing Twelve Months Earning Per Share (TTM EPS) and tangible book value multiples.

        The median values of the five comparison groups are shown below.

	TTM EPS	Tangible Book Value	Assets	Market Premium
	(Dollars in millions)
Median	$117.4	$120.0	$206.9	$156.4

        When compared to the median valuation metrics values, the merger valuation of $144.5 million is above the median when valued on a TTM EPS and tangible book value basis. Predictably, the merger valuation is significantly lower than the valuation predicted by the group medians for assets because of Klamath's reduced earnings when compared to its significant total assets and the relatively large percentage of its assets that consists of investment securities rather than higher yielding loans.

        Discounted Dividend Analysis.    Using a discounted dividend stream analysis, Davidson examined the value of Klamath by adding the present value of estimated earnings that could be paid out as dividends, using management's assumptions and guidance, for calendar years 2003 through 2007 and an estimated terminal value for Klamath's stock assuming a sale at the end of 2007. The terminal value was then estimated by applying a range of multiples of 12 to 18 times estimated 2007 earnings. Davidson discounted the dividend stream and terminal value using discount rates of between 12% and 16%. These rates were chosen to reflect different assumptions regarding required rates of return to holders or prospective buyers of Klamath common stock. The analysis provided three valuation ranges, based on the various discount rates. The 12% discount rate produced a range of $112 million to $164 million, the 14% discount rate produced a range of $104 million to $152 million, and the 16% discount rate produced a range of $97 million to $141 million. The midpoints of these three ranges were $138 million, $128 million and $119 million, respectively. These values compare to the acquisition consideration of approximately $144.5 million, using closing price of Sterling common stock on July 11, 2003 of $26.15.

        Pro Forma Acquisition Analysis.    Davidson reviewed projections prepared by the managements of Klamath and Sterling for year-end 2003, 2004 and 2005.

        The earnings projections for Klamath and Sterling used by Davidson in its analysis were based upon internal projections by Klamath and Sterling for the years ending December 31, 2003, December 31, 2004 and December 31, 2005. The earnings projections furnished to Davidson were prepared for internal purposes only and not intended for public disclosure. The projections assume that there will be no substantial shift in future economic, financial market, competitive and regulatory conditions, all of which are difficult or impossible to predict and largely beyond the control of both parties to this merger. With respect to all financial projections prepared by Klamath's and Sterling's management used by Davidson in its analysis, Davidson assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Klamath and Sterling and that such performances will be achieved. Davidson expressed no opinion as to such financial projections or the assumptions on which they were based.

        Actual results achieved by the combined company following the merger may vary from this and other forecasts, and the variations may be material. Like all forward-looking statements, this analysis produces results that are inherently uncertain.

        Accretion/Dilution Analysis.    This review examined whether and by how much the proposed transaction is expected to be accretive to Sterling's earnings in calendar year 2004, the first year of the combined company's operations. The critical part of this analysis is the set of assumptions which drive the earnings per share estimate.

        Davidson concurs with the assertion of management of both companies that the proposed merger will be accretive to Sterling shareholders in 2004.

        Relationship of Davidson to Klamath and Sterling.    Klamath agreed to pay Davidson for its financial advisory services and for rendering its fairness opinion, a fee of 0.75% of the aggregate consideration paid by Sterling or approximately [$1,190,000] based upon the closing price of Sterling common stock on [September 12], 2003, of which $175,500 has already been paid. Klamath has also agreed to reimburse Davidson for its reasonable out-of-pocket expenses incurred in connection with its engagement. Klamath also agreed to indemnify Davidson, its affiliates, directors, officers, agents, managers, members, attorneys, stockholders, employees and controlling persons against certain expenses and liabilities in connection with its engagement.

        Davidson has in the past provided investment banking services to Klamath unrelated to the merger, for which it has received compensation. Davidson has also received compensation for investment banking services provided to Sterling unrelated to the merger, including acting as one of the placement agents in connection with a trust preferred securities offering for Sterling.

        Davidson makes a market in the common stock of Klamath, and publishes a research recommendation on and makes a market in the common stock of Sterling. In the ordinary course of Davidson's business, Davidson and its affiliates may actively trade securities of Klamath and Sterling for their own and for the accounts of customers, and may, therefore, at any time hold a long or short position in such securities.

Structure of the merger

        Subject to the terms and conditions of the merger agreement and in accordance with Washington and Oregon law, at the completion of the merger, Klamath will merge with and into Sterling. Sterling will be the surviving corporation and will continue its corporate existence under the laws of Washington and under the name "Sterling Financial Corporation." When the merger is completed, the separate corporate existence of Klamath will terminate. Sterling's articles of incorporation and bylaws will be the articles and bylaws of the combined company. The board of directors of Sterling will continue as the board of directors of the combined company.

        The merger agreement provides that Sterling may change the structure of the merger. However, no such change may reduce the amount or change the form of consideration to be delivered to Klamath shareholders, adversely affect the anticipated tax consequences to Klamath shareholders in the merger, or delay or jeopardize receipt of any required regulatory approvals to complete the merger.

Exchange ratio; possible adjustment of exchange ratio

        At the effective time of the merger, each outstanding share of Klamath common stock will be converted into 0.77 shares of Sterling common stock. The closing price for Sterling common stock on [October 31, 2003] was [$            ]. The market value for Sterling common stock will fluctuate prior to the closing of the merger. The merger exchange ratio is fixed. Therefore, regardless of the market price of Sterling common stock at the time of closing, you will receive no more than 0.77 of a share of Sterling common stock for each share of Klamath common stock that you own. Thus, you may receive more or less than the equivalent of $[    ] per share of Klamath common stock in the merger. You will receive cash for any fractional share you would otherwise receive in the merger. The exchange ratio was determined through arm's-length negotiations between Sterling and Klamath.

        The amount of cash that Sterling will pay you in lieu of a fractional share will equal the average closing price of Sterling common stock on the Nasdaq National Market over the ten trading days ending on and including the fifth trading day before the closing date, multiplied by the fraction of a share of Sterling common stock to which you would otherwise be entitled. Klamath shareholders will not receive interest on cash payments in lieu of fractional shares.

        At the effective time of the merger, shares of Klamath common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Holders of certificates representing shares of Klamath common stock will cease to have any rights as shareholders of Klamath except the right to receive certificates representing shares of Sterling common stock and the right to receive cash for any fractional share of Sterling common stock.

Treatment of options and employee stock purchase and benefit plans

        At the effective time of the merger, each stock option granted by Klamath under the Klamath Stock Option Plan shall be automatically converted into an option to purchase shares of Sterling common stock, based upon the exchange ratio, subject to the terms of the merger agreement and the Klamath Stock Option Plan.

        Sterling has agreed to allow any unallocated shares of Klamath common stock in the Klamath ESOP (following retirement of all borrowings of the Klamath ESOP) to be allocated to participants and to cause any overfunding to be allocated to participants as earnings. For the period prior to the effective time of the merger, Klamath may make contributions to the Klamath ESOP, payments on the Klamath ESOP loan and one additional allocation, in October 2003, to the accounts of participants in the Klamath ESOP consistent with past practices on the regularly scheduled payment dates.

        Sterling has agreed to merge the Klamath 401(k) Plan into Sterling's 401(k) Plan. Sterling will also offer Klamath employees who remain at Sterling benefits commensurate with the benefits it gives to comparable Sterling employees. To the extent that credited periods of service determine eligibility, vesting and benefit accruals under any Sterling employee benefit plan, Sterling will credit former Klamath employees for any service credit recognized by Klamath or its subsidiaries with respect to eligibility and vesting under the Sterling plans, but not with respect to benefit accruals.

        Except as provided above, Klamath has agreed to terminate or withdraw from all of Klamath's employee benefit plans at or as soon as reasonably practicable after the effective time of the merger. Sterling and Klamath have agreed to cooperate in taking the appropriate actions.

Interests of Klamath's directors and executive officers in the merger

        When considering the recommendation of Klamath's board of directors, you should be aware that some of Klamath's directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, their interests as shareholders of Klamath generally. These include, among other things, indemnification rights, potential acceleration of option vesting and other benefits and payments under certain agreements and employee benefit and retention plans.

  •
  Board of directors.    The merger agreement provides that Sterling shall appoint one member of Klamath's board of directors, selected by Sterling, to Sterling's board of directors and two members of Klamath's board of directors, selected by Sterling, to Sterling Savings Bank's board of directors.

  •
  Stock options.    All outstanding Klamath options at the time of the merger shall be automatically converted into an option to purchase shares of Sterling common stock in an amount and at an exercise price as provided in the merger agreement and otherwise subject to the terms of Klamath's 1996 Stock Option Plan under which such option was granted. The merger agreement provides that the amount and exercise price of the options shall be determined by the same exchange ratio and fractional share provisions as the outstanding shares of Klamath common stock. See "Exchange ratio; possible adjustment of exchange ratio." The 1996 Stock Option Plan also provides that all outstanding options become fully vested and exercisable as of the effective date of a change in control. The completion of the merger between Sterling and Klamath will constitute a change of control for such purposes. The following directors and executive officers will have options for Klamath shares vest early as a result of the completion of the merger: Donald N. Bauhofer—23,243 shares at an exercise price of $16.846 per share; Walter F. Dodrill—16,000 shares at an exercise price of $13.10 per share; and Frank X. Hernandez—12,000 shares, Craig M Moore—9,000 shares, and James E. Essany—9,000 shares, all at an exercise price of $13.063 per share. A total of 79,743 options will vest early for all directors and employees of Klamath as a result of the completion of the merger.

  •
  Restricted stock.    All outstanding Klamath restricted stock at the time of completion of the merger shall be automatically converted into shares of Sterling common stock at the same exchange ratio and fractional share provisions as the outstanding shares of Klamath common stock. See "Exchange ratio; possible adjustment of exchange ratio." The 1996 Management Development and Recognition Plan also provides that all awarded restricted stock (including the right to receive previously paid cash dividends with respect thereto and accrued interest thereon)

    shall become fully vested as of the effective date of a change in control. The completion of the merger between Sterling and Klamath will constitute a change of control for such purposes. The following directors and executive officers will have restricted stock vest early as a result of completion of the merger; Donald N. Bauhofer—6,116 shares, Walter F. Dodrill—8,000 shares, Frank X. Hernandez—6,000 shares, Craig M Moore—3,000 shares, and James E. Essany—3,000 shares. A total of 26,116 shares of Klamath restricted stock will vest early for all directors and employees as a result of completion of the merger. As soon as practical after the merger, the 1996 Management Development and Recognition Plan will be terminated.

  •
  Employment agreements.    Klamath has entered into employment agreements with executives Kermit K. Houser, Marshall J. Alexander, Ben A. Gay, Frank X. Hernandez, Craig M Moore, James E. Essany, Walter F. Dodrill, Nina G. Drake, and Jeffrey D. Schlenker, which entitle the executives to severance payments or liquidated damages in connection with the merger if they do not enter into new written employment agreements with Sterling.

    Upon the earlier of completion of the merger, or December 31, 2003 if the closing conditions under the merger agreement have been satisfied or waived by that date, executives who have not entered into new employment agreements with Sterling will be entitled to receive a cash severance amount, as well as continued life, medical, dental, and disability insurance coverage for a period of 36 months, with the exception of Walter F. Dodrill, who will not be entitled to receive continuing insurance coverage and will receive cash in the amount of $12,588 in lieu thereof, which is included in his severance payment described below.

    Assuming none of the Klamath executive officers enter into new employment agreements with Sterling, the severance amounts to be paid to Messrs. Houser, Alexander, Gay, Hernandez, Moore, Essany, Dodrill, Schlenker and Ms. Drake will be approximately $405,750, $281,750, $281,750, $167,750, $131,250, $148,250, $196,838, $73,250, and $154,250, respectively, under their employment agreements as a result of the merger constituting a change in control. Klamath has purchased, or may purchase, long-term care insurance for one or more of the named executives, and the employer costs of such insurance shall reduce the executive's cash severance amount.

  •
  Salary continuation agreements.    Klamath First Federal has entered into salary continuation agreements with executives Kermit K. Houser, Marshall J. Alexander, Ben A. Gay, Frank X. Hernandez, Craig M Moore, James E. Essany, Walter F. Dodrill, Nina G. Drake, and Jeffrey D. Schlenker which entitle the executives to payments following termination of employment other than a termination for cause.

    In the event an executive's employment with Klamath is terminated in connection with a change in control prior to age 62 (or age 65 in the case of Mr. Houser), the executive shall be entitled to receive an enhanced annual benefit under his or her salary continuation agreement, which shall be paid beginning no sooner than when the executive attains age 55 and no later than when the executive attains age 62 (with the exception of Mr. Houser, whose benefits will commence no later than age 65). In general, the enhanced annual benefit payable is reduced if installment payments commence prior to age 62 (age 65 for Mr. Houser). Upon the commencement of payments, the installments will be payable until the executive's death and will increase by two percent per year.

    In lieu of the benefit (including the enhanced benefit described above) provided under the salary continuation agreement of each executive (other than Messrs. Houser, Gay and Alexander), Klamath First Federal has the right at any time during calendar year 2003 to make a single lump sum cash payment to the executive in complete satisfaction of all of its obligations under the executive's salary continuation agreement. Upon payment by Klamath First Federal to the executive of such single lump sum cash payment, the salary continuation agreement will terminate and no longer be effective as to that executive. If the closing conditions under the merger agreement are satisfied or waived on or before December 31, 2003, Klamath First Federal intends to make cash payments in full satisfaction of its obligations under those salary continuation agreements that permit such payment. Assuming such cash payments are made pursuant to such salary continuation agreements, the cash-out amounts required to be made to Messrs. Hernandez, Moore, Essany, Dodrill, Schlenker, and Ms. Drake would be approximately $548,847, $606,309, $542,293, $582,214, $511,577, and $473,327, respectively. The salary continuation agreements which Klamath First Federal has entered into with Messrs. Houser, Alexander and Gay do not provide for a cash-out option. However, they will receive an enhanced annual benefit on or after the later of their termination of employment or age 55 as a result of the merger constituting a change in control. Assuming that retirement payments begin at the normal retirement date, the increase in initial annual benefits for Messrs. Houser, Alexander and Gay resulting from the change in control will be approximately $102,863, $109,167, and $69,631, respectively.

  •
  Life insurance benefits.    Klamath First Federal has entered into joint beneficiary agreements for bank-owned life insurance death benefits with executives Kermit K. Houser, Marshall J. Alexander, Ben A. Gay, Frank X. Hernandez, Walter F. Dodrill, Craig M Moore, James E. Essany, Jeffrey D. Schlenker and Nina G. Drake. The agreements provide generally for three levels of benefits. The highest benefit is paid if death occurs while employed, after normal retirement with no break in service, or after a termination pursuant to a change in control. The middle benefit, which increases in value with the length of the executive's service, is provided if the executive is not employed by Klamath First Federal at the time of death, and the termination was not for cause. The lowest benefit is $25,000 in the event the executive is not employed by Klamath First Federal due to a termination for cause. The death benefit is reduced 30% and 70% from the original benefit if death occurs after attaining age 70 and age 80, respectively. The approval of the merger agreement by the Klamath shareholders constitutes a change in control under the joint beneficiary agreements. Assuming death at a normal life expectancy before age 80, but after age 70, the increase in death benefit resulting from a termination in connection with the change in control as compared to the benefit available for a termination during 2004 other than for cause (absent a change in control) for Messrs. Houser, Alexander, Gay, Hernandez, Dodrill, Moore, Essany, and Schlenker, and Ms. Drake are $543,701, $644,046, $382,969, $645,486, $517,561, $830,874, $570,194, $1,326,439 and $434,499, respectively.

  •
  Director fee continuation agreements.    Klamath has entered into fee continuation agreements with directors Rodney N. Murray, Bernard Z. Agrons, Timothy A. Bailey, James D. Bocchi, Donald N. Bauhofer, William C. Dalton, and Dianne E. Spires which entitle each of the directors to payment of retirement benefits if the director suffers a termination of service, whether voluntary or involuntary, except for cause.

    Upon a change of control, if a director subsequently suffers a termination of service, voluntary or involuntary, except for cause, then the director shall be paid director retirement benefits of $2,834 per month, commencing at age 65 and continuing until the death of the director. Alternatively, the director may elect to receive a reduced early retirement benefit as specified in the fee continuation agreement, as of the date selected for early retirement. However, if the director dies before 60 monthly payments have been made, such monthly payments will continue until a total of 60 monthly payments have been made, or until the death of the director's surviving spouse, whichever occurs earlier. Monthly payments increase by two percent at the end of each calendar year.

    Pursuant to the terms of the merger, directors who are at least age 65 on the effective date of the merger shall be entitled to normal retirement age benefits, as defined in the fee continuation agreement, if those benefits would be greater than the benefits that would be received under the change of control provision.

    Assuming the service of Klamath's directors is terminated in 2004 and their retirement payments begin at or after the directors reach age 65, the increase in initial annual benefits for Messrs. Murray, Agrons, Bocchi, Dalton, Bailey, Bauhofer, and Ms. Spires would be approximately $672, $672, $672, $672, $23,184, $26,792 and $23,184, respectively, as a result of the merger being deemed a change in control under the director fee continuation agreements.

  •
  ESOP termination.    The merger agreement provides that Klamath's Employee Stock Ownership Plan will be terminated as soon as reasonably practicable after the merger date. In connection with the termination, the sale proceeds of unallocated shares after retirement of the ESOP's borrowings, will be distributed as earnings to ESOP participants. The current estimate of earnings to be distributed to approximately 250 participants is $1.5 million. The following executives will be impacted by the earnings distribution: Kermit K. Houser, Marshall J. Alexander, Ben A. Gay, Frank X. Hernandez, Craig M Moore, James E. Essany, and Jeffrey D. Schlenker.

  •
  Indemnification.    Sterling has conditionally agreed that if the merger is completed, it will indemnify officers, directors and employees of Klamath and its subsidiaries against liability arising from actions taken before the consummation of the merger. See "The Merger—Other agreements."

  •
  Additional Compensation.    Craig M Moore will receive additional compensation during the months of July through December 2003 in the amount of $8,333 per month from Klamath First Federal for the extra services he will be providing to Klamath and Klamath First Federal to facilitate the transactions contemplated by the merger agreement.

Klamath's board of directors was aware of and considered the interests of Klamath's directors and executive officers in approving the merger and recommending that Klamath's shareholders approve the merger agreement.

Restrictions on sales by affiliates

        All shares of Sterling common stock received by Klamath shareholders in connection with the merger will be freely transferable unless the shareholder is considered to be an affiliate of either Klamath or Sterling under the Securities Act of 1933.

        Shares of Sterling common stock held by affiliates may be sold only under a registration statement or an exemption from registration under the Securities Act of 1933. Each of Klamath's executive officers and directors, each of whom may be deemed to be an "affiliate" of Klamath, as that term is defined under Rule 145 of the Securities Act of 1933, has signed a letter agreement with Sterling, agreeing that he or she will sell, offer to sell or otherwise dispose of any Sterling common stock issued in connection with the merger only under an effective registration statement or in compliance with Rule 145 or other exemption from registration under the Securities Act of 1933.

Material United States federal income tax consequences of the merger

        The following discussion summarizes the material United States federal income tax consequences to Klamath and Klamath's shareholders in connection with the merger. This summary does not purport to be a complete analysis or listing of all of the potential tax effects of the merger. It does not deal with all federal income tax considerations that may be relevant to some Klamath shareholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their Klamath common stock as capital assets and those subject to the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, it does not address the tax consequences particular to Klamath shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, and does not address the effects of the merger on holders of Klamath stock options. Moreover, it does not address the tax consequences of the merger under foreign, state or local tax laws.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO YOU.

        It is a condition to the merger that Klamath receive an opinion from Silver, Freedman & Taff, L.L.P. that the merger will constitute reorganization under Section 368 of the Internal Revenue Code. Sterling will receive a similar opinion from its counsel, Witherspoon, Kelley, Davenport & Toole, P.S. The tax opinions will be based on and subject to certain assumptions and limitations as well as factual representations received from Klamath and Sterling, as discussed below. An opinion of counsel represents only counsel's best legal judgment, has no binding effect or official status of any kind and contrary positions may be taken by the Internal Revenue Service or a court considering the issues. Neither Klamath nor Sterling has requested or will request a ruling from the IRS with regard to any of the United States federal income tax consequences of the merger. The tax opinions and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations and current administrative rulings and court decisions. Future legislative, judicial or administrative changes or interpretations may adversely affect the accuracy of the tax opinions or of the statements and conclusions in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

        Assuming the merger qualifies as a tax-free reorganization, the material United States federal income tax consequences of the merger are as follows:

  •
  Nature of the merger.    Klamath and Sterling will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code if the merger is carried out in the manner provided in the merger agreement.

  •
  Consequences to Klamath.    Klamath will not recognize gain or loss with respect to Sterling's issuance of Sterling common stock to Klamath's shareholders in the merger and the transfer by operation of law of Klamath's assets and liabilities to Sterling upon consummation of the merger.

  •
  Consequences to Klamath's shareholders.    No gain or loss will be recognized by Klamath's shareholders with respect to their receipt in the merger of Sterling common stock, except to the extent of cash received in lieu of fractional shares of Sterling common stock.

        The aggregate tax basis of the Sterling common stock you receive in the merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the Klamath common stock you surrendered in exchange for the Sterling common stock. The holding period of each share of Sterling common stock you receive in the merger will include the period during which you held your Klamath common stock.

        Cash payments in lieu of a fractional share should be treated as if a fractional share of Sterling common stock had been issued in connection with the merger and then redeemed by Sterling. If you receive cash, you should generally recognize a gain or loss at the time of that payment equal to any difference between the amount of cash received and your basis in the fractional share (which will be a pro rata portion of your basis in the Sterling common stock received in the merger).

        A successful challenge by the IRS to the tax-free reorganization status of the merger would result in Klamath's shareholders recognizing a taxable gain or loss for each share of Klamath common stock surrendered, equal to the difference between the shareholder's basis in that share and the fair market value, as of the effective date of the merger, of the Sterling common stock received in exchange for the Klamath share, plus any cash received. This gain or loss would be treated as capital gain or loss for each shareholder. In that event, a shareholder's aggregate basis in Sterling common stock received would equal the fair market value of such stock at the effective date of the merger and the holding period for the stock would begin on the day after the effective date of the merger.

Accounting treatment of the merger

        Sterling expects to account for the merger using the purchase method of accounting in accordance with generally accepted accounting principles. Sterling will be considered the acquiror and will recognize intangible assets and goodwill. See "Pro Forma Financial Information" on page [    ].

Exchange of Klamath stock certificates for Sterling stock certificates

        You should not send Klamath common stock certificates to Klamath or Sterling at this time. After the closing of the merger, the exchange agent will send a letter of transmittal to all Klamath shareholders of record. This letter will instruct you as to how to exchange your Klamath common stock certificates for Sterling common stock certificates. As soon as practicable after receipt of your properly completed letter of transmittal, the exchange agent will deliver to you a certificate representing the appropriate number of shares of Sterling common stock, together with a check representing the cash payment for any fractional share.

Conditions to completion of the merger

        The obligations of each of Sterling and Klamath to effect the merger are subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

  •
  the approval of the merger agreement by the shareholders of Sterling and Klamath;

  •
  the approval by the Nasdaq National Market of the listing of the shares of Sterling common stock to be issued in connection with the merger;

  •
  the receipt of all required regulatory approvals;

  •
  the effectiveness of the registration statement;

  •
  the absence of any statute, rule, regulation, order, decree or injunction prohibiting the merger;

  •
  the receipt by each of Klamath and Sterling of an opinion from its tax counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes;

  •
  the accuracy of the other party's representations and warranties in the agreement, except in respects that do not have a material adverse effect, and the receipt by each party of a certificate to that effect from designated executive officers of the other party; and

  •
  the performance in all material respects by both parties of their covenants and obligations under the merger agreement and the receipt by each party of a certificate to that effect from designated executive officers of the other party.

        The obligations of Sterling to effect the merger are further subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

  •
  the absence of any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, by any governmental entity which imposes any restriction or a condition which would be reasonably likely to have a material adverse effect on Klamath, Sterling or the surviving company; and

  •
  Sterling shall have received resignations from each director of Klamath and its subsidiaries.

        We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Representations and warranties

        The merger agreement contains customary representations and warranties of each of Klamath and Sterling relating to, among other things:

  •
  organization and related matters;

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  capital structure;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  required consents and approvals;

  •
  SEC filings and the information contained in those documents;

  •
  financial statements;

  •
  broker's fees;

  •
  undisclosed liabilities and material adverse changes;

  •
  legal proceedings;

  •
  taxes and tax returns;

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  regulatory agreements;

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  the absence of state law impediments;

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  compliance with applicable laws;

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  fairness opinions;

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  tax-free treatment of the merger under the Internal Revenue Code; and

  •
  information to be included in filings related to the merger.

        Klamath has made additional representations and warranties relating to, among other things:

  •
  employee benefit plans;

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  significant contracts;

  •
  environmental matters;

  •
  allowances for losses;

  •
  properties and assets;

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  insurance;

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  Klamath's loan portfolio and lending practices;

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  intellectual property rights;

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  indemnification claims; and

  •
  interests of and loans to officers and directors of Klamath.

Exclusivity

        In the merger agreement, Klamath agreed that it would not authorize or permit its representatives to (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any acquisition proposal (as defined in the merger agreement) or (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any acquisition proposal. In the event, however, that Klamath receives an unsolicited bona fide acquisition proposal and Klamath's board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined in the merger agreement), Klamath may take any action described in clause (ii) above to the extent that the Klamath board of directors concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information, Klamath must have entered into a confidentiality agreement with the third party. Klamath agreed to discontinue any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than Sterling with respect to any acquisition proposal. Klamath agreed to promptly advise Sterling following receipt of any acquisition proposal of the substance thereof (including the identity of the person making such acquisition proposal), and to keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal) on a current basis.

Other agreements

        Sterling and Klamath have each agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of the other party, they will take specified actions and refrain from taking other actions, as described below.

        Sterling and Klamath have conditionally agreed, among other things, to:

  •
  consult and cooperate with each other in order to formulate the plan of integration for the merger;

  •
  cooperate with each other and to promptly prepare, file and update as necessary all necessary documentation to effect all applications, notices, petitions and filings, including this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part, and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement;

  •
  consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated therein;

  •
  promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement which causes that party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed;

  •
  provide each other with reasonable access to all of our properties, books, contracts, commitments and records, to provide information about our businesses, properties and personnel and to keep that information confidential;

  •
  hold the special meetings of our respective shareholders for the purpose of voting upon the approval of the merger;

  •
  recommend to our respective shareholders approval of the merger;

  •
  use our reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on either of us with respect to the merger and to consummate the merger;

  •
  promptly advise each other of any change or event that, individually or in the aggregate, has had or would be reasonably certain to have a material adverse effect on one party or to cause or constitute a material breach of any of our respective representations, warranties or covenants contained in the merger agreement;

  •
  not take any action that would cause a breach of our respective representations and warranties under the merger agreement;

  •
  not take any action that will result in any of the conditions to the merger not being satisfied or in a violation of the merger agreement, except as may be required by applicable law;

  •
  not amend our respective articles of incorporation or bylaws; and

  •
  not take or omit to take any other action that would materially adversely affect or materially delay the obtaining of required regulatory approvals or our ability to consummate the transactions contemplated by the merger agreement.

        Klamath has agreed that it will carry on its business in the ordinary course consistent with past and prudent practices, and use its reasonable best efforts to preserve intact its business organization, keep its present employees and preserve its goodwill with customers and others having business with Klamath. Klamath has also agreed that, except as contemplated or permitted by the merger agreement or with the prior written consent of Sterling, neither it nor any of its subsidiaries will:

  •
  declare or pay any dividends, on or make other distributions in respect of, any of its capital stock, except for certain quarterly cash dividends on Klamath common stock and cash dividends from Klamath subsidiaries to Klamath or other Klamath subsidiaries;

  •
  split, combine or reclassify any shares of its capital stock or issue, or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock, or repurchase or otherwise acquire any shares of its capital stock;

  •
  issue or authorize the issuance of capital stock, rights, warrants or options to acquire any such shares other than issuance of shares upon exercise of outstanding options;

  •
  make capital expenditures aggregating in excess of $250,000;

  •
  enter into any new line of business;

  •
  acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof;

  •
  change its methods of accounting in effect at September 30, 2002, except as required by changes in generally accepted accounting principles as concurred to by Klamath's independent auditors;

  •
  except as required by law or the merger agreement, adopt, renew or terminate any employee benefit plan between Klamath and any of its officers, directors or employees;

  •
  except for normal annual increases in pay consistent with past practice, increase the compensation of any employee or director, or with certain exceptions, enter into, modify or renew any contract or commitment with any director, officer or employee providing for payment of compensation or benefits;

  •
  hire any new employee at an annual compensation in excess of $60,000;

  •
  pay aggregate expenses in excess of $50,000 of employees or directors who attend conventions;

  •
  promote any employee to a rank of vice president or higher;

  •
  pay any retention or other bonuses to any employees;

  •
  incur any indebtedness, with a term greater than one year, for borrowed money or become responsible for the obligations of any entity;

  •
  sell, purchase, enter into a lease, relocate, open or close any office;

  •
  make any equity investment in real estate other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled debt restructuring in the ordinary course of business consistent with prudent business practices;

  •
  modify or make any new loans to any affiliated person;

  •
  make any investment or incur deposit liabilities other than in the ordinary course of business consistent with past practices, or make any equity investments;

  •
  purchase any loans or sell, purchase or lease any real property, except for certain loan participations and the sale of real estate that is the subject of a casualty loss or condemnation or the sale of owned real estate on a basis consistent with past practices;

  •
  originate any loans except in accordance with existing lending policies;

  •
  make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than five years;

  •
  sell any "held for investment" loans or servicing rights related thereto or purchase any mortgage loan servicing rights; or

  •
  agree or commit to do any of the actions set forth above.

        Sterling has conditionally agreed, among other things, to:

  •
  use its reasonable best efforts to cause the shares of Sterling common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market prior to or at the effective time;

  •
  provide severance benefits to those employees of Klamath and its subsidiaries whose employment is involuntarily terminated without cause at or within 365 days of the effective time of the merger agreement (other than employees who are entitled to receive severance payments under employment or similar agreements) in accordance with Sterling's current severance policy;

  •
  indemnify and hold harmless the officers, directors and employees of Klamath and its subsidiaries for any liabilities incurred in connection with any matters arising prior to the merger out of their service as an officer, director or employee of Klamath or its subsidiaries or the merger agreement for a period of six years after the merger;

  •
  use its commercially reasonable efforts to cause the persons serving as officers and directors of Klamath and its subsidiaries immediately prior to the merger to be covered by a directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the merger which were committed by such officers and directors in their capacity as such for a period not less than three years; and

  •
  appoint one member of Klamath's board of directors, selected by Sterling to Sterling's board of directors and two members of Klamath's board of directors selected by Sterling to Sterling Savings Bank's board of directors.

Termination of the merger agreement

        The merger agreement may be terminated by the mutual written consent of the parties at any time before the effective time of the merger. In addition, subject to certain conditions, the merger agreement may be terminated by either Klamath or Sterling if:

  (a)
  any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action;

  (b)
  the merger is not completed by July 31, 2004;

  (c)
  (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement in the merger agreement) there is a breach of any covenant, representation or warranty by the other party and such breach has not been cured within 30 days following written notice of such breach from the other party or such breach, by its nature, cannot be cured prior to the closing;

  (d)
  the shareholders of Sterling or Klamath fail to approve the merger at their respective meetings;

  (e)
  the board of directors of Klamath fails to recommend to its shareholders the approval of the merger or the board changes, or publicly announces its intention to change, its recommendation; or

  (f)
  Klamath breaches any of its agreements described above under "Exclusivity" in any respect adverse to Sterling.

        In addition, the merger agreement may be terminated subject to certain conditions:

  (g)
  by Sterling if a tender offer or exchange offer for 25% or more of the outstanding shares of Klamath common stock is commenced (other than by Sterling or a subsidiary thereof), and the Klamath board of directors recommends that the shareholders tender their shares or otherwise fails to recommend that the shareholders reject the offer within ten business days after commencement of the offer; or

  (h)
  by Klamath if the average closing price of Sterling's common stock during a specified period just prior to the closing date is less than $20.53 and the price has also declined since June 13, 2003 by 15% or more relative to a weighted average index of a certain group of financial institution holding companies. Sterling, however, will then have the option to avoid the termination by increasing the number of shares of Sterling common stock to be exchanged for shares of Klamath common stock.

  (i)
  by Klamath if the board of directors of Sterling fails to recommend to its shareholders the approval of the merger or withdraws, modifies or qualifies its recommendation in any manner adverse to Klamath.

Termination fees

        Klamath and Sterling have agreed to pay termination fees in certain events. Klamath must pay Sterling a termination fee of $6.0 million in the event of a termination of the merger agreement for the reasons described in subparagraphs (e),(f) or (g) of the preceding section entitled "Termination of the merger agreement." If Sterling terminates the merger agreement for the reasons described in subparagraph (c) of the preceding section, Klamath must pay Sterling a termination fee of $1.5 million, provided that the fee will increase to $6.0 million if, within 18 months after termination, Klamath or any of its subsidiaries consummates or enters into a definitive agreement with respect to an acquisition proposal (as defined in the merger agreement). If Klamath terminates the merger agreement for the reason described in subparagraph (i) of the preceding section, Sterling must pay Klamath a termination fee of $1.5 million.

        The termination fees may increase the likelihood of the completion of the merger in accordance with the terms of the merger agreement. The termination fees may also discourage persons from making an offer to acquire all of or a significant interest in Klamath by increasing the cost of an acquisition. If a party fails to timely pay the termination fee, the other party must pay the costs and expenses incurred by the other party to collect such payment, together with interest.

Extension; waiver

        At any time before the effective time of the merger, either party to the merger agreement may, to the extent legally allowed:

  •
  extend the time for the performance of the other party's obligations under the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of any other party in the merger agreement or related documents; and

  •
  waive compliance with any of the agreements, conditions or covenants in the merger agreement that are for the benefit of the waiving party.

Amendment of the merger agreement

        The merger agreement may be amended by Sterling and Klamath at any time before or after approval by Klamath's shareholders, except that, after shareholder approval, Klamath and Sterling may not make any amendment which reduces the amount or changes the form of consideration to be delivered to Klamath shareholders without the further approval of Klamath's shareholders.

Klamath management voting agreements

        As a condition to the merger agreement, Sterling required Klamath's directors and certain executive officers to enter into voting agreements. These voting agreements require Klamath's directors and certain executive officers to vote all of the shares of Klamath common stock they beneficially own in favor of approval of the merger agreement. As of October 13, 2003, the record date, Klamath's directors and such executive officers collectively owned [    ] shares of Klamath common stock, which represented approximately [    ] percent of Klamath's outstanding common stock. None of Klamath's directors or executive officers were paid additional consideration to enter into the voting agreements.

COMPARISON OF RIGHTS OF HOLDERS OF KLAMATH COMMON STOCK AND
STERLING COMMON STOCK

        After completion of the merger, the Klamath shareholders will become shareholders of Sterling. Klamath is an Oregon corporation. Sterling is a Washington corporation. Before the merger, the rights of Klamath shareholders are governed by Klamath's articles of incorporation, its bylaws and the Oregon Business Corporation Act. After the merger, as Sterling shareholders, the rights of Klamath will be governed by Sterling's articles of incorporation, its bylaws and the Washington Business Corporation Act.

        The following discussion summarizes the material differences between the rights of holders of Sterling common stock and holders of Klamath common stock under the articles of incorporation and bylaws of Sterling and the articles of incorporation and bylaws of Klamath. This summary is qualified in its entirety by reference to Sterling's articles of incorporation and bylaws, Klamath's articles of incorporation and bylaws and the relevant provisions of Washington and Oregon corporation law. This discussion is not intended to be a complete statement of the differences between Washington law and Oregon law. Differences between the Washington Business Corporation Act and the Oregon Business Corporation Act should be considered when evaluating the comparative rights of Sterling and Klamath shareholders. Copies of the charter documents are attached as exhibits to Klamath's and Sterling's filings with the SEC. See "Documents Incorporated By Reference Into This Joint Proxy Statement/Prospectus" and "Where You Can Find More Information" on page [    ].

Board of directors

Klamath.	Klamath's articles of incorporation provide that the number of directors on the Klamath board of directors shall be not less than five nor more than twenty-five and no action can be taken to decrease or increase the number of directors without approval of at least two-thirds of the directors then in office. Klamath currently has eight directors.
Sterling.
Sterling's bylaws provide that the number of directors may be increased or decreased by an amendment to the bylaws. Amendments to the bylaws may be adopted by Sterling's shareholders or by a majority of the board of directors without shareholder approval, subject to the Washington Business Corporation Act.

Right to call special meeting of shareholders

Klamath.	A special meeting of the shareholders may be called by the board of directors or by a committee of the board of directors designated by the board or as otherwise provided by the Oregon Business Corporation Act.
Sterling.
A special meeting of shareholders may be called by Sterling's board of directors or by the holders of 10% of Sterling's voting shares entitled to vote on the proposals to be considered at the special meeting.

Preemptive rights

Klamath.	Klamath's articles of incorporation provide that holders of Klamath securities generally do not have preemptive rights. Any unissued securities may, however, be issued by Klamath's board of directors with such terms as they deem advisable, including preemptive rights.

Sterling.	Sterling's articles of incorporation provide that Sterling shareholders shall not have preemptive rights.

Removal of directors

Klamath.	Klamath's articles of incorporation generally provide that a director may be removed only for cause and only when the removal is approved by 80% of the outstanding shares of Klamath capital stock authorized to vote at a shareholder meeting called for that purpose. There are no restrictions on removal of directors elected by holders of preferred stock.
Sterling.
Sterling's articles of incorporation do not vary from the Washington Business Corporation Act which provides that a director may be removed with or without cause by a simple majority of the shares authorized to vote.

Removal of officers

Klamath	Klamath's bylaws provide that any officer may be removed by a vote of two-thirds of the board of directors.
Sterling.	Sterling's bylaws provide that any officer or agent may be removed by a vote of a majority of the board of directors.

Filling vacancies on the board of directors

Klamath.	Klamath's bylaws provide that any vacancy on Klamath's board may be filled by the affirmative vote of two-thirds of the remaining directors. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office.
Sterling.
Sterling's bylaws provide that any vacancy on Sterling's board may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office.

Amendment of articles and bylaws

Klamath.	Klamath's articles of incorporation provide that certain specified articles may not be repealed, altered, amended or rescinded without approval by 80% of the outstanding shares authorized to vote. Klamath's bylaws may be adopted, repealed, altered, amended or rescinded by either two-thirds of the full board of directors or by 80% of the outstanding shares entitled to vote.
Sterling.
Sterling's articles of incorporation do not vary from the Washington Business Corporation Act which limits the amendments that the board of directors may make without shareholder approval. Sterling's bylaws, however, permit amendments, alterations and additions to the bylaws by a majority vote of the board of directors.

Right to call special meeting of directors

Klamath.	A special meeting of the board of directors may be called by the chairman of the board, the president or by one-third of the directors. The meeting may be held anywhere in the State of Oregon.

Sterling.	A special meeting of the board of directors may be called by the chairman of the board, or any two directors. The meeting may be held anywhere within or without the State of Washington.

Shareholder nomination and shareholder proposals

Klamath.	Klamath's articles of incorporation provide that nominations for the election of directors and proposals for any new business at a meeting of shareholders may be made by either the board of directors or by any shareholder that gives notice of the nomination or proposal not less than thirty days nor more than sixty days prior to the meeting.
Sterling.
Sterling's articles of incorporation do not vary from the Washington Business Corporation Act which provides that a majority of the board of directors or shareholders may fill any vacancies on the board and permits holders of 10% of Sterling's voting shares to make written demand that special meeting be held for a certain purpose or purposes.

Voting rights

Klamath.	Klamath's articles of incorporation provide that holders of the common stock exclusively possess all voting power and each share of common stock generally entitles the holder to one vote for each share. However, if any person acquires the beneficial ownership of more than 10% of any class of Klamath stock without the prior approval of two-thirds of the Klamath's board of directors, then the person will only be entitled to cast one-hundredth of a vote for each vote in excess of 10% of the voting power of the outstanding shares of Klamath voting stock.
Sterling.
Sterling's articles of incorporation provide that each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except as may be otherwise provided by statute or in the articles of incorporation.

Related person transactions

Klamath.	Klamath's articles of incorporation require that certain transactions such as mergers with, sales of substantial assets to or issuance of stock to an interested person (a person or entity owning fifteen percent or more of Klamath's outstanding common stock) are prohibited for three years from the time a party becomes an interested person unless: (1) prior to the date the party became an interested person, the board of directors approved the transaction which resulted in the person becoming an interested person; (2) upon consummation of the transaction which resulted in the person becoming an interested person, the interested person beneficially owned at least 85% of the Klamath voting stock; or (3) the transaction has been approved by Klamath's board of directors and two-thirds of the voting stock not owned by the interested person.
Sterling.	Sterling's articles of incorporation do not vary from the Washington Business Corporation Act which provides no special provisions for shareholder votes on transactions with related parties.

Anti-takeover provisions

Klamath.	Klamath's articles of incorporation provide for limited voting rights under certain circumstances and prohibit certain transactions with related persons. See "Voting rights" and "Related person transactions." These provisions as well as other provisions in Klamath's articles of incorporation and bylaws may have an anti-takeover effect which may tend to perpetuate management.
Sterling.
With the exception of the provisions noted in this section above, the provisions in Sterling's articles of incorporation which may have an anti-takeover effect or which may tend to perpetuate management are generally similar to Klamath's.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND
DIRECTORS OF STERLING

        The following table sets forth, as of [August 31,] 2003, information concerning the beneficial ownership of Sterling common stock by each director and executive officer and by the directors and executive officers as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial owners of more than 5%
Westport Asset Management, Inc.(1) 253 Riverside Avenue Westport, CT 06880	1,037,766		8.68
Private Capital Management(2) 8889 Pelican Bay Blvd., Ste. 500 Naples, FL 34108	941,044		7.87
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	826,188		6.91
Directors and Executive Officers
Ned M. Barnes	42,819	(4)	*
Rodney W. Barnett	34,941	(5)	*
David P. Bobbitt	46,212	(6)	*
Thomas H. Boone	45,987	(7)	*
James P. Fugate	19,578	(8)	*
Harold B. Gilkey	315,396	(9)	*
John M. Harlow	64,023	(10)	*
Robert D. Larrabee	26,146	(8)	*
Robert E. Meyers	42,473	(8)	*
Heidi B. Stanley	76,013	(11)	*
David O. Wallace	19,601	(8)	*
William W. Zuppe	197,143	(12)	*
All executive officers and directors as a group (17 persons)	1,086,060	(13)	7.34%

  *
  Less than 1%.

  (1)
  Based on Schedule 13G filed on February 14, 2003 by Westport Asset Management, Inc., which states that it has shared voting and dispositive power as to 683,067 shares and sole voting and dispositive power as to 354,699 shares.

  (2)
  Based on Schedule 13G filed on February 14, 2003 by Private Capital Management, which states that it has shared voting power as to 941,044 shares.

  (3)
  Based on Schedule 13G filed on February 11, 2003 by Dimensional Fund Advisors, Inc., which states that it has sole voting and dispositive power as to 826,188 shares.

  (4)
  Includes 1,443 shares as to which Mr. Barnes has shared voting and investment power, 25,497 shares held in a self-directed profit-sharing plan and 9,000 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003. Excludes 1948 shares owned by the law firm of which Mr. Barnes is a principal, as to which shares Mr. Barnes disclaims beneficial ownership.

  (5)
  Includes 8,632 shares owned by a profit-sharing plan, of which Mr. Barnett is the principal administrator and as to which shares he disclaims beneficial ownership, and 9,000 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003.

  (6)
  Includes 44,700 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003 and 0 shares held for Mr. Bobbitt's individual account under the Sterling Savings Bank Employee Savings Plan (the "Savings Plan"). Excludes 6,452 shares held by Sterling's Deferred Compensation Plan and 1,785 shares (as of July 31, 2003) held by the Savings Plan for the benefit of Mr. Bobbitt, as to which shares Mr. Bobbitt disclaims beneficial ownership.

  (7)
  Includes 13,279 shares owned by a profit-sharing plan, as to which shares Mr. Boone disclaims beneficial ownership, and 10,511 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003.

  (8)
  Includes 9,000 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003.

  (9)
  Includes 154,000 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003 and 11,130 shares held for Mr. Gilkey's individual account under the Savings Plan. Excludes 162,452 shares held by Sterling's Deferred Compensation Plan and 6,436 shares (as of July 31, 2003) held by the Savings Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

  (10)
  Includes 31,400 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003 and 0 shares held for Mr. Harlow's individual account under the Savings Plan. Excludes 29,591 shares held by Sterling's Deferred Compensation Plan and 4,123 shares (as of July 31, 2003) held by the Savings Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

  (11)
  Includes 50,200 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003, and 4,761 shares held for Ms. Stanley's individual account under the Savings Plan. Excludes 29,235 shares held by Sterling's Deferred Compensation Plan and 3,637 shares (as of July 31, 2003) held by the Savings Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

  (12)
  Includes 148,000 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003 and 11,894 shares held for Mr. Zuppe's individual account under the Savings Plan. Excludes 111,753 shares held by Sterling's Deferred Compensation Plan and 6,063 shares (as of July 31, 2003) held by the Savings Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

  (13)
  Includes 69,376 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2003 and 29,440 shares held in individual accounts under the Savings Plan.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND
DIRECTORS OF KLAMATH

        The following table sets forth, as of [June 30,] 2003, information as to the shares of Klamath common stock beneficially owned by each person who, to the knowledge of Klamath, is the owner of more than five percent of the outstanding shares of Klamath common stock, by each executive officer and director of Klamath, and by the executive officers and directors of Klamath as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding
Beneficial owners of more than 5%
Tontine Financial Partners, L.P.(2) Tontine Management, L.L.C. Tontine Overseas Associates, L.L.C. Mr. Jeffrey L. Gendell 55 Railroad Ave., 3rd Floor Greenwich, CT 06830	582,200		8.34%
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	542,900		7.78%
Bryn Mawr Capital Management, Inc.(4) One Town Place, Suite 200 Bryn Mawr, PA 19010-3495	468,361		6.71%
Directors and Executive Officers(5)
Rodney N. Murray	94,129	(6)	1.35%
Kermit K. Houser	116,455	(7)	1.67%
Bernard Z. Agrons	68,495	(8)	**
Timothy A. Bailey	70,298	(9)	1.01%
Donald N. Bauhofer	6,116	(10)	**
James D. Bocchi	78,616	(11)	1.13%
William C. Dalton	41,570	(12)	**
Dianne E. Spires	29,409	(13)	**
Marshall J. Alexander	177,963	(14)	2.55%
Ben A. Gay	19,176	(15)	**
Frank X. Hernandez	46,487	(16)	**
Craig M Moore	14,711	(17)	**
Walter F. Dodrill	13,127	(18)	**
James E. Essany	10,123	(19)	**
All executive officers and directors as a group (14 persons)	786,675	(20)	11.27%

  **
  Less than one percent of shares outstanding.

  (1)
  In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Klamath common stock if he or she has voting and/or investment power with respect to such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days from the record date. The table includes shares owned by spouses or other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. Excludes shares from ESOP allocation as of September 30, 2003.

  (2)
  Based on an amended Schedule 13G dated January 6, 2003 and filed with the SEC on January 8, 2003. According to this filing, Tontine Financial Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C. and Mr. Gendell have shared voting power and shared dispositive power with respect to these shares.

  (3)
  Based on an amended Schedule 13G dated December 31, 2002 and filed with the SEC on February 12, 2003. According to this filing, Dimensional Fund Advisors, Inc., an investment advisor registered under the Investment Advisors Act of 1940, has sole voting power and sole dispositive power with respect to these shares.

  (4)
  Based on a Schedule 13G dated December 31, 2002 and filed with the SEC on February 12, 2003. According to this filing, an investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(f) of the Securities Exchange Act of 1934, and has sole voting and dispositive power with respect to these shares.

  (5)
  Under SEC regulations, the term "named executive officer(s)" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. However, for purposes of this proxy, equity ownership of all executive officers is listed.

  (6)
  Includes 61,167 shares underlying stock options exercisable within 60 days of June 30, 2003.

  (7)
  Includes 100,000 shares underlying stock options exercisable within 60 days of June 30, 2003.

  (8)
  Includes 45,670 shares underlying stock options exercisable within 60 days of June 30, 2003.

  (9)
  Includes 45,670 shares underlying stock options exercisable within 60 days of June 30, 2003.

  (10)
  Includes unvested restricted shares issued under Klamath's Management Recognition and Development Plan ("MRDP"). Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

  (11)
  Includes 45,670 shares underlying stock options exercisable within 60 days of June 30, 2003.

  (12)
  Includes 30,670 shares underlying stock options exercisable within 60 days of June 30, 2003.

  (13)
  Includes 23,243 shares underlying stock options exercisable within 60 days of June 30, 2003. Excludes shares held in trusts for which Ms. Spires is a death beneficiary and for which she is not the named fiduciary.

  (14)
  Includes 127,651 shares underlying stock options exercisable within 60 days of June 30, 2003. Includes unvested restricted shares issued in Klamath's MRDP. Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

  (15)
  Includes 10,000 shares underlying stock options exercisable within 60 days of June 30, 2003. Includes unvested shares in Klamath's MRDP. Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

  (16)
  Includes 17,786 shares underlying stock options exercisable within 60 days of June 30, 2003. Includes unvested shares in Klamath's MRDP. Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

  (17)
  Includes 6,000 shares underlying stock options exercisable within 60 days of June 30, 2003. Includes unvested shares in Klamath's MRDP. Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

  (18)
  Includes 4,000 shares underlying stock options exercisable within 60 days of June 30, 2003. Includes unvested shares in Klamath's MRDP. Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

  (19)
  Includes 6,000 shares underlying stock options exercisable within 60 days of June 30, 2003. Includes unvested shares in Klamath's MRDP. Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

  (20)
  Includes 523,527 shares underlying stock options exercisable within 60 days of June 30, 2003.

PRO FORMA FINANCIAL INFORMATION

STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC.

Unaudited Pro Forma Combined Condensed Consolidated Statement of
Financial Condition and Statements of Income

        The following unaudited pro forma combined condensed consolidated statement of financial condition combines the historical consolidated statement of financial condition of Sterling and subsidiaries and the historical consolidated statement of financial condition of Klamath and subsidiaries giving effect to the consummation of the merger on June 30, 2003, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements.

        The following unaudited pro forma combined condensed consolidated statements of income for the six months ended June 30, 2003 and the year ended December 31, 2002 combine the historical consolidated statements of income of Sterling and subsidiaries and Klamath and subsidiaries giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated financial statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future.

        The unaudited pro forma combined condensed consolidated statement of financial condition and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Sterling and subsidiaries and of Klamath and subsidiaries incorporated by reference herein.

        We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC.

Unaudited Pro Forma Combined Condensed Consolidated Statement of
Financial Condition

	June 30, 2003
	Sterling Historical	Klamath Historical		Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands)
ASSETS
Cash and due from banks	$93,605	$58,989		$2,201	(B)	$154,795
Asset-backed securities	980,791	591,058				1,571,849
Investments	95,912	141,347				237,259
Loans receivable, net	2,719,615	555,287				3,274,902
Goodwill	45,075	22,873	(B)	(22,873 77,798	)(B) (C)	122,873
Other intangible assets	3,038	14,690		(14,690) 17,412	(B) (B)	20,450
Other assets	156,551	65,643		3,664	(B)	225,858

Total assets	$4,094,587	$1,449,887		$63,512		$5,607,986

LIABILITIES
Deposits	$2,393,707	$1,081,010				$3,474,717
Advances from FHLB Seattle	995,119	208,000		27,038	(B)	1,230,157
Securities sold subject to repurchase agreements and funds purchased	276,958					276,958
Other borrowings	139,782	27,305				167,087
Other liabilities	42,678	12,095		12,507	(B)	67,280

Total liabilities	3,848,244	1,328,410		39,545		5,216,199

SHAREHOLDERS' EQUITY
Common stock	$14,781	$70		$5,358 (70)	(D) (E)	$20,139
Additional paid-in capital	180,825	33,832		(33,832 140,086	(E) (D)	320,911
Retained earnings	51,682	86,183		(86,183	)(E)	51,682
Unearned MRDP and ESOP shares		(3,031)		2,201 830	(E) (E)
Accumulated other comprehensive income (loss), net of tax effect	(945)	4,423		(4,423	)(E)	(945)

Total shareholders' equity	246,343	121,477		23,967		391,787

Total liabilities and shareholders' equity	$4,094,587	$1,449,887		$63,512		$5,607,986

STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

	For the Year Ended
	December 31, 2002	September 30, 2002
	Sterling Historical(A)	Klamath Historical(A)		Pro Forma Adjustments			Pro Forma Combined
	(Dollars in thousands, except shares and per share data)
Interest income:
Loans	$159,278	$52,179		$			$211,457
Asset-backed securities	33,539	26,369					59,908
Investments	4,354	7,972					12,326
Other	142	773					915

Total interest income	197,313	87,293					284,606

Interest expense:
Deposits	43,632	29,783					73,415
Borrowed funds	53,333	11,171	(J)		(5,040)	(F)	59,464

Total interest expense	96,965	40,954			(5,040)		132,879

Net interest income	100,348	46,339			5,040		151,727
Provision for losses on loans	(11,867)	(156)					(12,023)

Net interest income after provision for losses on loans	88,481	46,183			5,040		139,704

Other operating income:
Net gains on sales of securities	2,925	1,707					4,632
Fee and other	26,155	10,907					37,062

Total non-interest income	29,080	12,614					41,694

Non-interest expense
General and administrative expense:
Compensation and benefits	42,861	22,125			113	(K)	65,099
Occupancy and equipment and other	37,438	21,102	(J)				58,540
Amortization of intangibles	644	5,521			1,741	(G)	7,906

Total non-interest expense	80,943	48,748			1,854		131,545

Income before income tax expense	36,618	10,049			3,186		49,853
Income tax expense	(11,031)	(3,260)			(1,147)	(L)	(15,438)

Net income	$25,587	$6,789			$2,039		$34,415

Earnings per share:
Basic	$1.96	$1.06					$1.92
Diluted	1.91	1.05					1.87
Weighted average common shares:
Basic	13,027,884	6,411,351					17,964,624	(I)
Diluted	13,432,770	6,495,498					18,434,303	(I)

STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

	For the Six Months Ended
	June 30, 2003	March 31, 2003
	Sterling Historical(A)	Klamath Historical(A)		Pro Forma Adjustments			Pro Forma Combined
	(Dollars in thousands, except shares and per share data)
Interest income:
Loans	$82,715	$22,714		$			$105,429
Asset-backed securities	19,186	11,043					30,229
Investments	2,235	3,044					5,279
Other		197					197

Total interest income	104,136	36,998					141,134

Interest expense:
Deposits	18,513	10,248					28,761
Borrowed funds	27,012	6,164	(J)		(2,520	)(F)	30,656

Total interest expense	45,525	16,412			(2,520)		59,417

Net interest income	58,611	20,586			2,520		81,717
Provision for losses on loans	(4,800)						(4,800)

Net interest income after provision for losses on loans	53,811	20,586			2,520		76,917

Other operating income:
Net gains on sales of securities	3,037	885					3,922
Fee and other	13,761	7,232					20,993

Total non-interest income	16,798	8,117					24,915

Non-interest expense
General and administrative expense:
Compensation and benefits	23,955	12,083			116	(K)	36,154
Occupancy and equipment and other	19,955	10,676	(J)				30,631
Amortization of intangibles	105	1,824			871	(G)	2,800

Total non-interest expense	44,015	24,583			987		69,585

Income before income tax expense	26,594	4,120			1,533		32,247
Income tax expense	(9,294)	(1,273)			(552	)(L)	(11,119)

Net income	$17,300	$2,847			$981		$21,128

Earnings per share:
Basic	$1.21	$0.44					$1.10
Diluted	1.18	0.43					1.07
Weighted average common shares:
Basic	14,244,227	6,440,579					19,203,473	(I)
Diluted	14,602,015	6,592,859					19,678,516	(I)

PRO FORMA FINANCIAL INFORMATION

STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC.

Notes to Unaudited Pro Forma Combined
Condensed Consolidated Financial Statements
December 31, 2002 and June 30, 2003

(A)
Basis of Presentation

        Sterling's fiscal year end is December 31 and Klamath's fiscal year end is September 30. Therefore, the information presented below for the twelve months includes Sterling's year ended December 31, 2002 and Klamath's year ended September 30, 2002. The six-month periods presented below include Sterling's six months ended June 30, 2003 and Klamath's six months ended March 31, 2003.

        The unaudited pro forma combined condensed consolidated statement of financial condition of Sterling and subsidiaries and Klamath and subsidiaries at June 30, 2003 has been prepared as if the merger had been consummated on that date. The unaudited pro forma combined condensed consolidated statements of income for the year ended December 31, 2002 and the six months ended June 30, 2003 have been prepared as if the merger had been consummated as of January 1, 2002 and carried through the interim period. The unaudited pro forma combined condensed consolidated financial statements are based on the historical financial statements of Sterling and Klamath after giving effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

        Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma combined condensed consolidated financial statements are summarized as follows:

            (i)  Estimated fair values—Estimated fair value for advances from FHLB Seattle was determined by Sterling based upon the current interest rates for similar advances from FHLB Seattle with terms equal to the remaining original terms of the FHLB advances. The net premium on borrowings is being accreted into interest expense on the interest method.

           (ii)  Income taxes—A net deferred tax asset was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using Sterling's effective tax rate.

        Certain reclassifications have been made to Klamath's historical financial information in order to conform to Sterling's financial presentation.

(B)
Purchase accounting adjustments are estimated as follows:

(Dollars in thousands)
Klamath's net assets—historical at June 30, 2003	$121,477
Adjustments to Klamath's statement of condition:
Termination of Klamath's ESOP	2,201
Elimination of Klamath's intangible assets	(37,563)
Fair value adjustment(1)
Core deposit intangible	17,412
Advances from FHLB Seattle	(27,038)
Tax effect of fair value adjustments	3,664
Accrued transaction costs(2)	(12,507)

Net assets acquired	$67,646

  (1)
  Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.

  (2)
  Estimated transaction costs net of tax are $12.5 million:

(Dollars in thousands)
Merger-related compensation and severance	$9,720
Data processing and other contract terminations	6,600
Professional services	2,638
Other costs	283

Subtotal	19,241
Tax effect	(6,734)

Estimated transaction cost, net of tax	$12,507

(C)
The excess of cost over the fair value of net assets acquired is set forth below:

(Dollars in thousands)
Total cost in stock	$145,444
Net assets acquired	67,646

Goodwill acquired	$77,798

(D)
Total consideration for Klamath shares is as follows:

Value of Stock
Klamath's total common shares outstanding(1)(2)	$142,249
Value of Klamath's vested stock options(3)	3,195

$145,444

  (1)
  Based on 6,958,141 shares of Klamath's common stock outstanding as of June 30, 2003.

  (2)
  Based on market closing price of Sterling Financial Corporation as of July 14, 2003, and an exchange ratio of 0.77 of a share of Sterling common stock per share of Klamath common stock.

  (3)
  As of June 30, 2003, there were 642,940 outstanding options to purchase Klamath common stock with a weighted average price of $13.27, of which 553,197 were vested. The amount shown is the estimated fair value of these options at the exchange ratio.

(E)
Purchase accounting adjustments to eliminate Klamath's shareholder's equity accounts.

(F)
Pro-forma adjustments to interest expense for the year ended December 31, 2002 are $5.0 million and for the six months ended June 30, 2003 are $2.5 million. The adjustments represent the amortization of the premium related to the FHLB advances.

(G)
The core deposit premium intangible asset is amortized over 10 years on a straight-line basis which approximates the interest method.

(H)
The following table summarizes the estimated impact of the amortization of the purchase accounting adjustments made in connection with the merger on Sterling's results of operations for the following years:

Projected Future Amounts for the Years Ended December 31	Interest Expense	Core Deposit Intangible	Stock Compensation Expense(1)	Net (Increase) Decrease in Income Before Taxes
2004	(5,028)	1,741	232	(3,055)
2005	(4,947)	1,741	232	(2,974)
2006	(4,857)	1,741	232	(2,884)
2007	(4,757)	1,741	0	(3,016)
2008	(4,471)	1,741	0	(2,730)
2009 and thereafter	(2,979)	8,705	0	5,726

  (1)
  Compensation expense for these options is based on the estimated fair value of the options as of June 30, 2003.

(I)
Basic and fully diluted weighted average number of common shares and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Sterling's historical weighted average common shares and common stock equivalents plus Klamath's historical weighted average common shares and common stock equivalents multiplied by the exchange ratio of 0.77.

(J)
Includes certain amounts that have been reclassified to conform to Sterling's form of presentation.

(K)
Reflects the estimated compensation expense, based on estimated fair value, associated with the Klamath stock options that were not vested as of the acquisition date.

(L)
Reflects the tax effect of the pro forma adjustments.

LEGAL MATTERS

        The validity of the Sterling common stock to be issued to Klamath shareholders in the merger will be passed upon by Witherspoon, Kelley, Davenport & Toole, P.S. Witherspoon, Kelley, Davenport & Toole, P.S. will also deliver to Sterling and Silver, Freedman & Taff, LLP will deliver to Klamath opinions concerning certain federal tax consequences of the merger. Ned M. Barnes, the Secretary and a Director of Sterling, is a principal in the firm of Witherspoon, Kelley, Davenport & Toole, P.S. Witherspoon, Kelley, Davenport & Toole, P.S. received approximately $1.7 million, $2.2 million and $1.3 million, exclusive of amounts paid by customers of Sterling, for legal services rendered to Sterling and its subsidiaries during 2002, 2001 and 2000, respectively.

EXPERTS

        The financial statements of Sterling incorporated into this joint proxy statement/prospectus by reference to Sterling's Annual Report on Form 10-K for the year ended December 31, 2002 have been incorporated into this joint proxy statement/prospectus by reference in reliance upon the report of BDO Seidman, LLP, independent auditors, given upon their authority as experts in accounting and auditing.

        The financial statements of Sterling incorporated into this joint proxy statement/prospectus by reference to Sterling's Annual Report on Form 10-K for the year ended December 31, 2000 have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon their authority as experts in and auditing and accounting.

        The consolidated financial statements of Klamath First Bancorp, Inc. as of September 30, 2002 and 2001, and for each of the three years in the period ended September 30, 2002, incorporated by reference in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

        It is anticipated that the next annual meeting of shareholders of Sterling will be held on Tuesday, April 20, 2004. As indicated in Sterling's definitive proxy statement filed with the SEC on March 21, 2003, in order for any shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the 2004 annual meeting of shareholders, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling's corporate offices by November 20, 2003.

        Klamath will hold a 2003 annual meeting of shareholders in 2004 only if the merger is not completed before the time of that meeting. As indicated in Klamath's definitive proxy filed with the SEC on December 27, 2002, any Klamath shareholder who intends to present a proposal at Klamath's 2003 annual meeting of shareholders for inclusion in the proxy statement and form of proxy relating to that meeting must have submitted the proposal to Klamath on or before August 29, 2003. Klamath will not be required to include in its proxy statement a form of proxy or shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC.

        Klamath's articles of incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, a shareholder must deliver written notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days' notice of the meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. As specified in the articles of incorporation, the written notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving such notice. The notice with respect to business proposals to be brought before the meeting must state the shareholder's name, address and number of shares of common stock held, and briefly discuss the business to be brought before the meeting, the reasons for conducting such business at the meeting and any interest of the shareholder in the proposal.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS JOINT
PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus incorporates by reference documents that are not presented in or delivered with this document.

        The SEC allows Sterling and Klamath to incorporate by reference information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information included in or incorporated by reference from subsequently filed documents into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the description of the common stock of Sterling as set forth in a registration statement under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description. This joint proxy statement/prospectus also incorporates by reference the documents listed below that Sterling and Klamath have previously filed with the SEC. These documents (including any amendments thereto) contain important information about Sterling's and Klamath's business and finances.

Sterling Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003 Quarter ended June 30, 2003
Definitive Proxy Statement for the Annual Meeting held on April 23, 2003	March 26, 2003
Current Reports on Form 8-K

Klamath Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended September 30, 2002
Quarterly Reports on Form 10-Q	Quarter ended December 31, 2002 Quarter ended March 31, 2003 Quarter ended June 30, 2003
Definitive Proxy Statement for the Annual Meeting held on January 29, 2003	December 27, 2002
Current Reports on Form 8-K

        We also incorporate by reference any additional documents that Sterling or Klamath files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement/prospectus and before the date of the special meetings.

        This joint proxy statement/prospectus is dated [October    , 2003]. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of the joint proxy statement/prospectus to shareholders nor the issuance of Sterling common stock in the merger shall create any implication to the contrary. Please note that Sterling has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Sterling. Klamath has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Klamath. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

        On your written or oral request, Sterling or Klamath will provide you, without charge, with a copy of any of the documents incorporated by reference into this joint proxy statement/prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference. You should make any request for documents by [December 1, 2003] to ensure timely delivery of the documents.

        Requests for documents should be directed to Sterling and Klamath at the following addresses, respectively:

Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 Attn: (509)458-2711	Klamath First Bancorp, Inc. 540 Main Street Klamath Falls, Oregon 97601 Attn: (541)882-3444

        Both Sterling and Klamath file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of Sterling's and Klamath's reports, proxy statements and other information may be inspected and copied at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, Sterling and Klamath file reports and other information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. The common stock of Sterling and Klamath is listed on the Nasdaq National Market and Sterling's and Klamath's reports and other information may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. Sterling maintains a website at http://www.sterlingsavingsbank.com. Klamath maintains a website at www.Klamathfirst.com. The information on Sterling's and Klamath's websites is not part of this joint proxy statement/prospectus.

        Sterling has filed a registration statement on Form S-4 to register with the SEC the Sterling common stock to be issued to Klamath's shareholders in the merger. This joint proxy statement/prospectus is part of that registration statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

FORWARD-LOOKING INFORMATION

        Except for historical information, all other information in this filing consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between Sterling Financial Corporation ("Sterling") and Klamath First Bancorp, Inc. ("Klamath"), including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Sterling's and Klamath's plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans,"

"believes," "seeks," "estimates," or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the management of Sterling and Klamath and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of numerous possible uncertainties.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Sterling and Klamath may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of Sterling or Klamath may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Sterling's and Klamath's markets may increase significantly and could adversely affect operations; and (10) an economic slowdown, either nationally or in the market in which Sterling does business, could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements, are discussed in Sterling's and Klamath's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the "SEC") and available on the SEC's Internet site (http://www.sec.gov). In addition, documents filed with the SEC by Sterling can be obtained, without charge, by directing a request to Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201, Attn: Heidi B. Stanley, telephone (509) 358-6160. In addition, documents filed with the SEC by Klamath can be obtained, without charge, by directing a request to Klamath First Bancorp, Inc., 540 Main Street, Klamath Falls, Oregon 97601, Attn: Craig M Moore, Corporate Secretary, telephone (541) 882-3444.

        Sterling and Klamath caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Sterling or Klamath or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Sterling and Klamath do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STERLING FINANCIAL CORPORATION

AND

KLAMATH FIRST BANCORP, INC.

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC.

A-i

3.22	INTELLECTUAL PROPERTY RIGHTS	A-16
3.23	INDEMNIFICATION	A-16
3.24	INSIDER INTERESTS	A-17
3.25	FAIRNESS OPINION	A-17
3.26	TAX TREATMENT OF MERGER	A-17
3.27	KLAMATH INFORMATION	A-17
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STERLING		A-17
4.1	CORPORATE ORGANIZATION	A-17
4.2	CAPITALIZATION	A-18
4.3	AUTHORITY; NO VIOLATION	A-19
4.4	CONSENTS AND APPROVALS	A-20
4.5	REPORTS	A-20
4.6	FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS	A-20
4.7	BROKER'S FEES	A-21
4.8	ABSENCE OF CERTAIN CHANGES OR EVENTS	A-21
4.9	LEGAL PROCEEDINGS	A-21
4.10	TAXES AND TAX RETURNS	A-22
4.11	REGULATORY AGREEMENTS	A-22
4.12	STATE TAKEOVER LAWS	A-22
4.13	COMPLIANCE WITH APPLICABLE LAWS	A-22
4.14	UNDISCLOSED LIABILITIES	A-22
4.15	FAIRNESS OPINION	A-22
4.16	TAX TREATMENT OF MERGER	A-23
4.17	STERLING INFORMATION	A-23
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS		A-23
5.1	COVENANTS OF KLAMATH	A-23
5.2	COVENANTS OF STERLING	A-26
5.3	MERGER COVENANTS	A-27
ARTICLE VI
ADDITIONAL AGREEMENTS		A-27
6.1	REGULATORY MATTERS	A-27
6.2	ACCESS TO INFORMATION	A-28
6.3	SHAREHOLDERS MEETINGS	A-29
6.4	LEGAL CONDITIONS TO MERGER	A-29
6.5	STOCK EXCHANGE LISTING	A-30
6.6	EMPLOYEES	A-30
6.7	INDEMNIFICATION	A-31
6.8	SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS	A-32
6.9	ADDITIONAL AGREEMENTS	A-32
6.10	ADVICE OF CHANGES	A-32
6.11	CURRENT INFORMATION	A-32

A-ii

6.12	EXECUTION AND AUTHORIZATION OF INSTITUTION MERGER AGREEMENT	A-32
6.13	CHANGE IN STRUCTURE	A-33
6.14	TRANSACTION EXPENSES OF KLAMATH	A-33
6.15	AFFILIATE AGREEMENTS	A-33
6.16	BOARD OF DIRECTORS	A-33
ARTICLE VII
CONDITIONS PRECEDENT		A-33
7.1	CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER	A-33
7.2	CONDITIONS TO OBLIGATIONS OF STERLING	A-34
7.3	CONDITIONS TO OBLIGATIONS OF KLAMATH	A-35
ARTICLE VIII
TERMINATION AND AMENDMENT		A-35
8.1	TERMINATION	A-35
8.2	EFFECT OF TERMINATION	A-37
8.3	AMENDMENT	A-38
8.4	EXTENSION; WAIVER	A-38
ARTICLE IX
GENERAL PROVISIONS		A-39
9.1	CLOSING	A-39
9.2	NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS	A-39
9.3	EXPENSES	A-39
9.4	NOTICES	A-39
9.5	INTERPRETATION	A-40
9.6	COUNTERPARTS	A-40
9.7	ENTIRE AGREEMENT	A-40
9.8	GOVERNING LAW	A-40
9.9	ENFORCEMENT OF AGREEMENT	A-40
9.10	SEVERABILITY	A-40
9.11	PUBLICITY	A-41
9.12	ASSIGNMENT; LIMITATION OF BENEFITS	A-41
EXHIBITS
A	Institution Merger Agreement
B	Klamath First Bancorp, Inc. Disclosure Schedule
C(1)	Oregon Articles of Merger
C(2)	Washington Articles of Merger
D	Form of Agreement of Klamath Affiliates
E	Shareholders Agreement
F	Index Group

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2003 (this "Agreement"), is entered into by and between Sterling Financial Corporation, a Washington corporation ("Sterling") and Klamath First Bancorp, Inc., an Oregon corporation ("Klamath").

        WHEREAS, the Boards of Directors of Sterling and Klamath have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Klamath will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the "Merger");

        WHEREAS, prior to the consummation of the Merger, Sterling and Klamath will respectively cause Sterling Savings Bank, a Washington State-chartered savings and loan association and wholly-owned subsidiary of Sterling ("Sterling Savings Bank"), and Klamath First Federal Savings and Loan Association, a federal stock savings and loan association and wholly-owned subsidiary of Klamath ("Klamath First Federal"), to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Institution Merger Agreement"), providing for the merger (the "Institution Merger") of Klamath First Federal with and into Sterling Savings Bank, with Sterling Savings Bank, a Washington State-chartered savings and loan association, being the "Surviving Institution" of the Institution Merger;

        WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1
THE MERGER.

        Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Klamath shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Klamath shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

1.2
EFFECTIVE TIME.

        The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the articles of merger (the "Oregon Articles of Merger") in the form attached as Exhibit C(1) hereto which shall be filed with the Secretary of State of the State of Oregon on the Closing Date and the articles of merger (the "Washington Articles of Merger") in the form attached as Exhibit C(2) hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date.

1.3
EFFECTS OF THE MERGER.

        At and after the Effective Time, the Merger shall have the effects set forth in Section 60.497 of the Oregon Business Corporation Act (the "OBCA") and Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA").

1.4
CONVERSION OF KLAMATH COMMON STOCK.

          (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Klamath common stock, each share of Klamath common stock, par value $.01 per share (the "Klamath Common Stock") that is issued and outstanding immediately prior to the Effective Time will be converted into 0.77 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Sterling (the "Sterling Common Stock").

          (b)   All of the shares of Klamath Common Stock converted into Sterling Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Klamath Common Stock (each a "Certificate") shall thereafter represent the right to receive (i) the number of whole shares of Sterling Common Stock and (ii) cash in lieu of fractional shares into which the shares of Klamath Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Klamath Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time Sterling should split or combine its common stock, or declare a dividend or other distribution in such common stock, with a distribution or record date, as applicable, prior to the Effective Time, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

          (c)   At the Effective Time, all shares of Klamath Common Stock that are owned by Klamath as treasury stock and all shares of Klamath Common Stock that are owned directly or indirectly by Sterling or Klamath or any Subsidiary of Klamath or Sterling (except for any issued and outstanding shares held in trust pursuant to the Klamath First Bancorp, Inc. 1996 Management Recognition and Development Plan (the "Klamath MRDP") or the Klamath First Federal Savings and Loan Association Employee Stock Ownership Plan (the "Klamath ESOP")) shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, "Subsidiary" shall have the meaning given that term in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

          (d)   Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Klamath Common Stock otherwise entitled to a fraction of a share of Sterling Common Stock shall be entitled to receive an amount of cash equal to the fraction of a share of the Sterling Common Stock to which such holder would otherwise be entitled, multiplied by the Sterling Determination Price (as defined in Section 8.1(h)). Following consummation of the Merger, no holder of Klamath Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

1.5
STERLING COMMON STOCK.

        Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

1.6
OPTIONS.

        At the Effective Time, each option granted by Klamath, pursuant to the Klamath First Bancorp, Inc. 1996 Stock Option Plan (the "Klamath Stock Option Plan"), to purchase shares of Klamath Common Stock (a "Klamath Option") which is outstanding and unexercised immediately prior thereto shall be automatically converted into an option to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Klamath Stock Option Plan under which such option was granted:

          (a)   The number of shares of Sterling Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Klamath Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (b)   The exercise price per share of Sterling Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Klamath Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Klamath in the Klamath Stock Option Plan (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Sterling.

1.7
RESERVATION OF SHARES AND SECURITIES FILINGS.

        At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of Klamath Options converted under Section 1.6 of this Agreement. Sterling shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such converted Klamath Options and the sale of the Sterling Common Stock received by the optionee upon such exercise at and after the Effective Time.

1.8
ARTICLES OF INCORPORATION.

        At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9
BYLAWS.

        At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.10
DIRECTORS AND OFFICERS.

        Subject to Section 6.16, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

1.11
TAX CONSEQUENCES.

        It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

1.12
ACCOUNTING TREATMENT.

        It is intended that the Merger shall be accounted for as a "purchase" under accounting principles generally accepted in the United States of America ("GAAP").

ARTICLE II
EXCHANGE OF SHARES

2.1
STERLING TO MAKE SHARES AVAILABLE.

        At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling's transfer agent, Mellon Investor Services, LLC, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Klamath Common Stock.

2.2
EXCHANGE OF SHARES; CONVERSION OF OPTIONS.

          (a)   Within ten days after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Klamath Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Klamath Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

          (b)   No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate.

          (c)   If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of Klamath of the shares of Klamath Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.

          (e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Klamath for six months after the Effective Time shall be returned to Sterling. Any shareholders of Klamath who have not theretofore complied with this Article II shall thereafter look only to Sterling for payment of their shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Klamath Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Klamath, the Exchange Agent or any other person shall be liable to any former holder of shares of Klamath Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF KLAMATH

        Klamath hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

3.1
CORPORATE ORGANIZATION.

          (a)   Klamath is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Klamath has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Klamath. Klamath is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 (the "HOLA"). Klamath First Federal, Klamath First Financial Services, Inc., Klamath First Capital Trust I, Klamath First Capital Trust II and Pacific Cascades Financial, Inc. are the only Subsidiaries of Klamath. Section 3.1(a) of the disclosure schedule which is attached hereto as Exhibit B (the "Klamath Disclosure Schedule") sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of Klamath as in effect as of the date of this Agreement.

          (b)   Klamath First Federal is a federal stock savings and loan association duly organized and validly existing under the laws of the United States. The deposit accounts of Klamath First Federal are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by Klamath First Federal. Klamath First Federal is a "Qualified Thrift Lender" as defined in Section 10(m) of HOLA and the liquidation account established by Klamath First Federal in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account (including subaccounts) are complete and accurate in all material respects. As of the date hereof, Klamath First Federal is "well-capitalized" (as that term is defined at 12 C.F.R. 565.4) and its most recent examination rating under the Community Reinvestment Act of 1977 was "satisfactory." Klamath First Financial Services, Inc. and Pacific Cascades Financial, Inc. are the only Subsidiaries of Klamath First Federal. Klamath First Federal, Klamath First Financial Services, Inc. and Pacific Cascades Financial, Inc., respectively, have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Klamath. Section 3.1(b) of the Klamath Disclosure Schedule sets forth true, correct and complete copies of the Charter and Bylaws of Klamath First Federal and the Articles of Incorporation and Bylaws (or equivalent documents) of Klamath First Financial Services, Inc. and Pacific Cascades Financial, Inc. as in effect as of the date of this Agreement.

          (c)   Except as set forth on Schedule 3.1(c) of the Klamath Disclosure Schedule, the minute books of Klamath and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since October 1, 1999.

          (d)   The term "Material Adverse Effect" with respect to Sterling, Klamath or the Surviving Corporation, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or the ability of such party to timely perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, Klamath or any Subsidiary of either of them taken with the prior written consent of Sterling or Klamath, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally provided that the effect of such changes described in this clause (iv) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party and (v) the cost of terminating the contracts with the officers and directors of Klamath that are specified in Section 3.12.

3.2
CAPITALIZATION.

          (a)   The authorized capital stock of Klamath consists of 35,000,000 shares of Klamath Common Stock, par value $.01 per share and 500,000 shares of preferred stock, par value $.01 per share. As of June 30, 2003, there are: (x) 6,980,635 shares of Klamath Common Stock issued and outstanding, including 293,486 shares held by the Klamath ESOP and 53,494 shares held by the Klamath MRDP, of which 31,761 shares have been awarded; (y) no shares of Klamath Common Stock held in Klamath's treasury; and (z) no shares of Klamath Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 669,721 shares of Klamath Common Stock reserved for issuance pursuant to the Klamath Stock Option Plan (of which options for 642,940 shares are currently outstanding). No shares of the said preferred stock are issued and outstanding. All of the issued and outstanding shares of Klamath Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the

  Klamath Stock Option Plan and the Klamath MRDP, Klamath does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Klamath Common Stock or any other equity security of Klamath or any securities representing the right to purchase or otherwise receive any shares of Klamath Common Stock or any other equity security of Klamath. The names of each optionee, the date of each option to purchase Klamath Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Klamath Stock Option Plan are set forth in Section 3.2(a) of the Klamath Disclosure Schedule and no such option expires more than ten years from the date of the grant thereof.

          (b)   Klamath owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Klamath Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

3.3
AUTHORITY; NO VIOLATION.

          (a)   Klamath has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Klamath. The Board of Directors of Klamath, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Klamath shareholders and resolved to recommend that the holders of the Klamath Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of a majority of the outstanding shares of Klamath Common Stock, no other corporate proceedings on the part of Klamath (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Klamath and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of Klamath, enforceable against Klamath in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b)   Klamath First Federal has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Klamath First Federal, and by Klamath as the sole shareholder of Klamath First Federal prior to the Effective Time. All corporate proceedings on the part of Klamath First Federal necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Klamath First Federal, will be duly and validly executed and delivered by Klamath First Federal and will (assuming due authorization, execution and delivery by Sterling Savings Bank) constitute a valid and binding obligation of Klamath First Federal, enforceable against Klamath First Federal in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c)   Neither the execution and delivery of this Agreement by Klamath or the Institution Merger Agreement by Klamath First Federal, nor the consummation by Klamath or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Klamath or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Klamath or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Klamath or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Klamath or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Klamath or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (d)   For the purposes of this Agreement, "Laws" shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the OTS, the FDIC, the SEC and any self-regulatory organization (each, a "Governmental Entity").

3.4
CONSENTS AND APPROVALS.

          (a)   Except for (i) the approval of the Merger by the OTS, (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the "Registration Statement") including the proxy statement/prospectus (the "Proxy Statement/Prospectus") relating to meetings, including any adjournments thereof, of Sterling and Klamath shareholders to be held in connection with this Agreement and the Merger (the "Sterling Meeting" and the "Klamath Meeting" respectively), (iii) approval of the listing on the NASDAQ Stock Market ("NASDAQ") of the Sterling Common Stock to be issued in connection with the Merger, (iv) the adoption of this Agreement by the requisite votes of the shareholders of Sterling and Klamath, (v) the filing of the Washington and Oregon Articles of Merger pursuant to the WBCA and the OBCA, (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement, and (vii) the filings and approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (1) the execution and delivery by Klamath of this Agreement; (2) the consummation by Klamath of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Klamath First Federal of the Institution Merger Agreement; and (4) the consummation by Klamath First Federal of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

          (b)   Klamath has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5
REPORTS.

        Except as set forth on Schedule 3.5 of the Klamath Disclosure Schedule, since October 1, 1999, Klamath and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with all Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Klamath and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Klamath or any of its Subsidiaries since October 1, 1999. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Klamath or any of its Subsidiaries.

3.6
FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

        Klamath has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Klamath and its Subsidiaries as of September 30, 2002 and 2001 and the related audited consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the fiscal years 2002, 2001 and 2000, inclusive, as reported in Klamath's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Klamath and (ii) the unaudited consolidated balance sheets of Klamath and its Subsidiaries as of March 31, 2003 and December 31, 2002 and the related unaudited consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the three-month period ended March 31, 2003, as reported on Klamath's Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the SEC under the Exchange Act. Klamath will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Klamath and its Subsidiaries as of June 30, 2003 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the quarter ended June 30, 2003, in the form Klamath expects to file under the Exchange Act in connection with its Form 10-Q for the quarter ended June 30, 2003. The financial statements referred to in this Section 3.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Klamath and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Klamath's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and all reports subsequently filed under the Exchange Act (the "Klamath Exchange Act Reports") comply (or, in the case of Klamath Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and Klamath has previously delivered or made available to Sterling true, correct and complete copies of the reports filed prior to the date hereof. The books and records of Klamath and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

3.7
BROKER'S FEES.

        Neither Klamath nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Klamath has engaged, and will pay a fee to D.A. Davidson & Co. ("Davidson") in accordance with the terms of a letter agreement between Davidson and Klamath, dated November 26, 2002, as amended on May 28, 2003, a true, complete and correct copy of which is set forth in Section 3.7 of the Klamath Disclosure Schedule.

3.8
ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a)   Except as disclosed in any Klamath Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Klamath nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Klamath nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Klamath nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Klamath nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Klamath nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Klamath or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Klamath.

          (b)   Since September 30, 2002, Klamath and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

3.9
LEGAL PROCEEDINGS.

          (a)   Neither Klamath nor any of its Subsidiaries is a party to any, and there are no pending, or to Klamath's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Klamath or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Klamath or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

          (b)   There is no injunction, order, judgment, decree or regulatory restriction imposed upon Klamath, its Subsidiaries or the assets of Klamath or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Klamath or the Surviving Corporation.

3.10
TAXES AND TAX RETURNS.

          (a)   Except as described in Section 3.10(a) of the Klamath Disclosure Schedule, during the past seven years each of Klamath and its Subsidiaries has duly filed all material Federal, state,

  local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income Tax Returns of Klamath and its Subsidiaries has been satisfied for all years to and including 2002. Neither the Internal Revenue Service ("IRS") nor any other Governmental Entity has notified Klamath of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Klamath. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Klamath or any of its Subsidiaries, nor has Klamath or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.

        For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority having jurisdiction over Klamath or its Subsidiaries, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

        For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

3.11
EMPLOYEE PLANS.

          (a)   Section 3.11(a) of the Klamath Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Klamath or any of its Subsidiaries or any other entity which together with Klamath would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") or under which Klamath or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the "Plans").

          (b)   Klamath has provided to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plans (if applicable) for the last year, (ii) the most recent determination letter from the IRS (if applicable) for such Plans, (iii) the current summary Plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding two Plan years, (v) all agreements with fiduciaries and service providers relating to the Plans, (vi) all substantive correspondence relating to any such Plans addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency and (vii) all Forms 5310 for each Plan filed for the preceding six Plan years.

          (c)   Except as set forth at Section 3.11(c) of the Klamath Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Klamath or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Klamath or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary), (v) Klamath and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits, (vi) no material liability under Title IV of ERISA has been incurred by Klamath, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Klamath or any of its Subsidiaries of incurring a material liability thereunder, (vii) none of Klamath, its Subsidiaries or any ERISA Affiliate has incurred, and Klamath does not expect that any such entity will incur, any material withdrawal liability with respect to a "multi employer pension plan" (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan, (viii) all contributions or other amounts required to be paid by Klamath, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (ix) neither Klamath nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which Klamath or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the knowledge of Klamath, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Klamath or any of its Subsidiaries that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument, (xii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan, (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement and (xiv) Klamath, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code.

          (d)   No action taken pursuant to Section 1.6 hereof will violate the terms of the Klamath Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder.

3.12
CERTAIN CONTRACTS.

          (a)   Except as set forth at Section 3.12 of the Klamath Disclosure Schedule, neither Klamath nor any of its Subsidiaries is a party to or bound by any written or oral contract, arrangement or commitment: (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment (whether severance, retirement, change of control or otherwise) becoming due from Sterling, Klamath, any of their Subsidiaries or the Surviving Corporation to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Klamath or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), or (vi) which involved payments by Klamath or any of its Subsidiaries in fiscal year 2002 of more than $200,000 or which could reasonably be expected to involve payments during fiscal year 2003 of more than $200,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $10,000. Section 3.12(a) of the Klamath Disclosure Schedule sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Klamath or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12(a) is referred to herein as a "Klamath Contract."

          (b)   (i) Each Klamath Contract is a valid and binding commitment of Klamath and is in full force and effect, (ii) each of Klamath and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Klamath Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Klamath or any of its Subsidiaries under any such Klamath Contract (other than the transactions contemplated by this Agreement) and neither Klamath nor any of its Subsidiaries has received notice of any violation or imminent violation of any Klamath Contract by any other party thereto.

3.13
REGULATORY AGREEMENTS.

        Neither Klamath nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a "Regulatory Agreement"), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Klamath or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14
STATE TAKEOVER LAWS.

        Klamath and its Board of Directors have taken all necessary action so that the provisions of Section 60.835 of the OBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Klamath's Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

3.15
ENVIRONMENTAL MATTERS.

        Except as set forth in Schedule 3.15, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Klamath or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Klamath, threatened against Klamath or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Klamath. To the knowledge of Klamath, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Klamath. To the knowledge of Klamath, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Klamath. Neither Klamath nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Klamath.

3.16
ALLOWANCES FOR LOSSES.

        All allowances for losses reflected in Klamath's most recent financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Klamath nor any of its Subsidiaries has been notified by any Governmental Entity or by Klamath's independent auditor, in writing or otherwise, that: (i) such allowances are inadequate, (ii) the practices and policies of Klamath or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Klamath or any of its Subsidiaries. Section 3.16 of the Klamath Disclosure Schedule sets forth a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by Klamath or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

3.17
PROPERTIES AND ASSETS.

        Section 3.17 of the Klamath Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Klamath and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which Klamath or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Klamath or any of its Subsidiaries is a party; and (iv) all items of Klamath's or any of its Subsidiaries' tangible personal property and equipment with a net book value of $30,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Klamath's consolidated financial statements as of September 30, 2002 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Klamath's or any of its Subsidiaries' use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since September 30, 2002, and (e) items listed in Section 3.17 of the Klamath Disclosure Schedule, Klamath and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all material liens, claims, charges and other encumbrances. Klamath and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and fixed assets used by Klamath and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and, to the knowledge of Klamath, comply in all material respects with all Laws relating thereto now in effect. Klamath and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Klamath or any of its Subsidiaries is a party are valid and binding obligations of Klamath or any of its Subsidiaries in accordance with the terms thereof. Neither Klamath nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by Klamath or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Klamath or any of its Subsidiaries under any such lease. To the knowledge of Klamath, there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Klamath or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

3.18
INSURANCE.

          (a)   Klamath and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Klamath reasonably has determined to be prudent in accordance with industry practice. Klamath and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Klamath and its Subsidiaries and policies on which a third party is named as an additional insured, Klamath or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (b)   The existing insurance carried by Klamath and its Subsidiaries is sufficient for compliance by Klamath and its Subsidiaries with all requirements of Law and agreements to which Klamath or its Subsidiaries are subject. Section 3.18 of the Klamath Disclosure Schedule contains a true, correct and complete list of all material insurance policies and bonds maintained by Klamath and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Klamath Disclosure Schedule, as in effect on the date hereof, have been delivered or made available to Sterling.

3.19
COMPLIANCE WITH APPLICABLE LAWS.

        Each of Klamath and its Subsidiaries has complied and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Klamath nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

3.20
LOANS.

          (a)   To the knowledge of Klamath, all written or oral loans, loan commitments, letters of credit and other extensions of credit owned by Klamath or any of its Subsidiaries, or in which Klamath or any of its Subsidiaries has an interest ("Loans"), comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (b)   All Loans have been made or acquired by Klamath in all material respects in accordance with Board of Director-approved Loan policies. Each of Klamath and its Subsidiaries holds the Loans contained in its Loan portfolio for its own benefit to the extent of its interest shown therein; to the knowledge of Klamath, such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; to the knowledge of Klamath, all Loans owned by Klamath and its Subsidiaries are with full recourse to the borrowers, and neither Klamath nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors' rights and remedies generally. Except as set forth at Section 3.20(b) of the Klamath Disclosure Schedule, all Loans purchased or originated by Klamath or any of its

  Subsidiaries and subsequently sold by Klamath or any of its Subsidiaries have been sold without recourse to Klamath or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports prepared by Klamath and its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of June 30, 2003, are set forth in Section 3.20(b) of the Klamath Disclosure Schedule. True, correct and complete copies of the currently effective lending policies of Klamath and its Subsidiaries have been furnished or made available to Sterling.

          (c)   Except as set forth in Section 3.20(c) of the Klamath Disclosure Schedule, each outstanding Loan participation sold by Klamath or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Klamath or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Klamath or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Klamath and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

          (d)   Except as set forth on Schedule 3.20(d), to the knowledge of Klamath, each of Klamath and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

3.21
UNDISCLOSED LIABILITIES.

        Except for (i) those liabilities that are accrued for or recorded in the Klamath Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the latest Klamath Exchange Act Report, neither Klamath nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Klamath.

3.22
INTELLECTUAL PROPERTY RIGHTS.

        Except as set forth in Schedule 3.22 of the Klamath Disclosure Schedule, Klamath and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Neither Klamath nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Klamath nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

3.23
INDEMNIFICATION.

        Klamath has no knowledge of any action or failure to take action by any director, officer, employee or agent of Klamath or any Klamath Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from Klamath or any Klamath Subsidiary under the Certificate or Articles of Incorporation, Bylaws or Laws applicable to Klamath or any Klamath Subsidiary.

3.24
INSIDER INTERESTS.

        All outstanding Loans and other contractual arrangements (including deposit relationships) between Klamath or any Klamath Subsidiary and any officer, director, employee or greater than five-percent shareholder of Klamath (or any affiliate of any of them) of Klamath or any Klamath Subsidiary conform to applicable Laws. Except as disclosed in Section 3.24 of the Klamath Disclosure Schedule, no officer, director or employee of Klamath or any Klamath Subsidiary has an outstanding Loan from Klamath or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Klamath or any Klamath Subsidiary.

3.25
FAIRNESS OPINION.

        Klamath has received an opinion from Davidson dated as of the date hereof to the effect that, in its opinion, the Exchange Ratio pursuant to this Agreement is fair to the holders of Klamath Common Stock from a financial point of view.

3.26
TAX TREATMENT OF MERGER.

        As of the date of this Agreement, Klamath is not aware of any fact or state of affairs relating to Klamath that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

3.27
KLAMATH INFORMATION.

        The information relating to Klamath and its Subsidiaries to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the "Securities Act"), or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Article III, as modified by the Klamath Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article III not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STERLING

        Sterling hereby makes the following representations and warranties to Klamath, each of which is being relied upon by Klamath as a material inducement to Klamath to enter into and perform this Agreement.

4.1
CORPORATE ORGANIZATION.

          (a)   Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Sterling has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. Sterling is duly registered as a savings and loan holding company with the OTS under HOLA. Sterling Savings Bank, Sterling Capital Trust I, Sterling Capital Trust II, Sterling Capital Trust III, Sterling Capital Trust IV, Sterling Capital Statutory Trust V, Sterling Capital Trust VI, Tri-Cities Mortgage Corporation and the Sterling Savings Bank Subsidiaries (as defined below) are the only

  Subsidiaries of Sterling. The Restated Articles of Incorporation and Bylaws of Sterling and the Articles of Incorporation and Bylaws (or equivalent documents) of Sterling's Subsidiaries, copies of which have previously been made available to Klamath, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b)   Sterling Savings Bank is a Washington State chartered savings and loan association duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Sterling Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Sterling Savings Bank. Sterling Savings Bank is a Qualified Thrift Lender. Sterling Savings Bank is "well-capitalized" (as that term is defined at 12 C.F.R. 565.4) and its examination rating under the Community Reinvestment Act of 1977 is "satisfactory." Action Mortgage Company, INTERVEST-Mortgage Investment Company, Harbor Financial Services, Inc., Evergreen Environmental Development Corporation, Evergreen First Service Corporation, Fidelity Service Corporation, Source Capital Corporation, Sterling Automobile Loan Securitization 2000-1, LLC, Tri-West Mortgage, Inc. and Dime Service Corporation are the only Subsidiaries of Sterling Savings Bank. Sterling Savings Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Charter and Bylaws of Sterling Savings Bank and the Articles of Incorporation and Bylaws (or equivalent documents) of the Sterling Savings Bank Subsidiaries, copies of which have previously been made available to Klamath, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (c)   The minute books of Sterling and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since January 1, 2000.

4.2
CAPITALIZATION.

          (a)   The authorized capital stock of Sterling consists of 40,000,000 shares of Sterling Common Stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2003, there were: (x) 14,781,418 shares of Sterling Common Stock issued and outstanding and (y) options outstanding to purchase 891,309 shares of Sterling Common Stock. No shares of the said preferred stock are issued and outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity security of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or any other equity security of Sterling.

          (b)   Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the common and preferred stock of Sterling Savings Bank are pledged to U.S. Bank as security for its loans to Sterling. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

4.3
AUTHORITY; NO VIOLATION.

          (a)   Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Sterling shareholders and resolved to recommend that the holders of the Sterling Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of two-thirds of the outstanding shares of Sterling Common Stock, no other corporate proceedings on the part of Sterling (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Klamath of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b)   Sterling Savings Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank, and by Sterling as the sole shareholder of Sterling Savings Bank prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank, will be duly and validly executed and delivered by Sterling Savings Bank and will (assuming due authorization, execution and delivery by Klamath First Federal) constitute a valid and binding obligation of Sterling Savings Bank, enforceable against Sterling Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c)   Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank, nor the consummation by Sterling or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or Bylaws of Sterling or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4
CONSENTS AND APPROVALS.

          (a)   Except for the approvals and filings referred to in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by Sterling of this Agreement; (2) the consummation by Sterling of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Sterling Savings Bank of the Institution Merger Agreement; and (4) the consummation by Sterling Savings Bank of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

          (b)   Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

4.5
REPORTS.

        Since January 1, 2000, Sterling and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 2002. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Sterling or any of its Subsidiaries.

4.6
FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

        Sterling has previously made available to Klamath true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2002 and 2001 and the related audited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years 2002, 2001 and 2000, inclusive, as reported in Sterling's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of BDO Seidman, LLP, independent public accountants with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of March 31, 2003 and the related unaudited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the three-month period ended March 31, 2003 and 2002, as reported on Sterling's Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the SEC under the Exchange Act. Sterling will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Sterling and its Subsidiaries as of June 30, 2003 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the quarter ended June 30, 2003, in the form Sterling expects to file under the Exchange Act in connection with its Form 10-Q for the quarter ended June 30, 2003. The financial statements referred to in this Section 4.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and all reports subsequently filed under the Exchange Act (the "Sterling Exchange Act Reports") comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Klamath true, correct and complete copies of such reports. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.7
BROKER'S FEES.

        Neither Sterling nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Sterling has engaged, and will pay a fee to Sandler O'Neill & Partners, L.P. ("Sandler") in accordance with the terms of a letter agreement between Sandler and Sterling, dated June 3, 2003, a true, complete and correct copy of which has been furnished to Klamath.

4.8
ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a)   Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Sterling nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business, (ii) neither Sterling nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Sterling nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Sterling nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Sterling nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Sterling or any of its Subsidiaries, as the case may be, and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b)   Since December 31, 2002, Sterling and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

4.9
LEGAL PROCEEDINGS.

          (a)   Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending, or to Sterling's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Sterling or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

          (b)   There is no injunction, order, judgment, decree or regulatory restriction imposed upon Sterling, its Subsidiaries or the assets of Sterling or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation.

4.10
TAXES AND TAX RETURNS.

        Each of Sterling and its Subsidiaries, during the past seven years, has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income Tax Returns of Sterling and its Subsidiaries has been satisfied for all years to and including 2002. Neither the IRS nor any other Governmental Entity has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Sterling. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.

4.11
REGULATORY AGREEMENTS.

        Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.12
STATE TAKEOVER LAWS.

        Sterling and its Board of Directors have taken all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Sterling's Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

4.13
COMPLIANCE WITH APPLICABLE LAWS.

        Sterling and each Sterling Subsidiary has complied and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

4.14
UNDISCLOSED LIABILITIES.

        Except for (i) those liabilities that are accrued for or recorded in the Sterling Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the latest Sterling Exchange Act Report, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

4.15
FAIRNESS OPINION.

        Sterling has received an opinion from Sandler dated as of the date hereof to the effect that, in its opinion, the merger consideration pursuant to this Agreement is fair to Sterling from a financial point of view.

4.16
TAX TREATMENT OF MERGER.

        As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

4.17
STERLING INFORMATION.

        The information relating to Sterling and its Subsidiaries to be contained in the Proxy Statement/Prospectus, the Registration Statement, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article IV not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1
COVENANTS OF KLAMATH.

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Institution Merger Agreement, or with the prior written consent of Sterling, Klamath and Klamath First Federal shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Klamath will use its reasonable best efforts to (x) preserve its business organization and that of Klamath First Federal intact, (y) keep available to itself and Sterling the present services of the employees of Klamath and Klamath First Federal and (z) preserve for itself and Sterling the goodwill of the customers of Klamath and Klamath First Federal and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Klamath Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Sterling in writing, Klamath shall not, and shall not permit Klamath First Federal to:

          (a)   declare or pay any dividends, on or make other distributions in respect of, any of its capital stock except (in conformity with past practice and applicable Law): (i) quarterly cash dividends on Klamath Common Stock in the amount of $0.13 per share and (ii) cash dividends from Klamath Subsidiaries to Klamath or other Klamath Subsidiaries;

          (b)   (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Klamath Stock Option Plan in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of Klamath or Klamath First Federal, or any securities convertible into or exercisable for any shares of the capital stock of Klamath or Klamath First Federal;

          (c)   issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Klamath Common Stock pursuant to stock options or similar rights to acquire Klamath Common Stock granted pursuant to the Klamath Stock Option Plan and outstanding prior to the date of this Agreement, and delivery upon vesting of Klamath

  MRDP shares that were awarded prior to the date of this Agreement, free from restriction pursuant to the Klamath MRDP, in each case in accordance with their present terms;

          (d)   amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive;

          (e)   authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, "Representatives") to (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal (as defined below) or (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Klamath receives an unsolicited bona fide Acquisition Proposal and Klamath's Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), Klamath may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the Board of Directors of Klamath concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, Klamath shall have entered into a confidentiality agreement with such third party on terms no less favorable to Klamath than the Confidentiality Agreement (as defined in Section 6.2). Klamath will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Sterling with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Klamath will promptly (within one business day) advise Sterling following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Klamath or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Klamath or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal which the Board of Directors of Klamath concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be regionally recognized investment banking firms), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. For purposes of the definition of "Superior Proposal," the references to "more than 15%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority" and the definition of Acquisition Proposal shall only refer to a transaction involving Klamath and not its Subsidiaries;

          (f)    other than commitments entered into prior to the date of this Agreement, as set forth in Schedule 5.1(f) of the Klamath Disclosure Schedule, make capital expenditures aggregating in excess of $250,000, except for emergency repairs and replacements;

          (g)   enter into any new line of business;

          (h)   acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

          (i)    take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (j)    change its methods of accounting in effect at September 30, 2002 except as required by changes in GAAP or regulatory accounting principles as concurred to by Klamath's independent auditors;

          (k)   (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Klamath or Klamath First Federal and one or more of its current or former directors, officers or employees, (ii) other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (iv) hire any new employee at an annual compensation in excess of $60,000, (v) pay aggregate expenses of more than $50,000 of employees or directors who attend conventions or similar meetings after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) except as itemized on Schedule 5.1(k) of the Klamath Disclosure Schedule, pay any retention or other bonuses to any employees;

          (l)    incur any indebtedness, with a term greater than one year, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

          (m)  except as provided in Schedule 5.1(m) of the Klamath Disclosure Schedule, sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

          (n)   make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

          (o)   make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any officer, director, employee or greater than five-percent shareholder of Klamath or Klamath First Federal (or any affiliate of any of them);

          (p)   make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, or make any equity investments;

          (q)   purchase any Loans or sell, purchase or lease any real property, except for loan participations purchased in the ordinary course of business or the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

          (r)   originate any Loans except in accordance with existing Klamath First Federal lending policies in the ordinary course of business consistent with past practices;

          (s)   make any investments in any equity or derivative securities (other than collateralized mortgage obligations) or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than five years at the time of purchase, other than obligations of states and political subdivisions;

          (t)    sell any "held for investment" Loans or servicing rights related thereto (other than one- to four family loans sold in the secondary market with servicing released in the ordinary course of business consistent with past practices) or purchase any mortgage Loan servicing rights;

          (u)   take or omit to take any other action that would materially adversely affect or materially delay the ability of Klamath and Sterling to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise materially adversely affect Klamath's and Klamath First Federal's ability to consummate the transactions contemplated by this Agreement; or

          (v)   agree or commit to do any of the actions set forth in clauses (a)—(u) of this Section 5.1.

        The consent of Sterling to any action by Klamath or Klamath First Federal that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Sterling. With respect to any written request by Klamath for Sterling's consent to any non-permitted action of Klamath or Klamath First Federal described in this Section 5.1, Sterling shall not unreasonably withhold its consent, and Klamath shall be entitled to conclusively presume that Sterling has consented to any such action unless Klamath has received Sterling's written objection to such action within five business days after the date of delivery of such written request to Sterling.

5.2
COVENANTS OF STERLING.

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Klamath's prior written consent, Sterling shall not, and shall not permit Sterling Savings Bank to:

          (a)   take any action that will result in any of Sterling's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (b)   take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

          (c)   take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Sterling's or Sterling Savings Bank's ability to consummate the transactions contemplated by this Agreement; or

          (d)   agree or commit to do any of the actions set forth in clauses (a)—(c) of this Section 5.2.

        The consent of Klamath to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Klamath.

5.3
MERGER COVENANTS.

          (a)   Notwithstanding that Klamath believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, Klamath recognizes that Sterling may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, Klamath and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Klamath's loan, accrual and allowance policies to those policies of Sterling to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two business days prior to the Closing Date or (ii) deemed to have a Material Adverse Effect upon Klamath if made upon Sterling's written request.

          (b)   Klamath shall use its reasonable best efforts to terminate or withdraw from the Klamath MRDP, the Klamath ESOP and all other Plans except for the Klamath Stock Option Plan and the Klamath 401(k) Plan, at or as soon as reasonably practicable after the Effective Time, in accordance with the applicable Plan documents and Laws. Klamath and Sterling shall cooperate in this regard. Sterling agrees, subject to applicable Laws and the Plan documents, to allow any unallocated shares of Klamath Common Stock in the Klamath ESOP (following retirement of all borrowings of the Klamath ESOP) to be allocated to participants and to cause any overfunding to be allocated to participants as earnings. For the period prior to the Effective Time, Klamath and Klamath First Federal shall be permitted to make contributions to the Klamath ESOP, payments on the Klamath ESOP loan and one additional allocation, in October 2003, to the accounts of participants in the Klamath ESOP consistent with past practices on the regularly scheduled payment dates.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1
REGULATORY MATTERS.

          (a)   Upon the execution and delivery of this Agreement, Sterling and Klamath shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and Klamath shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Klamath or Sterling is discovered by Klamath or Sterling, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Klamath and Sterling (if prior to the meetings of their shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to their shareholders entitled to vote at such meetings. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement and

  Klamath shall furnish all information concerning Klamath and the holders of Klamath Common Stock as may be reasonably requested in connection with any such action.

          (b)   The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). Klamath and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Klamath or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, counsel to Klamath shall be provided with a draft of all regulatory applications prior to their submission and shall have a period of five business days within which to review and comment on such applications. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

          (c)   Klamath shall furnish Sterling with all information concerning Klamath and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Sterling to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (d)   Sterling and Klamath shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2
ACCESS TO INFORMATION.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall accord to the Representatives of the other party, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, each party shall make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it (including its financial institution Subsidiary) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its financial institution Subsidiary's) business, properties and personnel as the other party may reasonably request. Sterling shall receive notice of all meetings of Klamath and Klamath First Federal's Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Klamath and Klamath First Federal, as the case may be, representatives to such meetings are required to be provided notice). Each party shall provide the other party with true, correct and complete copies of all financial and other information relating to the business or operations of itself and its Subsidiaries that is provided to directors of such party or its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof.

          (b)   Sterling and Klamath entered into a Confidentiality Agreement dated May 13, 2003 (the "Confidentiality Agreement"). The Confidentiality Agreement shall remain in effect and apply to the information furnished by Sterling and Klamath pursuant to this Section 6.2.

          (c)   No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

6.3
SHAREHOLDERS MEETINGS.

          (a)   Each of Sterling and Klamath shall take all steps necessary to duly call, give notice of, convene and hold the Sterling Meeting and the Klamath Meeting within 40 days after the Registration Statement becomes effective for the purpose of voting upon the adoption or approval of this Agreement and the Merger. The Board of Directors of Sterling shall recommend to its shareholders approval of this Agreement, including the Merger and the transactions contemplated hereby. The Board of Directors of Klamath shall (i) recommend adoption of this Agreement by the shareholders of Klamath and (ii) shall not (x) withdraw, modify or qualify in any manner adverse to Sterling such recommendation or (y) take any other action or make any other public statement in connection with the Klamath Meeting inconsistent with such recommendation (collectively, a "Change in Klamath Recommendation"), except as and to the extent expressly permitted by Section 6.3(b).

          (b)   Notwithstanding the foregoing, Klamath and its Board of Directors shall be permitted to effect a Change in Klamath Recommendation, if and only to the extent that:

    (i)
    Klamath's Board of Directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable Law, and

    (ii)
    Prior to effecting such Change in Klamath Recommendation: (A) Klamath shall have complied in all material respects with Section 5.1(e), (B) the Board of Directors of Klamath shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Sterling pursuant to clause (D) below, (C) Klamath shall notify Sterling, at least five business days in advance, of its intention to effect a Change in Klamath Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Sterling a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) Klamath shall, and shall cause its financial and legal advisors to, during the period following Klamath's delivery of the notice referred to in clause (C) above, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.4
LEGAL CONDITIONS TO MERGER.

        Subject to the terms and conditions of this Agreement, each of Sterling and Klamath shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Klamath or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

6.5
STOCK EXCHANGE LISTING.

        Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ prior to or at the Effective Time.

6.6
EMPLOYEES.

          (a)   To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or a Sterling Subsidiary, as applicable, individuals who are employees of Klamath or any Klamath Subsidiary at the Effective Time will be credited with periods of service with Klamath or the applicable Klamath Subsidiary before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Klamath or the applicable Klamath Subsidiary) as if such service had been with Sterling or a Sterling Subsidiary, as applicable. Similar credit shall also be given by Sterling or a Sterling Subsidiary, as applicable, in calculating all other employee benefits for such employees of Klamath or a Klamath Subsidiary after the Merger. Sterling will or will cause its applicable Subsidiary to (i) give credit to employees of Klamath and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Klamath and its Subsidiaries; (ii) provide each employee of Klamath and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements; (iii) allow each employee of Klamath and its Subsidiaries to have credit for all unused sick leave as of the Effective Time; and (iv) provide coverage for all pre-existing conditions that were covered under any welfare plan of Klamath or the applicable Klamath Subsidiary. Klamath and its Subsidiaries shall cash out any unused vacation time accrued but not taken by employees as of the Effective Time, and Sterling or its Subsidiaries shall give employees credit for prior service for vacation accruals after the Effective Time.

          (b)   Sterling or Sterling Savings Bank shall provide severance benefits to those employees of Klamath and its Subsidiaries whose employment is involuntarily terminated without cause at or within 365 days of the Effective Time (other than employees who are entitled to receive severance payments under employment or similar agreements) in accordance with Sterling's current written severance policy as previously delivered to Klamath.

          (c)   Sterling or Sterling Savings Bank shall with respect to those directors of Klamath who are at least age 65 at the Effective Time, determine benefits under the existing Klamath Director Fee Continuation Agreements under Section IV thereof to the extent that benefits thereunder are greater than the benefits that would be received under Section IX thereof.

          (d)   Klamath or Klamath First Federal, as applicable, shall make payment of the cash severance amounts provided under the employment agreements and the cash-out payments provided under the salary continuation agreements (as amended) listed in Schedule 3.12 of the Klamath Disclosure Schedule on or before December 31, 2003 but only after satisfaction (or waiver) of all the closing conditions under this Agreement as evidenced by a written agreement executed by the parties and with the scheduled Closing Date on or after January 2, 2004.

          (e)   Sterling or Sterling Savings Bank shall pay the "Entitled Percentage" of the "Monthly Premium Paid by KF" as those terms are used on Schedule 3.11(c) of the Klamath Disclosure Schedule—"Retiree Census Data," so as to provide the listed retirees with Medicare Supplemental

  Insurance Plan F as provided by Blue Cross/Blue Shield or such other equivalent Plan F Insurance as Sterling may choose in its sole discretion.

6.7
INDEMNIFICATION.

          (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Klamath or any Klamath Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Klamath or any Klamath Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for each Indemnified Party, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling's obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b)   Sterling shall use commercially reasonable efforts to cause the persons serving as officers and directors of Klamath and the Klamath Subsidiaries immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Klamath's current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for a period not less than three years.

          (c)   This Section 6.7 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Sterling).

          (d)   In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any person (other than an affiliate) and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more persons (other than affiliates as defined in Rule 144 under the Securities Act), then, and in each case, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this Section 6.7.

6.8
SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

        As soon as reasonably available, but in no event later than the SEC filing deadlines, Sterling will deliver to Klamath and Klamath will deliver to Sterling their respective Exchange Act Reports.

6.9
ADDITIONAL AGREEMENTS.

        In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling's Subsidiaries and Klamath First Federal shall take all such necessary action as may be reasonably requested by Sterling.

6.10
ADVICE OF CHANGES.

        Sterling and Klamath shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Klamath or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

6.11
CURRENT INFORMATION.

        During the period from the date of this Agreement to the Effective Time, Klamath will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Klamath. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.

6.12
EXECUTION AND AUTHORIZATION OF INSTITUTION MERGER AGREEMENT.

        Prior to the Effective Time, (a) Sterling and Klamath shall each approve the Institution Merger Agreement as the sole shareholder of Sterling Savings Bank and Klamath First Federal, respectively, and (b) Klamath First Federal and Sterling Savings Bank shall execute and deliver the Institution Merger Agreement.

6.13
CHANGE IN STRUCTURE.

        Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Klamath shareholders as a result of such modification, (ii) the consideration to be paid to the Klamath shareholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.13, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Klamath agrees to cooperate fully with Sterling to effect such amendments.

6.14
TRANSACTION EXPENSES OF KLAMATH.

        As promptly as practicable after the execution of this Agreement, Klamath will provide to Sterling an estimate of the expenses Klamath expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

6.15
AFFILIATE AGREEMENTS.

          (a)   As soon as practicable after the date of this Agreement and in any event, not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Klamath shall deliver to Sterling a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Klamath Meeting called pursuant to Section 6.3, deemed to be an affiliate of it (each, a "Klamath Affiliate") as that term is used in Rule 145 under the Securities Act.

          (b)   Klamath shall use its reasonable best efforts to cause each person who may be deemed to be a Klamath Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit D.

6.16
BOARD OF DIRECTORS.

        At or promptly following the Effective Time, Sterling shall take all action necessary to appoint one member of Klamath's Board of Directors, selected by Sterling to Sterling's Board of Directors and two members of Klamath's Board of Directors selected by Sterling to Sterling Savings Bank's Board of Directors.

ARTICLE VII
CONDITIONS PRECEDENT

7.1
CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

        The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)   Shareholder Approvals. This Agreement and the Merger shall have been approved or adopted by the requisite vote of the Sterling and Klamath shareholders.

          (b)   Stock Exchange Listing. The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

          (c)   Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d)   Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)   No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (f)    Federal Tax Opinion. Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Klamath shall have received an opinion from Silver, Freedman & Taff, LLP, special counsel to Klamath, in form and substance reasonably satisfactory to Sterling and Klamath, respectively, dated the date of the Effective Time, in each case, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Klamath will be a party to the reorganization with the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Sterling or Klamath as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of Klamath who exchange all of their Klamath Common Stock solely for Sterling Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sterling Common Stock), and (iii) the aggregate tax basis of the Sterling Common Stock received by shareholders who exchange all of their Klamath Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Klamath Common Stock surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Klamath, Sterling, their respective affiliates and others.

7.2
CONDITIONS TO OBLIGATIONS OF STERLING.

        The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of Klamath set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Klamath. Sterling shall have received a certificate signed on behalf of Klamath by each of the President and Chief Executive Officer and the Chief Financial Officer of Klamath to the foregoing effect.

          (b)   Performance of Covenants and Agreements of Klamath. Klamath shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Klamath by each of the Chief Executive Officer and the Chief Financial Officer of Klamath to such effect.

          (c)   Shareholders Agreement. On and effective as of the date of this Agreement, Sterling shall have received from each member of the Klamath Board and each executive officer of Klamath, agreements in the form attached hereto as Exhibit E (the "Shareholders Agreement").

          (d)   Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Klamath, Sterling or the Surviving Company.

          (e)   Director Resignations. Sterling shall have received resignations from each director of Klamath and each of its Subsidiaries.

7.3
CONDITIONS TO OBLIGATIONS OF KLAMATH.

        The obligation of Klamath to effect the Merger is also subject to the satisfaction or waiver by Klamath at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Sterling. Klamath shall have received a certificate signed on behalf of Sterling by each of the President and Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

          (b)   Performance of Covenants and Agreements of Sterling. Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Klamath shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1
TERMINATION.

        This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

          (a)   by mutual written consent of Sterling and Klamath;

          (b)   by either Sterling or Klamath if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either Sterling or Klamath if the Merger shall not have been consummated on or before July 31, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by either Sterling or Klamath (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

          (e)   by either Sterling or Klamath if any approval of the shareholders of Sterling or Klamath contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Klamath Meeting or the Sterling Meeting;

          (f)    by either Sterling or Klamath if: (i) the Board of Directors of Klamath shall have failed to recommend to its shareholders the approval of the Merger, or shall have made, or publicly announced its intention to make, a Change in Klamath Recommendation, or (ii) Klamath shall have breached the terms of Section 5.1(e) hereof in any respect adverse to Sterling;

          (g)   by Sterling if a tender offer or exchange offer for 25% or more of the outstanding shares of Klamath Common Stock is commenced (other than by Sterling or a Subsidiary thereof), and the Board of Directors of Klamath recommends that the shareholders of Klamath tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act; or

          (h)   by Klamath, upon its written notice to Sterling within the two business days following the Determination Date (as defined below), in the event that:

            (1)   The failure of the Closing to occur is not due to a material breach by Klamath of any representations, warranties, covenants or other agreements contained herein;

            (2)   The Sterling Determination Price (as defined below) on the Determination Date is less than $20.53; and

            (3)   (a) the number obtained by dividing the Sterling Determination Price by $24.15 is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85.

        For purposes of this Section 8.1(h), the following terms have the meanings indicated below:

        "Trading Day" means a day that Sterling Common Stock is traded on NASDAQ as reported on the website of www.nasdaq.com.

        "Determination Date" shall mean the Trading Day five business days prior to the Closing Date.

        "Daily Sales Price" for any Trading Day means the daily closing price per share of Sterling Common Stock on NASDAQ.

        "Sterling Determination Price" shall mean the average of the Daily Sales Prices of Sterling Common Stock on the ten consecutive Trading Days ending on and including the Determination Date.

        "Final Index Price" means the weighted average of the Final Prices for each company comprising the Index Group.

        "Final Price," with respect to any company belonging to the Index Group, means the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the Determination Date.

        "Index Group" means the 20 financial institution holding companies listed on Exhibit F attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit F.

        "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock principally traded on June 13, 2003. (See Exhibit F.)

        If Sterling declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Sterling Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

        If Klamath elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Sterling within two business days after the Determination Date, such termination will be effective on the third business day after the giving of such notice (the "Effective Termination Date"); provided that within two business days after Sterling's receipt of such notice, Sterling shall have the option to increase the consideration to be received by holders of Klamath Common Stock hereunder by multiplying the Exchange Ratio by the Exchange Ratio Adjustment Factor (as defined below) to create the Adjusted Exchange Ratio (as defined below) such that Klamath would not be entitled to terminate this Agreement pursuant to this Section 8.1(h). If Sterling so elects, it shall timely give written notice to Klamath of such election and the Adjusted Exchange Ratio whereupon no termination shall be deemed to have occurred pursuant to Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

        "Exchange Ratio Adjustment Factor" means the lessor of:

  1)
  $20.53 divided by the Sterling Determination Price; or

  2)
  (a) the number obtained by dividing the Final Index Price by the Initial Index Price and multiplying this quotient by 0.85 divided by

    (b)
    the number obtained by dividing the Sterling Determination Price by $24.15.

        "Adjusted Exchange Ratio" means the Exchange Ratio multiplied by the Exchange Ratio Adjustment Factor.

          (i)    by Klamath if the Board of Directors of Sterling shall have failed to recommend to its shareholders the approval of the Merger or withdrawn, modified or qualified such recommendation in any manner adverse to Klamath.

8.2
EFFECT OF TERMINATION.

          (a)   In the event of termination of this Agreement by either Sterling or Klamath as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except: (i) Sections 6.2(c), 8.2, and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, except as provided in the second and third sentences of Section 8.2(b), no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

          (b)   Klamath shall pay Sterling a fee (the "Klamath Termination Fee") if this Agreement is terminated under certain conditions. If this Agreement is terminated pursuant to Sections 8.1(f) or 8.1(g) the Klamath Termination Fee shall be $6 million and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling's sole and exclusive remedy for a termination of this Agreement pursuant to Sections 8.1(f) or 8.1(g). If Klamath terminates this Agreement pursuant to Section 8.1(i), Sterling shall pay Klamath a fee of $1.5 million (the "Sterling Termination Fee"), which shall be Klamath's sole and exclusive remedy for a termination of this Agreement pursuant to Section 8.1(i). If Sterling terminates this Agreement pursuant to Section 8.1(d) the Klamath Termination Fee shall be $1.5 million, provided that if within 18 months after termination Klamath or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Klamath Termination Fee shall be $6 million (net of any prior payment of the said $1.5 million).

          (c)   The Klamath Termination Fee or the Sterling Termination Fee, as the case may be, shall be paid within two business days following a termination referred to in Sections 8.1(i) and 8.2(b), as applicable, and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee.

          (d)   Sterling and Klamath agree that the agreements contained in this Section 8 are an integral part of the transactions contemplated by this Agreement, that without such agreements they would not have entered into this Agreement and that neither the Klamath Termination Fee nor the Sterling Termination Fee constitute a penalty. If a party hereto fails to pay the amounts due under Section 8.2(b) within the time periods specified in Section 8.2(c), that party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such unpaid amounts at the prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date of actual payment.

8.3
AMENDMENT.

        Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Klamath; provided, however, that after any approval of the transactions contemplated by this Agreement by Klamath's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Klamath shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4
EXTENSION; WAIVER.

        At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1
CLOSING.

        Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will be on the day the Washington Articles of Merger are filed with the Washington Secretary of State and the Oregon Articles of Merger are filed with the Oregon Secretary of State and will take place on a date, on or after January 2, 2004, that is specified in writing by Sterling to Klamath at least seven business days prior to such Closing or such other date, place and time as the parties may agree (the "Closing Date"). The parties shall use their reasonable best efforts to cause the Closing to occur on January 2, 2004 and to cause all conditions to the Closing to be satisfied (or, if applicable, waived) on or before December 31, 2003.

9.2
NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

9.3
EXPENSES.

        All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.4
NOTICES.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Sterling, to:
  Sterling Financial Corporation
  111 North Wall Street
  Spokane, Washington 99201
  Attn.: Daniel G. Byrne
  Senior Vice President-Finance

  WITH A COPY TO:

    Witherspoon, Kelley, Davenport & Toole, P.S.
    422 West Riverside Avenue, Suite 1100
    Spokane, Washington 99201
    Attn.: Donald J. Lukes, Esq.

    and

  (b)
  if to Klamath, to:
  Klamath First Bancorp, Inc.
  540 Main Street
  Klamath Falls, Oregon 97601
  Attn.: Kermit K. Houser
  President and Chief
  Executive Officer

  WITH A COPY TO:

    Breyer & Associates PC
    8180 Greensboro Drive
    Suite 785
    McLean, VA 22102
    Attn: John F. Breyer, Jr., Esq.

9.5
INTERPRETATION.

        When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Sterling, Klamath or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.

9.6
COUNTERPARTS.

        This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7
ENTIRE AGREEMENT.

        This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8
GOVERNING LAW.

        This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

9.9
ENFORCEMENT OF AGREEMENT.

        The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10
SEVERABILITY.

        Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11
PUBLICITY.

        Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Klamath shall, or shall permit any of Sterling's Subsidiaries or Klamath First Federal to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.12
ASSIGNMENT; LIMITATION OF BENEFITS.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

        Sterling and Klamath have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

STERLING FINANCIAL CORPORATION		KLAMATH FIRST BANCORP, INC.
By:		By:
	/s/ HAROLD B. GILKEY Harold B. Gilkey Chairman and Chief Executive Officer		/s/ KERMIT K. HOUSER Kermit K. Houser President and Chief Executive Officer

Form of Shareholders Agreement

        This Shareholders Agreement (the "Shareholders Agreement"), dated as of July 14, 2003, is made by each of the Persons listed on the signature pages attached hereto (individually, a "Shareholder," and collectively the "Shareholders"), and Sterling Financial Corporation ("Sterling").

RECITALS

        A.    Sterling and Klamath First Bancorp, Inc., an Oregon corporation ("Klamath"), have entered into an Agreement and Plan of Merger as of July 14, 2003 (the "Merger Agreement"). The Merger Agreement is hereby incorporated by reference herein. All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

        B.    Each Shareholder owns shares of Klamath Common Stock and/or Klamath Options.

        C.    In connection with the Merger Agreement, in furtherance of its purposes and as an inducement to Sterling to enter into the Merger Agreement, the Shareholders desire to enter into and perform the obligations under this Shareholders Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     REPRESENTATIONS AND WARRANTIES.

        Each Shareholder hereby represents and warrants that from the date hereof until the termination of this Shareholders Agreement pursuant to Section 7 hereof;

          (a)   Such Shareholder will

              (i)  vote and direct the record holder, if any, to vote in favor of the Merger all shares of Klamath Common Stock beneficially owned by such Shareholder at any meeting of Klamath called to consider and vote on the Merger; and

             (ii)  vote and direct the record holder, if any, to vote against and not consent to any Acquisition Proposal or any action to nullify or prevent the Merger at any meeting of Shareholders of Klamath called to consider and vote on any Acquisition Proposal or any such action.

          (b)   Such Shareholder will not transfer or encumber shares (or the voting power thereof) of Klamath Common Stock without the prior written consent of Sterling and except in accordance with the terms and conditions of this Shareholders Agreement. Sterling may require, as a condition of any such transfer, that the transferee agree in writing to be bound by the provisions of this Shareholders Agreement.

        2.     DEFINITIONS.

        For purposes of this Shareholders Agreement, the following terms shall have the following meanings:

          (a)   AFFILIATE. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          (b)   BENEFICIAL OWNER. A Person shall be deemed a "Beneficial Owner" of or to have "Beneficially Owned" any voting securities (1) in accordance with the term "beneficial ownership" as defined in Rule 13-d-3 under the Exchange Act, as in effect on the date hereof, and (2) shall also include voting securities which such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

          (c)   PERSON. A "person" shall mean any individual, firm, corporation, partnership or other entity.

        3.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

        All representations, warranties and covenants contained herein shall survive the execution of this Shareholders Agreement and the consummation of the transactions contemplated hereby.

        4.     SUCCESSORS AND ASSIGNS.

        This Shareholders Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by any Shareholder without the prior written consent of Sterling.

        5.     AMENDMENT.

        This Shareholders Agreement may not be amended except by an instrument in writing duly signed on behalf of each of the parties hereto.

        6.     GOVERNING LAW.

        This Shareholders Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without giving effect to the principles of conflict of laws thereof. No provision of this Shareholders Agreement shall be construed to require Sterling, Klamath or any of their respective Subsidiaries or affiliates or any Shareholder to take any action that would violate any applicable Laws.

        7.     TERMINATION.

        This Shareholders Agreement shall automatically terminate and be of no further force and effect upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms, (b) Closing of the Merger, or (c) mutual agreement in writing of the parties hereto providing for termination hereof, provided however that no Shareholder shall be relieved or released from any liability or damage arising out of a willful breach of this Shareholders Agreement prior to the termination hereof.

        8.     ENTIRE AGREEMENT.

        This Shareholders Agreement constitutes the entire agreement and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto other than the Shareholders Agreement and the agreements referred to therein.

        9.     EXPENSES.

        Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Shareholders Agreement and the consummation of the transactions contemplated hereby.

        10.   ENFORCEMENT OF AGREEMENT.

        The parties hereto agree that irreparable damage would occur in the event that the provisions of this Shareholders Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Shareholders Agreement and to enforce specifically the terms and provisions thereof as provided in Section 8 hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.   SEVERABILITY.

        Any term or provision of this Shareholders Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholders Agreement or affecting the validity or enforceability of any of the terms or provisions of this Shareholders Agreement in any other jurisdiction. If any provision of this Shareholders Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        12.   COUNTERPARTS.

        This Shareholders Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        The parties hereto have executed this Shareholders Agreement as of the date first written above.

STERLING FINANCIAL CORPORATION
By:

Title:

KLAMATH SHAREHOLDERS:

FORM OF AGREEMENT OF KLAMATH AFFILIATES

                        , 2003

KLAMATH FIRST BANCORP, INC.
540 Main Street
Klamath Falls, OR 97601
Attn: Kermit K. Houser
President & Chief Executive Officer

STERLING FINANCIAL CORPORATION
N. 111 Wall Street
Spokane, WA 99201
Attn: Daniel G. Byrne
Senior Vice President—Finance

Ladies and Gentlemen:

        I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Klamath First Bancorp, Inc., an Oregon corporation ("Klamath"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 14, 2003 (the "Merger Agreement"), by and between Klamath and Sterling Financial Corporation, a Washington corporation ("Sterling"), Klamath plans to merge with and into Sterling (the "Merger").

        I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Sterling ("Sterling Common Stock") in exchange for shares of Klamath Common Stock. I have been advised that the issuance of Sterling Common Stock to me pursuant to the Merger will be registered with the SEC pursuant to a Registration Statement on Form S-4. However, I have been advised that because (a) at the time the Merger will be submitted to a vote of the shareholders of Klamath, I may be deemed an affiliate of Klamath, and (b) the distribution by me of the Sterling Common Stock has not been registered under the Securities Act, I cannot sell, transfer or otherwise dispose of the Sterling Common Stock except in compliance with the Securities Act.

        I have carefully read this letter and reviewed the Merger Agreement and discussed the requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Sterling Common Stock and Klamath Common Stock, to the extent I felt necessary, with my counsel or counsel for Klamath.

        I represent, warrant and covenant with and to Sterling that in the event I receive any Sterling Common Stock as a result of the Merger:

        1.     I shall not make any sale, transfer, or other disposition of such Sterling Common Stock in violation of the Securities Act or the rules and regulations thereunder and unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Sterling, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

        2.     I understand that Sterling is under no obligation to register the sale, transfer or other disposition of shares of Sterling Common Stock held by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        3.     I understand that stop transfer instructions will be given to Sterling's transfer agent with respect to shares of Sterling Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefore, a legend stating in substance:

  The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated                            , 2003, between the registered holder hereof and Sterling, a copy of which agreement is on file at the principal offices of Sterling.

        4.     I understand that, unless a transfer by me of the Sterling Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Sterling reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

  The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

        It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Sterling (i) an opinion of counsel in form and substance reasonably satisfactory to Sterling, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Sterling that the Sterling Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

        I further understand and agree that this letter agreement shall only apply to shares of Sterling Common Stock that I receive in the Merger and am deemed to beneficially own pursuant to applicable federal securities law.

        This letter agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same document. Capitalized terms used in this letter agreement which are not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

Very truly yours,
By
Name:

Accepted this            day of            , 2003

KLAMATH FIRST BANCORP, INC.
By:

Title:

STERLING FINANCIAL CORPORATION
By:

Title:

ANNEX B

FAIRNESS OPINION

OF

SANDLER O'NEILL & PARTNERS, L.P.

[LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P.]

July 14, 2003

Board of Directors
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201

Gentlemen:

        Sterling Financial Corporation ("Sterling") and Klamath First Bancorp, Inc. ("Klamath") have entered into an Agreement and Plan of Merger, dated as of July 14, 2003 (the "Agreement"), pursuant to which Klamath will merge with and into Sterling (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Klamath's common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive 0.77 shares of Sterling common stock, par value $1.00 per share (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Sterling.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits thereto; (ii) certain publicly available financial statements and other historical financial information of Sterling that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Klamath that we deemed relevant; (iv) internal financial projections for Sterling for the years ending December 31, 2003 and 2004 furnished by management of Sterling and earnings per share estimates for Sterling for the years ending December 31, 2003 and 2004 published by I/B/E/S; (v) internal financial projections for Klamath for the years ending December 31, 2003 and 2004 furnished by management of Klamath and reviewed with managements of Klamath and Sterling and earnings per share estimates for Klamath for the fiscal years ending September 30, 2003 and 2004 published by I/B/E/S; (vi) the pro forma financial impact of the Merger on Sterling, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Sterling and Klamath; (vii) the relative contributions of assets, liabilities, equity and earnings of Sterling and Klamath to the resulting institution; (viii) the publicly reported historical price and trading activity for Sterling's and Klamath's common stock, including a comparison of certain financial and stock market information for Sterling and Klamath with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of Sterling's senior management the business, financial condition, results of operations and prospects of Sterling and held similar discussions with certain members of senior management of Klamath regarding the business, financial condition, results of operations and prospects of Klamath.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Sterling or Klamath or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Sterling and Klamath that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Sterling or Klamath, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Sterling or Klamath nor have we reviewed any individual credit files relating to Sterling or Klamath. We have assumed, with your consent, that the respective allowances for loan losses for both Sterling and Klamath are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to such estimates and projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with Sterling's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of Sterling's management of the respective future financial performances of Sterling and Klamath and that such performances will be achieved. We express no opinion as to such estimates or projections or the assumptions on which they are based. We have also assumed that there has been no material change in Sterling's or Klamath's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Sterling and Klamath will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sterling's common stock will be when issued to Klamath's shareholders pursuant to the Agreement or the prices at which Sterling's or Klamath's common stock may trade at any time.

        We have acted as Sterling's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. As you are aware, we have also provided certain other investment banking services to Sterling in the past. As we have previously advised you, we have in the past provided certain investment banking services to Klamath and have received compensation for such services.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Sterling and Klamath or their affiliates. We may also actively trade the debt and/or equity securities of Sterling and Klamath or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Sterling in connection with its consideration of the Merger. Our opinion is directed only to the fairness of the Exchange Ratio to Sterling from a financial point of view and does not address the underlying business decision of Sterling to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Sterling or the effect of any other transaction in which Sterling might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Sterling from a financial point of view.

Very truly yours,
/s/ SANDLER O'NEILL & PARTNERS, L.P.

ANNEX C

FAIRNESS OPINION

OF

D.A. DAVIDSON & CO.

[LETTERHEAD OF D.A. DAVIDSON & CO.]

July 14, 2003

Board of Directors
Klamath First Bancorp, Inc.
540 Main Street
Klamath Falls, OR 97601

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock (the "Company Common Stock") of Klamath First Bancorp, Inc. (the "Company"), of the Merger Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and between the Company and Sterling Financial Corporation ("Sterling"), dated as of the date hereof. As more fully described in the Merger Agreement, the Company will merge with Sterling, and each outstanding share of the Company Common Stock will be converted into the right to receive consideration (the "Merger Consideration") consisting of 0.77 shares of Sterling common stock (the "Merger"). In addition, the holders of Company stock options will have their options converted into options to buy Sterling common stock as provided in the Merger Agreement. The complete terms of the Merger are described in the Merger Agreement, and this summary is qualified in its entirety by reference thereto.

        In arriving at our opinion, we reviewed (i) the Merger Agreement, and exhibits thereto; (ii) certain financial statements and other historical financial and business information about the Company and Sterling made available to us from published sources and/or from the internal records of the Company and Sterling; (iii) certain financial assumptions and forecasts of the Company reviewed with management of the Company regarding the Company's business, financial condition, results of operations and prospects; (iv) certain financial assumptions and forecasts of Sterling reviewed with management of Sterling regarding Sterling's business, financial condition, results of operations and prospects; (v) the publicly reported historical prices and trading activity for the Company's and Sterling's common stock, including a comparison of certain financial and stock market information for the Company and Sterling with similar publicly available information for certain other companies, the securities of which are publicly traded; (vi) the financial terms of certain other similar transactions recently effected, to the extent publicly available; (vii) the current market environment generally and the banking industry environment in particular; (viii) the pro forma financial impact of the Merger; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In addition, we have had discussions with the management and other representatives and advisors of the Company and Sterling concerning the business, financial condition, results of operations and prospects of the Company and Sterling.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Sterling, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of the Company or Sterling. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Sterling as to the future financial performance of the Company, Sterling or the combined entity, as the case may be, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized. We have not reviewed individual credit files, and we are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses.

        We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger. We express no view as to, and our opinion does not in any manner address, Klamath's underlying business decision to proceed with or effect the Merger. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter. We are expressing no opinion as to what the value of Sterling's common stock will be when issued to Klamath's shareholders pursuant to the Merger Agreement or the prices at which Sterling's or the Company's common stock may trade at any time.

        We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided investment banking services to the Company unrelated to the Merger, for which we have received compensation. We have in the past provided investment banking services to Sterling unrelated to the Merger, including acting as one of the placement agents in connection with a trust preferred securities offering for Sterling, for which we have received compensation.

        Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions and other corporate transactions. We are familiar with the market for publicly traded banks, savings institutions and bank and savings institution holding companies. In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of both the Company and Sterling, for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We make a market in the common stock of the Company and Sterling and publish a research recommendation on Sterling's stock. We do not publish a research recommendation on the Company's stock.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

        It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation of the Merger to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission or bank regulatory agencies in connection with the Merger.

Very truly yours,
D.A. DAVIDSON & CO.
/s/ Albert V. Glowasky
Albert V. Glowasky Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article XII of the Restated Articles of Incorporation of Sterling authorizes Sterling to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act ("WBCA"), public policy or other applicable law. Sections 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act of 1933. However, no present or former director or officer shall be indemnified or reimbursed (1) in relation to any matter in such action, suit or proceeding as to which he or she shall finally be adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to Sterling; or (2) in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of (a) a court of competent jurisdiction, (b) the holders of record of a majority of the outstanding shares of Sterling or (c) the board of directors, acting by vote of a majority of directors not parties to the same or substantially the same action, suit or proceeding, whether or not such majority constitutes a quorum. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his or her heirs, executors or administrators may be entitled as a matter of law. Those persons indemnified hereunder shall be deemed to include the heirs, legal representatives, executors and administrators of such person.

        Sterling maintains directors' and officers' liability insurance under which Sterling's directors and officers are insured against loss (as defined in the policy) resulting from claims brought against them for their wrongful acts in such capacities. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by Sterling in advance of the final disposition of such action, suit or proceeding. The director, officer, employee or agent must repay such amount, however, if it shall ultimately be determined that he or she is not entitled to be indemnified by Sterling.

        Sterling's Restated Articles of Incorporation also provide that a director of Sterling shall not be personally liable to Sterling or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates RCW 23B.08.310 of the WBCA pertaining to unpermitted distributions to shareholders or loans to directors or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Sterling shall be eliminated or limited to the fullest extent permitted by the WBCA, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of Sterling shall not adversely affect any right or protection of a director of Sterling existing at the time of such repeal or modification.

Item 21. List of Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, by and between Sterling Financial Corporation and Klamath First Bancorp, Inc., dated as of July 14, 2003. Incorporated herein by reference to Annex A of the joint proxy statement/prospectus included in this registration statement. Sterling agrees to furnish supplementally to the SEC upon request a copy of any omitted schedule.
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 3.1 to Sterling's report on Form 10-Q filed May 15, 2003 and incorporated by reference herein.
3.2	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling's registration statement on Form S-4 filed December 9, 2002 and incorporated by reference herein.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2
Sterling has outstanding certain long-term debt. None of such debt exceeds 10% of Sterling's total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the SEC upon request.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to the validity of the common stock to be issued thereunder). Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to certain tax matters). Filed herewith.
8.2	Opinion of Silver, Freedman & Taff, LLP (with respect to certain tax matters). Filed herewith.
10.1(a)
Employment Agreement for Kermit K. Houser filed as Exhibit 10(a).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.1(b)
First Amendment to Employment Agreement for Kermit K. Houser filed as Exhibit 10(a).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.1(c)
Salary Continuation Agreement for Kermit K. Houser filed as Exhibit 10(a).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.2(a)
Employment Agreement for Marshall J. Alexander filed as Exhibit 10(b).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.2(b)
First Amendment to Employment Agreement for Marshall J. Alexander filed as Exhibit 10(b).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.2(c)
Salary Continuation Agreement for Marshall J. Alexander filed as Exhibit 10(b).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.3(a)	Employment Agreement for Ben A. Gay filed as Exhibit 10(c).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.

10.3(b)
First Amendment to Employment Agreement for Ben A. Gay filed as Exhibit 10(c).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.3(c)
Salary Continuation Agreement for Ben A. Gay filed as Exhibit 10(c).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(a)
Employment Agreement for Frank X. Hernandez filed as Exhibit 10(d).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(b)
First Amendment to Employment Agreement for Frank X. Hernandez filed as Exhibit 10(d).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(c)
Salary Continuation Agreement for Frank X. Hernandez filed as Exhibit 10(d).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(d)
First Amendment to Salary Continuation Agreement for Frank X. Hernandez filed as Exhibit 10(d).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(a)
Employment Agreement for Craig M Moore filed as Exhibit 10(e).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(b)
First Amendment to Employment Agreement for Craig M Moore filed as Exhibit 10(e).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(c)
Salary Continuation Agreement for Craig M Moore filed as Exhibit 10(e).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(d)
First Amendment to Salary Continuation Agreement for Craig M Moore filed as Exhibit 10(e).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(a)
Employment Agreement for James E. Essany filed as Exhibit 10(f).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(b)
First Amendment to Employment Agreement for James E. Essany filed as Exhibit 10(f).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(c)
Salary Continuation Agreement for James E. Essany filed as Exhibit 10(f).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(d)
First Amendment to Salary Continuation Agreement for James E. Essany filed as Exhibit 10(f).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.

10.7(a)
Employment Agreement for Walter F. Dodrill filed as Exhibit 10(g).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.7(b)
First Amendment to Employment Agreement for Walter F. Dodrill filed as Exhibit 10(g).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.7(c)
Salary Continuation Agreement for Walter F. Dodrill filed as Exhibit 10(g).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.7(d)
First Amendment to Salary Continuation agreement for Walter F. Dodrill filed as Exhibit 10(g).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(a)
Employment Agreement for Nina G. Drake filed as Exhibit 10(h).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(b)
First Amendment to Employment Agreement for Nina G. Drake filed as Exhibit 10(h).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(c)
Salary Continuation Agreement for Nina G. Drake filed as Exhibit 10(h).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(d)
First Amendment to Salary Continuation agreement for Nina G. Drake filed as Exhibit 10(h).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(a)
Employment Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(b)
First Amendment to Employment Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(c)
Salary Continuation Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(d)
First Amendment to Salary Continuation Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(a)
Director Fee Continuation Agreement for Rodney N. Murray filed as Exhibit 10(j).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(b)
Director Fee Continuation Agreement for Bernard Z. Agrons filed as Exhibit 10(j).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.

10.10(c)
Director Fee Continuation Agreement for Timothy A. Bailey filed as Exhibit 10(j).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(d)
Director Fee Continuation Agreement for James D. Bocchi filed as Exhibit 10(j).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein
10.10(e)
Director Fee Continuation Agreement for Donald N. Bauhofer filed as Exhibit 10(j).5 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(f)
Director Fee Continuation Agreement for William C. Dalton filed as Exhibit 10(j).6 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(g)
Director Fee Continuation Agreement for Dianne E. Spires filed as Exhibit 10(j).7 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(a)
Joint Beneficiary Agreement for Kermit K. Houser filed as Exhibit 10(a).4 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(b)
Joint Beneficiary Agreement for Marshall J. Alexander filed as Exhibit 10(b).4 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(c)
Joint Beneficiary Agreement for Ben A. Gay filed as Exhibit 10(c).4 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(d)
Joint Beneficiary Agreement for Frank X. Hernandez filed as Exhibit 10(d).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(e)
Joint Beneficiary Agreement for Craig M Moore filed as Exhibit 10(e).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(f)
Joint Beneficiary Agreement for James E. Essany filed as Exhibit 10(f).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(g)
Joint Beneficiary Agreement for Walter F. Dodrill filed as Exhibit 10(g).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(h)
Joint Beneficiary Agreement for Nina G. Drake filed as Exhibit 10(h).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(i)
Joint Beneficiary Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.12	Form of Shareholders Agreement. Incorporated herein by reference to Annex A of the joint proxy statement/prospectus included in this registration statement.

10.13	Form of Klamath Affiliates Agreement. Incorporated herein by reference to Annex A of the joint proxy statement/prospectus included in this registration statement.
21.1	List of Subsidiaries of Registrant. Filed herewith.
23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1 to this registration statement).
23.2	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 8.1 to this registration statement).
23.3	Consent of Silver, Freedman & Taff, LLP (included in Exhibit 8.2 to this registration statement).
23.4	Consent of BDO Seidman, LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.5	Consent of PricewaterhouseCoopers LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.6	Consent of Deloitte & Touche LLP (with respect to Klamath First Bancorp, Inc.). Filed herewith.
23.7	Consent of D.A. Davidson & Co. Filed herewith.
23.8	Consent of Sandler O'Neill & Partners, L.P. Filed herewith.
24.1	Power of Attorney (set forth on the signature pages to this registration statement).
99.1	Form of Proxy for Special Meeting of Shareholders of Klamath First Bancorp, Inc. Filed herewith.
99.2	Form of Proxy for Special Meeting of Shareholders of Sterling Financial Corporation. Filed herewith.

Item 22. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (b)(i) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on September 12, 2003.

STERLING FINANCIAL CORPORATION
By	/s/ HAROLD B. GILKEY Harold B. Gilkey Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby grants a power of attorney to Daniel G. Byrne, William R. Basom and Donald J. Lukes and each of them, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities (including his capacity as a director or officer of Sterling Financial Corporation) to sign for such person, and in such person's name and capacity indicated below, any and all amendments to the registration statement of Sterling Financial Corporation and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or any substitute therefore may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

/s/ HAROLD B. GILKEY Harold B. Gilkey	Chairman of the Board and Chief Executive Officer
/s/ WILLIAM W. ZUPPE William W. Zuppe	President, Chief Operating Officer and Director
/s/ DANIEL G. BYRNE Daniel G. Byrne	Senior Vice President-Finance, Assistant Secretary, and Principal Financial Officer
/s/ WILLIAM R. BASOM William R. Basom	Vice President, Treasurer and Principal Accounting Officer

/s/ NED M. BARNES Ned M. Barnes	Secretary and Director
/s/ RODNEY W. BARNETT Rodney W. Barnett	Director
/s/ THOMAS H. BOONE Thomas H. Boone	Director
/s/ JAMES P. FUGATE James P. Fugate	Director
/s/ ROBERT D. LARRABEE Robert D. Larrabee	Director
/s/ ROBERT E. MEYERS Robert E. Meyers	Director
/s/ DAVID O. WALLACE David O. Wallace	Director

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger, by and between Sterling Financial Corporation and Klamath First Bancorp, Inc., dated as of July 14, 2003. Incorporated herein by reference to Annex A of the joint proxy statement/prospectus included in this registration statement. Sterling agrees to furnish supplementally to the SEC upon request a copy of any omitted schedule.
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 3.1 to Sterling's report on Form 10-Q filed May 15, 2003 and incorporated by reference herein.
3.2	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling's registration statement on Form S-4 filed December 9, 2002 and incorporated by reference herein.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2
Sterling has outstanding certain long-term debt. None of such debt exceeds 10% of Sterling's total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the SEC upon request.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to the validity of the common stock to be issued thereunder). Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to certain tax matters). Filed herewith.
8.2	Opinion of Silver, Freedman & Taff, LLP (with respect to certain tax matters). Filed herewith.
10.1(a)
Employment Agreement for Kermit K. Houser filed as Exhibit 10(a).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.1(b)
First Amendment to Employment Agreement for Kermit K. Houser filed as Exhibit 10(a).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.1(c)
Salary Continuation Agreement for Kermit K. Houser filed as Exhibit 10(a).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.2(a)
Employment Agreement for Marshall J. Alexander filed as Exhibit 10(b).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.2(b)
First Amendment to Employment Agreement for Marshall J. Alexander filed as Exhibit 10(b).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.2(c)
Salary Continuation Agreement for Marshall J. Alexander filed as Exhibit 10(b).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.3(a)	Employment Agreement for Ben A. Gay filed as Exhibit 10(c).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.

10.3(b)
First Amendment to Employment Agreement for Ben A. Gay filed as Exhibit 10(c).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.3(c)
Salary Continuation Agreement for Ben A. Gay filed as Exhibit 10(c).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(a)
Employment Agreement for Frank X. Hernandez filed as Exhibit 10(d).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(b)
First Amendment to Employment Agreement for Frank X. Hernandez filed as Exhibit 10(d).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(c)
Salary Continuation Agreement for Frank X. Hernandez filed as Exhibit 10(d).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.4(d)
First Amendment to Salary Continuation Agreement for Frank X. Hernandez filed as Exhibit 10(d).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(a)
Employment Agreement for Craig M Moore filed as Exhibit 10(e).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(b)
First Amendment to Employment Agreement for Craig M Moore filed as Exhibit 10(e).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(c)
Salary Continuation Agreement for Craig M Moore filed as Exhibit 10(e).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.5(d)
First Amendment to Salary Continuation Agreement for Craig M Moore filed as Exhibit 10(e).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(a)
Employment Agreement for James E. Essany filed as Exhibit 10(f).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(b)
First Amendment to Employment Agreement for James E. Essany filed as Exhibit 10(f).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(c)
Salary Continuation Agreement for James E. Essany filed as Exhibit 10(f).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.6(d)
First Amendment to Salary Continuation Agreement for James E. Essany filed as Exhibit 10(f).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.7(a)
Employment Agreement for Walter F. Dodrill filed as Exhibit 10(g).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.

10.7(b)
First Amendment to Employment Agreement for Walter F. Dodrill filed as Exhibit 10(g).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.7(c)
Salary Continuation Agreement for Walter F. Dodrill filed as Exhibit 10(g).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.7(d)
First Amendment to Salary Continuation agreement for Walter F. Dodrill filed as Exhibit 10(g).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(a)
Employment Agreement for Nina G. Drake filed as Exhibit 10(h).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(b)
First Amendment to Employment Agreement for Nina G. Drake filed as Exhibit 10(h).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(c)
Salary Continuation Agreement for Nina G. Drake filed as Exhibit 10(h).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.8(d)
First Amendment to Salary Continuation agreement for Nina G. Drake filed as Exhibit 10(h).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(a)
Employment Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(b)
First Amendment to Employment Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(c)
Salary Continuation Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.9(d)
First Amendment to Salary Continuation Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(a)
Director Fee Continuation Agreement for Rodney N. Murray filed as Exhibit 10(j).1 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(b)
Director Fee Continuation Agreement for Bernard Z. Agrons filed as Exhibit 10(j).2 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(c)
Director Fee Continuation Agreement for Timothy A. Bailey filed as Exhibit 10(j).3 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(d)
Director Fee Continuation Agreement for James D. Bocchi filed as Exhibit 10(j).4 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein

10.10(e)
Director Fee Continuation Agreement for Donald N. Bauhofer filed as Exhibit 10(j).5 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(f)
Director Fee Continuation Agreement for William C. Dalton filed as Exhibit 10(j).6 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.10(g)
Director Fee Continuation Agreement for Dianne E. Spires filed as Exhibit 10(j).7 to Klamath's amended report on Form 10-Q/A filed August 15, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(a)
Joint Beneficiary Agreement for Kermit K. Houser filed as Exhibit 10(a).4 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(b)
Joint Beneficiary Agreement for Marshall J. Alexander filed as Exhibit 10(b).4 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(c)
Joint Beneficiary Agreement for Ben A. Gay filed as Exhibit 10(c).4 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(d)
Joint Beneficiary Agreement for Frank X. Hernandez filed as Exhibit 10(d).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(e)
Joint Beneficiary Agreement for Craig M Moore filed as Exhibit 10(e).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(f)
Joint Beneficiary Agreement for James E. Essany filed as Exhibit 10(f).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(g)
Joint Beneficiary Agreement for Walter F. Dodrill filed as Exhibit 10(g).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(h)
Joint Beneficiary Agreement for Nina G. Drake filed as Exhibit 10(h).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.11(i)
Joint Beneficiary Agreement for Jeffrey D. Schlenker filed as Exhibit 10(i).5 to Klamath's amended report on Form 10-Q/A filed September 11, 2003 for the period ended June 30, 2003 and incorporated by reference herein.
10.12	Form of Shareholders Agreement. Incorporated herein by reference to Annex A of the joint proxy statement/prospectus included in this registration statement.

10.13	Form of Klamath Affiliates Agreement. Incorporated herein by reference to Annex A of the joint proxy statement/prospectus included in this registration statement.
21.1	List of Subsidiaries of Registrant. Filed herewith.
23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1 to this registration statement).
23.2	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 8.1 to this registration statement).
23.3	Consent of Silver, Freedman & Taff, LLP (included in Exhibit 8.2 to this registration statement).
23.4	Consent of BDO Seidman, LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.5	Consent of PricewaterhouseCoopers LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.6	Consent of Deloitte & Touche LLP (with respect to Klamath First Bancorp, Inc.). Filed herewith.
23.7	Consent of D.A. Davidson & Co. Filed herewith.
23.8	Consent of Sandler O'Neill & Partners, L.P. Filed herewith.
24.1	Power of Attorney (set forth on the signature pages to this registration statement).
99.1	Form of Proxy for Special Meeting of Shareholders of Klamath First Bancorp, Inc. Filed herewith.
99.2	Form of Proxy for Special Meeting of Shareholders of Sterling Financial Corporation. Filed herewith.

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REFERENCES TO ADDITIONAL INFORMATION
STERLING FINANCIAL CORPORATION NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 11, 2003
KLAMATH FIRST BANCORP, INC. NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 11, 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS
The Companies
Summary of the Transaction
Selected Financial Data of Sterling
Selected Financial Data of Klamath
Comparative Stock Price and Dividend Information
Selected Combined Consolidated Unaudited Pro Forma Financial Data (In thousands, except shares and per share amounts)
Selected Combined Consolidated Unaudited Pro Forma Comparative Per Share Data
RISK FACTORS
THE STERLING SPECIAL MEETING
THE KLAMATH SPECIAL MEETING
THE MERGER
Transaction Ratios
Sterling's and Klamath's One-Year Stock Performance
Nationwide & Western Region Transaction Multiples
Earnings Per Share Multiples
Tangible Book Value Per Share Multiples
Earnings Per Share Multiples
Tangible Book Value Per Share Multiples
Pro Forma Merger Analysis
Klamath's Loan Portfolio Composition and Loan/Deposit Ratio
Relative Contributions as of and for the three months ended March 31, 2003
COMPARISON OF RIGHTS OF HOLDERS OF KLAMATH COMMON STOCK AND STERLING COMMON STOCK
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF STERLING
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF KLAMATH
PRO FORMA FINANCIAL INFORMATION STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC. Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition and Statements of Income
STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC. Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition
STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC. Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC. Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
PRO FORMA FINANCIAL INFORMATION STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC. Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements December 31, 2002 and June 30, 2003
LEGAL MATTERS
EXPERTS
SHAREHOLDER PROPOSALS
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION

AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF KLAMATH
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STERLING
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS